================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                    FORM U5S


                                  ANNUAL REPORT

                      For the Year Ended December 31, 1997



                              Filed pursuant to the
                   Public Utility Holding Company Act of 1935



                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                      12355 Sunrise Valley Drive, Suite 300
                           Reston, Virginia 20191-3420


================================================================================

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.




                                    FORM U5S




                                  ANNUAL REPORT

                      For the Year Ended December 31, 1997




                              Filed pursuant to the
                   Public Utility Holding Company Act of 1935




                              COLUMBIA ENERGY GROUP
                      (Name of registered holding company)

                      12355 Sunrise Valley Drive, Suite 300
                           Reston, Virginia 20191-3420


================================================================================

                                TABLE OF CONTENTS

                                                                                                       PAGE NO.
                                                                                                            OR
ITEM                                                                                                    EXHIBIT
----                                                                                                    -------
  1   System Companies and Investment Therein as of December 31, 1997............................        3-6

  2   Acquisitions or Sales of Utility Assets ...................................................         7

  3   Issue, Sale, Pledge, Guarantee or Assumption of System Securities .........................         7

  4   Acquisition, Redemption or Retirement of System Securities ................................        8-10

  5   Investments in Securities of Nonsystem Companies ..........................................        10

  6   Officers and Directors ....................................................................       11-44

  7   Contributions and Public Relations ........................................................        45

  8   Service, Sales and Construction Contracts .................................................       46-49

  9   Wholesale Generators and Foreign Utility Companies ........................................        49

 10   Financial Statements and Exhibits .........................................................        50

      Consolidating Financial Statements ........................................................   50 (F1 to F6)

      Signature of Registrant's Officer .........................................................        52

      Exhibits:                                                                                          53

        Securities and Exchange Act of 1934 Reports .............................................         A

        Index to Corporate Organization & By-Laws Exhibits ......................................         B

        Indentures or Contracts .................................................................         C

        Tax Allocation Agreement for 1997 .......................................................         D

        Other Documents Prescribed by Rule or Order .............................................         E

        Report of Independent Public Accountants ................................................         F

        Financial Data Tables ...................................................................         G

        Organizational Chart of Exempt Wholesale Generators or Foreign Utility Holding
        Companies................................................................................         H

        Audited Financial Statements and Analytical Reviews and Conclusions Regarding
        Exempt Wholesale Generators or Foreign Utility Holding Companies ........................         I

ITEM 1.  SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 1997

                                                                                                        Issuer           Owner
                                                                                          % Of           Book             Book
                                                                    Number of Common     Voting         Value            Value
         Name of Company (Company Abbreviation)                       Shares Owned        Power         ($000)           ($000)
         --------------------------------------                     ----------------     ------        -------           -------
Columbia Energy Group  (Registrant, CG)
   Columbia Gas of Kentucky, Inc. (CKY) .......................        952,248           100.0          66,661            66,661
      Unsecured Debt ..........................................              -               -          54,494            54,494
   Columbia Gas of Maryland, Inc. (CMD) .......................          2,883           100.0          22,400            22,400
      Unsecured Debt ..........................................              -               -          17,819            17,819
   Columbia Gas of Ohio, Inc. (COH)............................      4,769,585           100.0         422,486           422,486
      Unsecured Debt ..........................................              -               -         319,959           319,959
   Columbia Gas of Pennsylvania, Inc. (CPA) ...................      3,405,112           100.0         216,115           216,115
      Unsecured Debt...........................................              -               -         148,451           148,451
   Columbia Gas of Virginia, Inc.  (COS) ......................      1,306,106           100.0         141,795           142,078
      Unsecured Debt...........................................              -               -         116,677           116,677
   Columbia Gas Transmission Corporation (TCO) ................          1,934           100.0         977,067           977,067
      Unsecured Debt...........................................              -               -           1,913             1,913
      Secured Debt.............................................              -               -         643,000           643,000
   Columbia Gulf Transmission Company (CGT) ...................          1,993           100.0         103,854           103,854
      Unsecured Debt...........................................              -               -          68,414            68,414
      Unconsolidated Affiliates:
         Trailblazer Pipeline Company (a)......................              -            33.3          24,705            24,705
   Columbia Atlantic Trading Corporation (CAT) ................            308           100.0             629               629
   Columbia Energy Group Service Corporation (CS) .............          3,000           100.0          13,186            13,186
      Unsecured Debt ..........................................              -               -          16,043            16,043
   Columbia LNG Corporation (CLG) .............................          3,519            92.1          19,752            23,501
      CLNG Corporation (CLNG) .................................            155           100.0             249               249
      Unconsolidated Affiliate:
        Cove Point LNG Limited Partnership (b) ................              -            50.0          13,611            13,611
   Columbia Natural Resources, Inc. (CNR)......................      5,379,029           100.0         225,387           225,387
      Unsecured Debt ..........................................              -               -         114,850           114,850
      Subsidiary:
         Alamco, Inc. (c)......................................      4,876,170           100.0          54,143            54,143
      Subsidiaries:
         Alamco-Delaware, Inc. (d).............................              -           100.0           6,151             6,151
         Hawg-Hauling and Disposal, Inc. (e)...................        100,000           100.0             815               815
   Columbia Propane Corporation (CPC)  (f).....................          1,377           100.0          23,962            24,466
      Unsecured Debt...........................................              -               -          19,388            19,388

ITEM 1.  Continued

                                                                                                          Issuer           Owner
                                                                                          % Of            Book             Book
                                                                    Number of Common     Voting           Value            Value
         Name of Company (Company Abbreviation)                        Shares Owned       Power           ($000)           ($000)
         --------------------------------------                     ----------------     ------           ------           ------
Unconsolidated Affiliate:
       Atlantic Energy, Inc. (AEI) (g).........................           3,500            50.0            1,745            1,745
Columbia Networks Services Corporation (CNS)...................             600               -            4,358            4,358
     CNS Microwave, Inc. (CMC).................................              50           100.0              370              370
     Unconsolidated Affiliate:
       EnergyNet, L.L.C. (h)...................................               -              50              959              959
Columbia Insurance Corporation, Ltd. (CIC).....................           4,800           100.0            1,506            1,506
Columbia Energy Services Corporation (CES) ....................         419,657           100.0           33,603           33,603
  Subsidiaries:
     Columbia Energy Marketing Corporation (CEM)...............             101           100.0            1,702            1,702
     Columbia Energy Power Marketing Corporation (CEPM) (i)....               1           100.0               66               66
     Columbia Service Partners, Inc. (CSP).....................             200           100.0              558              558
 TriStar Capital Corporation (TCC) ............................           3,000           100.0            1,518            1,518
   Subsidiary:
     TriStar Gas Technologies, Inc. (TGT)......................          40,000           100.0            1,450            1,450
      Unconsolidated Affiliate:
        Enertek Partners, LP (j) ..............................               -            16.5            1,201            1,201
 Columbia Electric Corporation (TVC)...........................           1,835           100.0           46,139           46,139
   Subsidiaries:
     TriStar Pedrick General Corporation (PGC).................           3,000           100.0            3,004            3,004
     Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited
          Partnership (k)......................................               -            15.0            3,826            3,826
     TriStar Pedrick Limited Corporation (PLC).................              42           100.0            7,175            7,175
     Unconsolidated Affiliate:
         Pedricktown Cogeneration Limited
          Partnership (k)......................................               -            35.0            8,928            8,928
   *TriStar Fuel Cells Corporation (FC)........................           3,000           100.0                -                -
     TriStar Binghamton General Corporation (BGC)..............             118           100.0            1,344            1,344
       Unconsolidated Affiliate:
         Binghamton Cogeneration Limited
        Partnership (l)........................................               -            10.0              380              380
     TriStar Binghamton Limited Corporation (BLC)..............             142           100.0            3,247            3,247
       Unconsolidated Affiliate:
         Binghamton Cogeneration Limited

ITEM 1.  Continued

                                                                                                          Issuer           Owner
                                                                                          % Of            Book             Book
                                                                    Number of Common     Voting           Value            Value
      Name of Company (Company Abbreviation)                           Shares Owned       Power           ($000)           ($000)
      --------------------------------------                        ----------------     ------           ------           ------
        Partnership (l)........................................               -            23.3             884               884
*   TriStar Georgetown General Corporation (GGC)...............             401           100.0               -                 -
     Unconsolidated Affiliate:
 *  Georgetown Cogeneration Limited
        Partnership...........................................                -             1.0               -                 -
*   TriStar Georgetown Limited Corporation (GLC)..............            3,000           100.0               -                 -
     Unconsolidated Affiliate:
*   Georgetown Cogeneration Limited
        Partnership  .........................................                -            49.0               -                 -
   TriStar Vineland General Corporation (VGC).................            2,704           100.0             512               512
     Unconsolidated Affiliate:
       Vineland Cogeneration Limited Partnership (m)..........                -             5.0             412               412
   TriStar Vineland Limited Corporation (VLC).................            2,385           100.0           4,232             4,232
     Unconsolidated Affiliate:
       Vineland Cogeneration Limited Partnership (m)..........                -            45.0           3,705             3,705
   TriStar Rumford Limited Corporation (RL)...................                1           100.0           3,144             3,144
    Unconsolidated Affiliate:
         Rumford Cogeneration Company (n).....................                -            10.2           7,070             7,070
*   TriStar Nine Corporation (TVC9)...........................                1           100.0               -                 -
*   TriStar Ten Corporation (TVC10)...........................                1           100.0               -                 -
      Unconsolidated Affiliate:
     Cogeneration Partners of America (o) ....................                -            50.0               -                 -

* Inactive companies.

(a) Partnership interest in the Trailblazer Pipeline Company. Partners each owning a thirty-three and one- third percent (33-1/3%).

(b) As of January 27, 1994, Columbia LNG Corporation ("CLG"), together with its wholly-owned subsidiary, CLNG Corporation ("CLNG"), entered into an Amended and Restated Agreement of Limited Partnership (the "L.P. Agreement") to form Cove Point LNG Limited Partnership (the "Partnership"), with Cove Point Energy Company, Inc. ("COPE") and PEPCO Energy Company, Inc. ("PENCO"). Under the L.P. Agreement, CLNG and COPE are each general partners of the Partnership. Each of the general partners has a one (1%) percent ownership interest and fifty (50%) percent of the Partnership's voting power. CLG and PENCO each are limited partners of the Partnership, holding respectively, forty-nine (49%) percent ownership interests in the Partnership. The limited partners have no voting power (except in certain extraordinary situations).

(c) On August 7, 1997, CNR acquired Alamco, a gas and oil production company that operates in the Appalachian Basin for $101 million. Alamco was incorporated in the state of Delaware.

(d) Alamco-Delaware, Inc. was incorporated in Delaware on July 21, 1994. Alamco-Delaware manage and invest the capital of Alamco not needed for other corporate activities.


(e) Hawg Hauling and Disposal, Inc. was incorporated in West Virginia on March 17, 1993. Hawg Hauling and Disposal, Inc. is a commercial brine hauling and disposal service company. The company accepts brine, which is produced naturally with gas and oil, from wells operated by CNR as well as from other operators.

(f)      In October 1997, CPI was merged into CPC.

(g) Atlantic Energy, Inc. is an unconsolidated subsidiary of Columbia Propane Corp., accounted for as an investment using the equity method. Columbia Propane Corp. and Conoco, Inc. each have a fifty percent (50%) ownership interest in the propane storage facility.

(h) EnergyNet, L.L.C. was organized in the state of Delaware on June 30, 1997. EnergyNet was established primarily to develop and market a centralized energy data exchange service that will enable customers involved in the transportation and distribution of natural gas to conduct business transactions through one central access point via the internet or private network. In June 1997, CNS contributed $1,000,000 to the partnership for 50% ownership.

(i) Columbia Power Marketing Corporation (CPM) was incorporated in the state of Delaware on December 15, 1997. Effective March 2, 1998, the name was changed to Columbia Energy Power Marketing Corporation (CEPM). CEPM holds a FERC license to sell electricity.

(j) Partnership interest in Enertek L.P. (EnerTek). EnerTek is a gas industry fund that invests in companies developing new technologies to enhance the supply, transportation and utilization of natural gas. The limited partners and their ownership interest include Battelle Memorial Institute (8.26%); Brooklyn Union Gas Company (16.32%), CNG Technologies, Inc. (16.54%); Enron Venture Capital Company (16.54%); Equitable Resources, Inc. (8.26%); Southern California Gas Company (16.54%); and TriStar Gas Technologies, Inc. (16.54%). Scientific Advances, Inc. is the general partner owning (1.00%)

(k) Partnership interest in Pedricktown Cogeneration Limited Partnership. The general partners are Pedrick General, Inc. and TriStar Pedrick General Corporation, each of which owns one-half of the thirty percent (30%) general partnership interest. The limited partners are Pedrick Limited, Inc. and TriStar Pedrick Limited Corporation, each of which owns one-half of the seventy percent (70%) limited partnership interest. Pedrick General, Inc. and Pedrick Limited, Inc. are subsidiaries of Atlantic Generation, Inc.

(l) Partnership interest in Binghamton Cogeneration Limited Partnership. The general partners are Binghamton General, Inc.; S.N.W. Binghamton I, L.P.; and TriStar Binghamton General Corporation, each of which owns one-third of the thirty percent (30%) general partnership interest. The limited partners are Binghamton Limited, Inc.; S.N.W. Binghamton II, L.P.; and TriStar Binghamton Limited Corporation, each of which owns one-third of the seventy percent (70%) limited partnership interest. Binghamton General, Inc. and Binghamton Limited, Inc. are subsidiaries of Atlantic Generation, Inc. and S.N.W. Binghamton I, L.P. and S.N.W. Binghamton II, L.P. are subsidiaries of Stone & Webster Development Corp.

(m) Partnership interest in Vineland Cogeneration Limited Partnership. The general partners are Vineland General, Inc. and TriStar Vineland General Corporation, each of which owns one-half of the ten percent (10%) general partnership interest. The limited partners are Vineland Limited, Inc. and TriStar Vineland Limited Corporation, each of which owns one-half of the ninety percent (90%) limited partnership interest. Vineland General, Inc. and Vineland Limited, Inc. are subsidiaries of Atlantic Generation, Inc.

(n) Partnership interest in Rumford Cogeneration Company. The limited partners and the percent of ownership interest of each include: TriStar Rumford Limited Corporation (10.2%), UtilCo Group, Inc. (10.2%), Nichimen America, Inc. (10.2%), Dominion Energy, Inc. (10.2%), Rumford Power Associates, Inc. (14.1%) and Catamount Rumford Corp. (15.1%). Rumford Cogeneration, Inc. is the general partner owning 30.0%.

(o) Partnership interest in Cogeneration Partners of America. Columbia Electric Corporation and Atlantic Generation, Inc. each own 50%. Cogeneration Partners of America ceased operations in May 1994. The activities formerly performed by Cogeneration Partners of America are being performed by Columbia Electric Corporation and Atlantic Generation, Inc.

ITEM 2.      ACQUISITIONS OR SALES OF UTILITY ASSETS


     None.


ITEM 3.      ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES


     None.

ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES DURING 1997


                        CONFIDENTIAL TREATMENT REQUESTED

                        CONFIDENTIAL TREATMENT REQUESTED

ITEM 5.   INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES


                        CONFIDENTIAL TREATMENT REQUESTED

ITEM 6.  OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of December 31, 1997.

          The names, principal address and positions held as of December 31, 1997 of the officers and directors of System companies is presented in the tables on pages 13 through 30. The principal business address of each officer and director is indicated in such tables by the numbers
          (1) through (34). The addresses associated with these number designations are shown in the following address key. The symbols used to indicate the positions held by officers and directors are shown in the position symbol key below.


Ref.#    Address

1        12355 Sunrise Valley Drive, Suite 300,  Reston, Virginia  20191-3420
2        200 Civic Center Drive, Columbus, Ohio 43215
3        205 Van Buren, #120, Herndon, Virginia 20170
4        77 Beachside Avenue, Green Farms, Connecticut 06436
5        2077 Jupiter Hills Lane, Henderson, Nevada 89012
6        10 Harleston Green, Hilton Head, South Carolina 29928
7        62 Sherwood Drive, New Providence, New Jersey 07974
8        One Seagate, Suite 1400, Toledo, Ohio  43653
9        1700 MacCorkle Avenue, S.E., Charleston, West Virginia 23236
10       1801-L Sara Drive, Chesapeake, Virginia  23320
11       3147 Keywest Court, Wichita, Kansas 67204
12       700 13th St., N.W., Suite 900, Washington, DC 20005
13       2603 Augusta, Houston, Texas 77057-5637
14       Dial Tower, Phoenix, Arizona 85077-1921
15       1600 Dublin Road, Columbus, Ohio 43215
16       1455 Pennsylvania Avenue, Washington, DC  20004
17       9200 Arboretum Parkway, Richmond, Virginia  23235
18       P.O. Box 6070, Charleston, West Virginia 25362
19       2100 Cove Point Road, Lusby, Maryland 20687
20       14 Brookside Rd., Biltmore Forest, Asheveille, North Carolina 28803
21       No. 4 Bottomley Crescent, New Albany, Ohio  43054
22       509 Preston Avenue, Blacksburg, Virginia 24061-0200
23       12801 Fair Lakes Parkway, Fairfax, Virginia  22030
24       2001 Mercer Road, Lexington, Kentucky 40511
25       9001 Arboretum Parkway, Richmond, Virginia  23235
26       650 Washington Road, Pittsburgh, Pennsylvania  15228-2703
27       505 King Avenue, Columbus, Ohio 43201
28       121 Hillpointe Drive, #100, Canonsburg, Pennsylvania  15317
29       P.O. Box 2187, Houston , Texas  77252
30       120 Arrandale Boulevard, Exton, Pennsylvania  19341-2512
31       1330 Post Oak Blvd., 20th Floor, Houston, Texas  77056
32       5501 Frantz Road, Dublin, Ohio 43017
33       12 Ridge Road, Bronxville, New York  10708
34       910 Newton Road, Charleston, West Virginia 25314

POSITION KEY CODE

KEY   CB  -  Chairman of the Board        CAO - Chief Accounting Officer       VP - Vice President

      D   -  Director                     CLO  -  Chief Legal Officer          T - Treasurer

      CEO -  Chief Executive Officer      P   -  President                     S - Secretary

      COO -  Chief Operating Officer      EVP  -  Executive Vice President     C - Controller

      CFO - Chief Financial Officer       SVP  -  Senior Vice President        GA - General Auditor

                                                                               GC - General Counsel

FOOTNOTE KEY

(a) The officers and directors of the subsidiary of CLG listed in Item 1 are identical to the officers and directors of CLG.

(b) The officers and directors of each of the thirteen subsidiaries of TVC listed in Item 1 are identical to the officers of TVC. The directors of each of the thirteen subsidiaries of TVC are James Alexander, Michael Gluckman and Raymond Kaskel.

(c) The officers and directors of the subsidiary of TCC listed in Item 1 are identical to the officers and directors of TCC.

(d) The officers of EnergyNet L.L.C., a 50% owned affiliate of CNS, are Steven Kretsch - President, Edward Harvey - Treasurer and Mark Cleaves
         - Secretary.

(e) The officers and directors of Alamco-Delaware, Inc., a subsidiary of Alamco are:
         William H. Harmon - President, Chief Executive Officer and Director Mark A. Chandler - Treasurer and Director
         Frederick G. Kolb - Vice President
         James W. Trost - Vice President
         Willard Watson, Jr. - Vice President
         R. Neal Pierce, Jr. - Secretary
         Edward R. Lincoln - Controller

(f) The officers and directors of Hawg Hauling and Disposal, Inc., a subsidiary of Alamco are:
         William H. Harmon - President, Chief Executive Officer and Director Mark A. Chandler - Treasurer and Director
         Frederick G. Kolb - Vice President
         James W. Trost - Vice President
         Willard Watson, Jr. - Vice President and Director
         R. Neal Pierce, Jr. - Secretary and Director

ITEM 6.  Continued

------------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI     CAT     CKY     CMD     COH    CPA      CS      TCO     CGT     CPC      CLG     CNR
                                                                                                                        (a)     (d)
------------------------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott                                                                             CEO     CEO
Fairfax,Virginia (23)                                                                    D      P,D      D
------------------------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Reston, Virginia (1)             S                                                       S
------------------------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)   D                               D
------------------------------------------------------------------------------------------------------------------------------------
Philip R. Aldridge
Reston, Virginia (1)                                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
James T. Alexander
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------------------
Steven R. Anastasio
Reston, Virginia (1)                                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (31)
------------------------------------------------------------------------------------------------------------------------------------
Michael Ashford
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)                                                       VP
------------------------------------------------------------------------------------------------------------------------------------
Gary A. Barnard                                                                                  T       T
Charleston, West Virginia (9)                                                                    C       C
------------------------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)                                                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)     D                                              D
------------------------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)                                                    D
------------------------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)                 S
------------------------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Reston, Virginia (1)                             S                                                               S        S
------------------------------------------------------------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)                                                                          VP
------------------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)                                                        D
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Catherine G. Abbott
Fairfax,Virginia (23)                                                                                       D       D
----------------------------------------------------------------------------------------------------------------------------------
Carolyn M. Afshar
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Richard F. Albosta
New Providence, New Jersey (7)
----------------------------------------------------------------------------------------------------------------------------------
Philip R. Aldridge                                                                                         D        D
Reston, Virginia (1)                                                                                       P        P
----------------------------------------------------------------------------------------------------------------------------------
James T. Alexander
Herndon, Virginia (3)                                                                      VP
----------------------------------------------------------------------------------------------------------------------------------
Steven R. Anastasio
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Carmen Andreoli
Houston, Texas (31)                                                       VP
----------------------------------------------------------------------------------------------------------------------------------
Michael Ashford
Reston, Virginia (1)                                                                                                        S
----------------------------------------------------------------------------------------------------------------------------------
Gary W. Babin
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Gary A. Barnard
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Richard W. Beardsley
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------------
Robert H. Beeby
Green Farms, Connecticut (4)
----------------------------------------------------------------------------------------------------------------------------------
Napoleon A. Bell
Henderson, Nevada (5)
----------------------------------------------------------------------------------------------------------------------------------
Margaret W. Beasley
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------
Tejinder S. Bindra
Reston, Virginia (1)                                                                       S        S                      D,VP
----------------------------------------------------------------------------------------------------------------------------------
Mary C. Bloom
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Douglas G. Borror
Dublin, Ohio (32)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


------------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI     CAT    CKY     CMD     COH   CPA      CS      TCO     CGT     CPC      CLG     CNR
                                                                                                                      (a)     (d)
------------------------------------------------------------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)                                                                                                    T
-----------------------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent                      CB                                                                      P
Richmond, Virginia (17)                  D                                                                      D
-----------------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges                               P                                                                     P, D
Reston, Virginia (1)                             D                                                                      CEO
-----------------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (9)                                                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)             D                       D
-----------------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (12)             VP                                                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (9)                                                                   SVP
-----------------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler                                                                                                                CFO
Charleston, West Virginia (18)                                                                                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)                                    GC             GC
-----------------------------------------------------------------------------------------------------------------------------------
Mark A. Cleaves
Reston, Virginia (1)
-----------------------------------------------------------------------------------------------------------------------------------
Mark C. Darell
Reston, Virginia (1)
-----------------------------------------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)                                                                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Gregory S. Davis
Houston, Texas (31)
-----------------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar
Herndon, Virginia (3)
-----------------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)                                                                                                  VP
-----------------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (9)                                                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (9)                                                                   VP      VP
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued

----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Debbie Bowyer
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------------
Andrew Mason Brent
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------
L. Michael Bridges
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Donald A. Brooks
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Wilson K. Cadman
Wichita, Kansas (11)
----------------------------------------------------------------------------------------------------------------------------------
Richard Casali
Washington, DC (12)
----------------------------------------------------------------------------------------------------------------------------------
Michael Casdorph
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Mark A. Chandler                       D
Charleston, West Virginia (18)         T
----------------------------------------------------------------------------------------------------------------------------------
Kenneth W. Christman
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Mark A. Cleaves
Reston, Virginia (1)                                                                                       S
----------------------------------------------------------------------------------------------------------------------------------
Mark C. Darell
Reston, Virginia (1)                             GC
----------------------------------------------------------------------------------------------------------------------------------
Rene Dartez
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------------
Gregory S. Davis
Houston, Texas (31)                                      VP       VP
----------------------------------------------------------------------------------------------------------------------------------
Dennis P. Detar                                                                            T
Herndon, Virginia (3)                                                                      C
----------------------------------------------------------------------------------------------------------------------------------
James H. Dissen
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------------
Sheree L. Parks Downey
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Scott S. Eblin
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI     CAT    CKY     CMD     COH   CPA      CS      TCO     CGT     CPC     CLG    CNR
                                                                                                                     (a)    (d)
----------------------------------------------------------------------------------------------------------------------------------
Reston, Virginia (1)                                                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Paul Feldman
Reston, Virginia (1)
-----------------------------------------------------------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (9)                                                                                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Louis E. Font
Reston, Virginia (1)                                                                    D,SVP
-----------------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Columbus, Ohio  (15)                                                                      C
-----------------------------------------------------------------------------------------------------------------------------------
Phil Glaessner
Houston, Texas (31)
-----------------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman
Herndon, Virginia (3)
-----------------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)                                                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman               CAO
Reston, Virginia (1)             VP,C             D,T                                       VP
-----------------------------------------------------------------------------------------------------------------------------------
Patricia A. Hammick
Reston, Virginia (1)                                                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Reston, Virginia (1)
-----------------------------------------------------------------------------------------------------------------------------------
Dan Hargreaves
Houston, Texas (31)
-----------------------------------------------------------------------------------------------------------------------------------
William H. Harmon                                                                                                               CEO
Charleston, West Virginia (18)                                                                                                  D,P
-----------------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)                                                                                     VP
-----------------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Reston, Virginia (1)
-----------------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (3)                                                                   VP
-----------------------------------------------------------------------------------------------------------------------------------
Sharon B. Heaton
Reston, Virginia (1)                                                                    VP
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------

Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Paul Feldman                                             CEO
Reston, Virginia (1)                                     D,P
----------------------------------------------------------------------------------------------------------------------------------
Mark A. Ferman
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Louis E. Font
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Donato Furlano
Columbus, Ohio  (15)                                                                                       T       T
----------------------------------------------------------------------------------------------------------------------------------
Phil Glaessner                                                           CEO,D
Houston, Texas (31)                                      SVP               P
----------------------------------------------------------------------------------------------------------------------------------
Dr. Michael J. Gluckman                                                                  CEO
Herndon, Virginia (3)                                                                     P,D
----------------------------------------------------------------------------------------------------------------------------------
Stephen E. Greene
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Jeffrey W. Grossman
Reston, Virginia (1)                                                                                T                       D
----------------------------------------------------------------------------------------------------------------------------------
Patricia A. Hammick
Reston, Virginia (1)                                      D                                                        D
----------------------------------------------------------------------------------------------------------------------------------
Michael Hardy
Reston, Virginia (1)                                                                                                       D
----------------------------------------------------------------------------------------------------------------------------------
Dan Hargreaves
Houston, Texas (31)                                       VP
----------------------------------------------------------------------------------------------------------------------------------
William H. Harmon                     D,P
Charleston, West Virginia (18)        CEO
----------------------------------------------------------------------------------------------------------------------------------
James W. Hart, Jr.
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------------
Edward D. Harvey, Jr.
Reston, Virginia (1)                                                                                                      T
----------------------------------------------------------------------------------------------------------------------------------
Stephen J. Harvey
Herndon, Virginia (3)                                    SVP               T                      P,D      D
----------------------------------------------------------------------------------------------------------------------------------
Sharon B. Heaton
Reston, Virginia (1)                                      D
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


---------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI    CAT    CKY     CMD     COH   CPA      CS      TCO     CGT     CPC     CLG    CNR
                                                                                                                    (a)    (d)
---------------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
Bronxville, New York (33)       D                                               D
------------------------------------------------------------------------------------------------------------------------------------
Laura M. Hehner
Richmond, Virginia (25)
------------------------------------------------------------------------------------------------------------------------------------
Karen L. Hendrick
Reston, Virginia (1)            D
------------------------------------------------------------------------------------------------------------------------------------
Donald P. Hodel
Chesapeake, Virginia (10)       D                              D
------------------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)  D                       D
------------------------------------------------------------------------------------------------------------------------------------
Thomas L. Hughes
Reston, Virginia (1)                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)                                                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)           D
------------------------------------------------------------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (9)                                                                  S,GC
------------------------------------------------------------------------------------------------------------------------------------
John H. Jennrich
Reston, Virginia (1)                                                                  D, VP
------------------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Phoenix, Arizona (14)           D                       D
------------------------------------------------------------------------------------------------------------------------------------
Raymond R. Kaskel                                                                        D
Reston, Virginia (1)                           D                                        SVP                      D        D       D
------------------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)                              VP
------------------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)                                                   D
------------------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering                                                                                D
Fairfax, Virginia (23)                                                                          SVP
------------------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)                                                                          VP
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
James P. Heffernan
Bronxville, New York (33)
----------------------------------------------------------------------------------------------------------------------------------
Laura M. Hehner
Richmond, Virginia (25)                          VP
----------------------------------------------------------------------------------------------------------------------------------
Karen L. Hendrick
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Donald P. Hodel
Chesapeake, Virginia (10)
----------------------------------------------------------------------------------------------------------------------------------
Malcolm T. Hopkins
Asheville, North Carolina (20)
----------------------------------------------------------------------------------------------------------------------------------
Thomas L. Hughes
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Mike John
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------------
J. Bennett Johnston
Washington, D.C. (16)                             D
----------------------------------------------------------------------------------------------------------------------------------
Edward P. Jarmas
Herndon, Virginia (3)                                                                      VP
----------------------------------------------------------------------------------------------------------------------------------
James A. Jarrell
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
John H. Jennrich
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Malcolm Jozoff
Phoenix, Arizona (14)
----------------------------------------------------------------------------------------------------------------------------------
Raymond R. Kaskel
Reston, Virginia (1)                                      D        D       D       D       D
----------------------------------------------------------------------------------------------------------------------------------
Joseph W. Kelly
Lexington, Kentucky (24)
----------------------------------------------------------------------------------------------------------------------------------
Charlotte P. Kessler
New Albany, Ohio (21)
----------------------------------------------------------------------------------------------------------------------------------
Glen L. Kettering
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Peter J. Kinsella
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


---------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI    CAT    CKY     CMD     COH   CPA      CS      TCO     CGT     CPC     CLG    CNR
                                                                                                                    (a)    (d)
---------------------------------------------------------------------------------------------------------------------------------
Fredrick G. Kolb
Charleston, West Virginia (18)                                                                                               VP
------------------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)
------------------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)                                     VP      VP              VP
------------------------------------------------------------------------------------------------------------------------------------
Dr. William E. Lavery
Blacksburg, Virginia (22)       D
------------------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)                                     SVP     SVP     SVP     SVP
------------------------------------------------------------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)                                                                                               C
------------------------------------------------------------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)                                   VP             VP
------------------------------------------------------------------------------------------------------------------------------------
David L. Lugar                          D
Houston, Texas (29)                     P
------------------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)                                                                                               C
------------------------------------------------------------------------------------------------------------------------------------
Philip Magley                                                                       SVP
Reston, Virginia (1)                                                                 D
------------------------------------------------------------------------------------------------------------------------------------
Richard. A. Manson
Canonsburg, Pennsylvania (28)
------------------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)                                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (6)    D                                        D
------------------------------------------------------------------------------------------------------------------------------------
James C. McDonnell
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------------------
Andrew P. McDowell
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland                                                    SVP
Columbus, Ohio (2)                                       T              T
------------------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.                                                                                        VP
Richmond, Virginia (17)                                                                                      D
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Fredrick G. Kolb
Charleston, West Virginia (18)         VP
----------------------------------------------------------------------------------------------------------------------------------
Marshall D. Lang
Canonsburg, Pennsylvania (28)                             VP      VP
----------------------------------------------------------------------------------------------------------------------------------
William J, Lavelle
Columbus, Ohio (2)                              VP
----------------------------------------------------------------------------------------------------------------------------------
Dr. William E. Lavery
Blacksburg, Virginia (22)                        D
----------------------------------------------------------------------------------------------------------------------------------
James R. Lee
Columbus, Ohio (2)                              SVP
----------------------------------------------------------------------------------------------------------------------------------
Ed R. Lincoln
Charleston, West Virginia (18)
----------------------------------------------------------------------------------------------------------------------------------
C. Thomas Lowrie
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
David L. Lugar
Houston, Texas (29)
----------------------------------------------------------------------------------------------------------------------------------
Stephen T. MacQueen
Lusby, Maryland (19)
----------------------------------------------------------------------------------------------------------------------------------
Philip Magley
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Richard. A. Manson
Canonsburg, Pennsylvania (28)                             VP
----------------------------------------------------------------------------------------------------------------------------------
W. Harris Marple
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------------
Gerald E. Mayo
Hilton Head, S. Carolina (6)
----------------------------------------------------------------------------------------------------------------------------------
James C. McDonnell
Reston, Virginia (1)                                      VP
----------------------------------------------------------------------------------------------------------------------------------
Andrew P. McDowell
Reston, Virginia (1)                                                                                                S
----------------------------------------------------------------------------------------------------------------------------------
Dennis W. McFarland
Columbus, Ohio (2)                                T
----------------------------------------------------------------------------------------------------------------------------------
James A. McGehee, Jr.
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


------------------------------------------------------------------------------------------------------------------------------------
                                CG      AEI    CAT    CKY     CMD     COH    CPA      CS      TCO     CGT     CPC     CLG    CNR
                                                                                                                    (a)    (d)
------------------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)                                                                           SVP      P,D
------------------------------------------------------------------------------------------------------------------------------------
Steve R. Melton                                                                                        S,GC
Houston, Texas (13)                                                                                     VP
------------------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Meyers
Columbus, Ohio (15)
------------------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)                                                      VP
------------------------------------------------------------------------------------------------------------------------------------
Pamela R. Murphy
Herndon, Virginia (3)
------------------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)                                    SVP           SVP
------------------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)                                                      VP
------------------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)                  T                                                                       T
------------------------------------------------------------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)                      D
------------------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell            SVP                                                     SVP
Reston, Virginia (1)            CFO              D        D       D             D      CFO,D     D       D       D        D       D
------------------------------------------------------------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)                                                                          VP      VP
------------------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)             D                                         D
------------------------------------------------------------------------------------------------------------------------------------
James J. Ostertag
Reston, Virginia (1)
------------------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo
Reston, Virginia (1)                                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)                                                       SVP
------------------------------------------------------------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)                                                                          VP
------------------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)                D                                                                         VP
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Terrance L. McGill
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------------
Steve R. Melton
Houston, Texas (13)
----------------------------------------------------------------------------------------------------------------------------------
Jeffrey A. Meyers
Columbus, Ohio (15)                                                               VP
----------------------------------------------------------------------------------------------------------------------------------
Ellen L. Milnes
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Pamela R. Murphy
Herndon, Virginia (3)                                     VP      VP
----------------------------------------------------------------------------------------------------------------------------------
Terrence J. Murphy
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Richard A. Newbold
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Sheldon M. Nordin
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------
Gary B. Nunnally
Houston, Texas (29)
----------------------------------------------------------------------------------------------------------------------------------
Michael W. O'Donnell
Reston, Virginia (1)                              D       D        D       D       D       D        D       D       D
----------------------------------------------------------------------------------------------------------------------------------
Kathleen O' Leary
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Douglas E. Olesen
Columbus, Ohio (27)
----------------------------------------------------------------------------------------------------------------------------------
James J. Ostertag
Reston, Virginia (1)                                                                                                      D,VP
----------------------------------------------------------------------------------------------------------------------------------
Nicholas A. Parillo
Reston, Virginia (1)                                                                                                      D,P
----------------------------------------------------------------------------------------------------------------------------------
John W. Partridge, Jr.
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
David Pentzien
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Thomas E. Perkins, Jr.
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


------------------------------------------------------------------------------------------------------------------------------------
                               CG      AEI    CAT    CKY     CMD     COH    CPA      CS      TCO     CGT     CPC     CLG    CNR
                                                                                                                    (a)    (d)
------------------------------------------------------------------------------------------------------------------------------------
Cheryl A. Peters
Columbus, Ohio (2)                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
Dennis A. Pick
Reston, Virginia (1)                                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)                                                    VP
------------------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.                                                                                                               S
Charleston, West Virginia (3)                                                                                                  GC,VP
------------------------------------------------------------------------------------------------------------------------------------
Olga A. Polemitou                                                                       VP
Reston, Virginia (1)                                                                    GA
------------------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)                                 VP              VP
------------------------------------------------------------------------------------------------------------------------------------
Brian E. Rettenmaier
Houston, Texas (31)
------------------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III          CB,P                                                    CB,P
Reston, Virginia (1)           CEO,D                    D       D               D      CEO,D     D       D       D        D       D
------------------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson                                               CEO             CEO
Pittsburgh, Pennsylvania (26)                                  P,D             P,D       D
------------------------------------------------------------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)                                                     VP
------------------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)                                                                          VP
------------------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky             CLO                                                    CLO,D
Reston, Virginia (1)           SVP                                                     SVP      D       D       D        D       D
------------------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)                                   VP              VP
------------------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.                                  CEO             CEO
Columbus, Ohio (2)                                     P,D             P,D              D
------------------------------------------------------------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)                                                     VP
------------------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith                                                                                CFO     CFO
Fairfax, Virginia (23)                                                                         D,SVP   D,SVP
------------------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------


Cheryl A. Peters
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Dennis A. Pick
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Thomas J. W. Pickard
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
R. Neal Pierce, Jr.
Charleston, West Virginia (3)         D,S
----------------------------------------------------------------------------------------------------------------------------------
Olga A. Polemitou
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Melanie K. Popovich
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Brian E. Rettenmaier
Houston, Texas (31)                                       VP
----------------------------------------------------------------------------------------------------------------------------------
Oliver G. Richard III
Reston, Virginia (1)                              D                                                         D       D
----------------------------------------------------------------------------------------------------------------------------------
Gary J. Robinson
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Stephen A. Schmotzer
Columbia, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Glen E. Schuler
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Peter M. Schwolsky
Reston, Virginia (1)                                                                       D                D       D
----------------------------------------------------------------------------------------------------------------------------------
Joseph T. Sinclair
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Robert C. Skaggs, Jr.
Columbus, Ohio (2)                                                                                         D       D
----------------------------------------------------------------------------------------------------------------------------------
Rose M. Smith
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Stephen P. Smith
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Lawrence D. Smore
Richmond, Virgina (25)                            VP
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


------------------------------------------------------------------------------------------------------------------------------------
                               CG      AEI    CAT    CKY     CMD     COH    CPA      CS     TCO     CGT     CPC     CLG    CNR
                                                                                                                   (a)    (d)
------------------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman                                     D,S             D,S
Columbus, Ohio (2)                                      GC      D,S     GC      D,S
------------------------------------------------------------------------------------------------------------------------------------
Leslie Strand
Charleston, West Virginia (9)                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)                                                                           VP    VP
------------------------------------------------------------------------------------------------------------------------------------
James R. Thomas II
Charleston, West Virginia (34)  D
------------------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)                                                         VP
------------------------------------------------------------------------------------------------------------------------------------
James W. Trost
Reston, Virginia (1)                            VP       VP      VP      VP      VP      VP    VP      VP       VP     VP      VP
------------------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.
Richmond, Virgina (25)                                                                    D
------------------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)                                                     VP
------------------------------------------------------------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)                                  VP,T             VP,T
------------------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (9)                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)                                                                           VP      VP                    VP
------------------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (9)                                                                                                  VP
------------------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Reston, Virginia (1)                                                                     VP
------------------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.
Richmond, Virginia (25)
------------------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (9)                                                                   VP
------------------------------------------------------------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)                                                                                         VP
------------------------------------------------------------------------------------------------------------------------------------
David A. Whitmore
Reston, Virginia (1)                                                                     VP
------------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Andrew J. Sonderman
Columbus, Ohio (2)                               D,S
----------------------------------------------------------------------------------------------------------------------------------
Leslie Strand
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Robert D. Stuart
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
James R. Thomas II
Charleston, West Virginia (34)                    D
----------------------------------------------------------------------------------------------------------------------------------
Jerry A. Tischer
Toledo, Ohio (8)
----------------------------------------------------------------------------------------------------------------------------------
James W. Trost
Reston, Virginia (1)                            VP        VP       VP      VP      VP      VP       VP      VP      VP      VP
----------------------------------------------------------------------------------------------------------------------------------
Anthony Trubisz, Jr.                             P,D
Richmond, Virgina (25)                           CEO
----------------------------------------------------------------------------------------------------------------------------------
Genevieve A. Tuchow
Columbus, Ohio (2)
----------------------------------------------------------------------------------------------------------------------------------
Roger Vari
Pittsburgh, Pennsylvania (26)
----------------------------------------------------------------------------------------------------------------------------------
Bernard T. Walsh
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Stephen M. Warnick
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Willard Watson, Jr.
Charleston, West Virginia (9)         D,VP
----------------------------------------------------------------------------------------------------------------------------------
Robert W. Welch, Jr.
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------
Robert B. Wemyss, Jr.                             D
Richmond, Virginia (25)                          VP
----------------------------------------------------------------------------------------------------------------------------------
William H. White
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
R. H. Whitescarver
Richmond, Virginia (17)
----------------------------------------------------------------------------------------------------------------------------------
David A. Whitmore
Reston, Virginia (1)
----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


-----------------------------------------------------------------------------------------------------------------------------------
                               CG      AEI    CAT    CKY     CMD     COH    CPA      CS     TCO     CGT     CPC     CLG    CNR
                                                                                                                   (a)    (d)
-----------------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Fairfax, Virginia (23)                                                                        VP
-----------------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Charleston, West Virginia (9)                                                                 VP      VP
-----------------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)        D                                              D
-----------------------------------------------------------------------------------------------------------------------------------
K. Fredrick Wrenn, Jr.
Charleston, West Virginia (9)                                                                 VP
-----------------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi
Herndon, Virginia (3)
-----------------------------------------------------------------------------------------------------------------------------------

ITEM 6.  Continued


----------------------------------------------------------------------------------------------------------------------------------
                                     Alamco      COS     CES      CEM    CEPM     CSP     TVC      TCC     CNS     CMC     CIC
                                     (e,f)                                                (b)      (c)
----------------------------------------------------------------------------------------------------------------------------------
Larry L. Willeke
Fairfax, Virginia (23)
----------------------------------------------------------------------------------------------------------------------------------
Stephen M. Wilner
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
William R. Wilson
Exton, Pennsylvania (30)
----------------------------------------------------------------------------------------------------------------------------------
K. Fredrick Wrenn, Jr.
Charleston, West Virginia (9)
----------------------------------------------------------------------------------------------------------------------------------
Robert M. Zulandi                                                                          D
Herndon, Virginia (3)                                                                     SVP
----------------------------------------------------------------------------------------------------------------------------------

Part II. Financial connections as of December 31, 1997*.

                                                                       Position
                                                                        Held In                  Applicable
Name of Officer               Name and Location of                     Financial                 Exemption
  or Director                 Financial Institution                   Institution                   Rule
      (1)                              (2)                                (3)                       (4)
William E. Lavery             First Union of VA/MD/DC                   Director                70(a) & 70(c)
                              Richmond, Virginia

James R. Thomas II            One Valley Bank, N.A.                     Director                70(b) & 70(d)
                              Charleston, West Virginia

*Since such information rests peculiarly within the knowledge of the respective officers and directors, the Registrant disclaims responsibility for the accuracy and completeness of such information

PART III(a).  COMPENSATION OF OFFICERS AND DIRECTORS

1997 EXECUTIVE COMPENSATION PLAN

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION REPORT TO THE STOCKHOLDERS

GENERAL - Through the Compensation Committee (the "Committee") of the Corporation's Board of Directors, the Board of Directors has developed an aggressive "PAY FOR PERFORMANCE" executive compensation philosophy and programs to implement that philosophy. Effective since 1996, these programs combine to form the basis of the total compensation plan for senior management of the Corporation and its subsidiaries (the "Columbia Group"), which is designed to focus management's attention on the Corporation's strategic business initiatives and financial performance objectives. The Committee believes that the design and execution of the executive compensation program implemented in 1996 continue to be critical to the Corporation's future success by FOCUSING MANAGEMENT'S ATTENTION on the competitive business environment through compensation awards largely based on COLUMBIA VALUE ADDED ("CVA") FINANCIAL PERFORMANCE MEASURES and SHAREHOLDER RETURN. CVA performance measures determine the real value of a particular investment by the extent the return on that investment exceeds the cost of the investment, including the cost of capital. COMPENSATION PHILOSOPHY - The Board of Directors believes that total compensation is not only payment for services rendered to the Columbia Group, but also a means to provide a strong motivational vehicle for the achievement of key financial and strategic goals. The Columbia Group provides executives with the opportunity to increase their total compensation above base salary through annual and longer-term incentive compensation programs. Goals and objectives within the executive compensation program are established such that their achievement will result in added value to the Columbia Group over appropriate periods of time. This is how compensation is linked to corporate performance. To implement the pay for performance philosophy that the Columbia Group instituted in 1996, its executive compensation program is designed to:

         -- PLACE AT RISK significant amounts of the executives' total compensation.

         -- Base greater amounts of the executives' total compensation upon CREATING LONG-TERM VALUE FOR THE STOCKHOLDERS.

         -- TIE COMPENSATION MORE CLOSELY TO THE FORTUNES OF THE STOCKHOLDERS through the use of a combination of cash and STOCK-BASED INCENTIVE COMPENSATION PLANS.

         -- Emphasize the achievement of both short- and longer-term internal VALUE ADDED PERFORMANCE MEASURES as well as STOCKHOLDER RETURN EXPECTATIONS in relationship to peer companies.

         -- Provide total compensation rewards to executives in relation to the overall financial performance of the Corporation.

As a general matter, the executive compensation program is designed to provide base salary compensation and benefit levels that target the median of the marketplace in similar-sized utility and industrial companies; maintain equitable relationships among the compensation levels established for jobs within the Columbia Group; provide for the recognition of performance delivered year-to-year and over the long term; and ensure that appropriate controls are in place for compensation to be fully earned. Because of the Columbia Group's size and integrated nature, a number of well-known energy and general industry executive compensation surveys are utilized to determine competitive remuneration for executives. Most of the companies in the S&P Natural Gas Utility Index, which comprises the peer group are included in one or more of these surveys. However, no single authoritative executive compensation survey currently covers all of the companies in the S&P Natural Gas Utility Index.

IMPLEMENTATION OF PHILOSOPHY - The Columbia Group's executive compensation program is administered by the Committee. The Committee is composed of six independent, non-employee Directors. As of December 31, 1997, the Columbia Group's executive total compensation program consisted of the following:

         1.       Base Salary Program

         2.       Annual Incentive Compensation Plan

         3.       Long-Term Incentive Plan

         4.       Benefit Plans

         5.       Other Arrangements

1. BASE SALARY PROGRAM - A base salary is established for each executive position based on a comparison of compensation levels of similar positions in the external market. Competitive base salary levels are needed to attract and retain competent executives. Based on the energy and general industry compensation surveys referred to above, the base salary levels for the approximately 180 individuals comprising the executive and key employee group presently approximate the median for similar groups with corporations of similar size and complexity. In keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary generally are made only in cases of promotions or marketplace equity adjustments, if individual performance warrants.

2. ANNUAL INCENTIVE COMPENSATION PLAN - This plan, which was amended, restated and re-implemented effective January 1, 1996, provides the opportunity for payment of cash awards to key employees for attainment of specific goals which contribute directly to the present and future financial health of the Group. Awards for 1997 performance, granted in 1998 after financial results for 1997 were final, are reflected in the Summary Compensation Table and in the Executive Compensation Report subsection entitled "1997 Chief Executive Officer's Pay." The award opportunities for 1997 ranged from zero to 75 percent of an individual's annual base salary at target level performance, which depends upon the achievement of CVA financial goals and the individual's level of responsibility within the organization, along with an assessment of the individual's ability to contribute directly to the financial performance of the Columbia Group. Additional amounts can be awarded should financial performance exceed the target level and, in certain circumstances, should the individual exceed his or her personal performance goals.

3. LONG-TERM INCENTIVE PLAN - The executive compensation program also includes a component to bring special attention to the important area of stockholder return. The Long-Term Incentive Plan provides long-term incentives to officers and other key employees of Columbia Group companies through the granting of incentive stock options, non-qualified stock options, stock appreciation rights, contingent stock awards, restricted stock awards, and/or any award in other forms that the Committee may deem appropriate, consistent with the plan's purpose. For option awards, generally the Corporation's Total Shareholder Return performance (stock price appreciation plus dividend accruals) has been compared to the peer group of companies included in the S&P Natural Gas Utility Index as included elsewhere in this report. For 1997, the Committee provided awards of options primarily when the Corporation's Total Shareholder Return exceeded the median Total Shareholder Return of the companies which comprise this peer group (excluding the Corporation). With respect to options, generally the amount of awards to each participant has been based upon the evaluation of a key employee's position, individual performance, and the Corporation's Total Shareholder Return, though option awards to key employees may be made for reasons other than Total Shareholder Return, subject to the discretion of the Committee. The purchase price per share of stock deliverable upon the exercise of a non-qualified stock option is 100 percent of the fair market value of the stock on the date of grant. The price of options issued under the plan is credited with dividend equivalents. Such credits may be made directly through a reduction in the purchase price of stock subject to options. Alternatively, at the discretion of the Committee, dividend equivalent credits may be provided indirectly, for example through the establishment of an unsecured, unfunded bookkeeping "account" that would track dividends declared on the stock subject to options and that would be paid in cash to an optionee upon the exercise of an option or, in certain circumstances, upon expiration of the option. Contingent or restricted stock may also be awarded in very limited applications. The 1996 Long-Term Incentive Plan was approved by the stockholders of the Corporation on April 26, 1996, and the plan became effective as of February 21, 1996. Awards made in 1998 for 1997 performance are reflected in the Options Table elsewhere in this report as well as the subsection of this report entitled "1997 Chief Executive Officer's Pay."

4. BENEFIT PLANS - The Columbia Group maintains savings, retirement, medical, dental, long-term disability, life insurance and other benefit plans of general applicability. The Corporation has also established a Deferred Compensation Plan, under which eligible key employees may defer base salary and annual incentive compensation, and on which deferrals are credited with interest at market rates. Federal regulations establish limits on the benefits which may be paid under savings and retirement plans qualified under the Internal Revenue Code ("IRC"). To maintain compliance, the Columbia Group caps benefits under the qualified plans at the required levels. To provide comparable benefits to more highly compensated employees, the Columbia Group has established a Thrift Restoration Plan and a Pension Restoration Plan, both of which are non-qualified and unfunded. However, the Pension Restoration Plan may be funded through a trust arrangement at the election of the beneficiary once a threshold liability of $100,000 has been reached. The Committee views these supplemental plans as part of the total compensation program for executives.

5. OTHER ARRANGEMENTS - Mr. Richard, the Chairman, CEO, and President of the Corporation, Mr. Schwolsky, Senior Vice President and Chief Legal Officer of the Corporation, Ms. Abbott, Chief Executive Officer and President of Columbia Gas Transmission Corporation and Chief Executive Officer of Columbia Gulf Transmission Company, and Mr. Kaskel, Senior Vice President of the Columbia Energy Group Service Corporation, were granted employment agreements upon hire. For a more detailed description of the agreements, please see "Employment Agreements" elsewhere in this report.

DEDUCTIBILITY OF COMPENSATION - The Committee has reviewed the potential impact on the Columbia Group of Section 162(m) of the IRC, which imposes a limit on tax deductions that the Columbia Group may claim for annual compensation in excess of one million dollars paid to any of the CEO and the four other most highly compensated executive officers. The Committee has determined that under current compensation arrangements, the impact of Section 162(m) on the Columbia Group would be limited and, therefore, has decided not to take any action at this time to meet the requirements for a deduction for the Annual Incentive Compensation Plan.

EVALUATION PROCESS - Each year, the Board of Directors of the Corporation reviews and approves strategic business and financial plans for the Corporation and each of its subsidiaries. In addition to various business strategies, these plans include specific financial goals such as CVA or other measures to evaluate whether stockholder value has increased. The goals set forth in these strategic plans are the bases for evaluating the performance of the CEO of the Corporation and other senior executives whose compensation falls under the direct purview of the Committee. Attainment of meaningful strategic goals over reasonable time periods increases value to stockholders, and the increased compensation opportunities for executives are directly linked to the attainment of these goals.

1997 CHIEF EXECUTIVE OFFICER'S PAY

BASE SALARY - When Mr. Richard was hired as CEO in 1995, the Corporation entered into an employment agreement with Mr. Richard that provides a base salary of $750,000 per year, subject to such increases as may be approved by the Board. As noted above, in keeping with the philosophy of placing more compensation at risk and of targeting base salary at market levels, increases to base salary for the executive group generally are made only in cases of promotions or marketplace equity adjustments. For those reasons, the Board approved no increases to Mr. Richard's base salary in 1997.

ANNUAL INCENTIVE COMPENSATION PLAN - On February 17, 1998, in accordance with the Corporation's "pay for performance" compensation philosophy, the Committee approved a cash award for Mr. Richard of $725,000 under the Annual Incentive Compensation Plan in recognition of the Corporation's exceeding threshold CVA goals and financial performance compared to peer companies, and of Mr. Richard's achieving his individual performance goals for 1997.

LONG-TERM INCENTIVE PLAN - Mr. Richard's employment agreement provides for contingent stock grants, including 5,000 shares on December 31, 1997, if he was employed by the Corporation on that date. As Mr. Richard was employed by the Corporation on December 31, 1997, he received a grant for the equivalent of 5,000 shares of common stock (2,340 shares were withheld to pay taxes on the grant). On May 20, 1996, Mr. Richard received a grant of 29,785 shares of restricted stock under his amended employment agreement. To provide an additional incentive to Mr. Richard to continue his employment with the Corporation, the amended employment agreement provides that only 20 percent of such restricted stock vests each year, with the first 20 percent having vested on January 2, 1997. On February 17, 1998, based on 1997 performance, the Committee awarded Mr. Richard, under the Long-Term Incentive Plan, a grant of non-qualified stock options to purchase 60,000 shares of common stock at a price of $76.15625 per share, with one-third vesting on the first anniversary of grant, one-third on the second anniversary of grant, and one-third on the third anniversary of grant. The awards are included in the Options Table.

                         BY THE COMPENSATION COMMITTEE:

                  Gerald E. Mayo, Chairman            James P. Heffernan
                  Robert H. Beeby                     Malcolm T. Hopkins
                  Wilson K. Cadman                    James R. Thomas, II

EMPLOYMENT AGREEMENTS

As discussed in the Executive Compensation Report of the Compensation Committee elsewhere in this report, in order to secure his services, the Corporation has entered into an employment agreement with Mr. Richard for the position of Chairman, Chief Executive Officer and President of the Corporation. In addition to salary, bonus, awards of options, contingent stock and restricted stock and other matters, Mr. Richard's amended employment agreement provides for severance benefits to be paid to Mr. Richard in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Richard's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Richard's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Richard, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

The Corporation has also entered into an employment agreement with Mr. Schwolsky to secure his services as Senior Vice President and Chief Legal Officer of the Corporation. In addition to stock-based grants that were made in 1995, the employment agreement with Mr. Schwolsky provides a base salary of $285,000 per year, subject to such increases as may be approved by the Board. Besides being eligible to participate in all incentive compensation plans and employee benefit programs provided to other senior executives of the Group, upon retirement Mr. Schwolsky may receive supplemental pension payments to make up the difference, if any, between the Group's pension benefits and those Mr. Schwolsky would have received from his previous employer. The employment agreement further provides for severance benefits to be paid to Mr. Schwolsky in the event his employment is terminated without cause. The severance benefits would include payment of Mr. Schwolsky's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Mr. Schwolsky's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Mr. Schwolsky, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

The Corporation has entered into an employment agreement with Ms. Abbott to secure her services as Chief Executive Officer of its transmission subsidiaries. In addition to a grant of stock made in 1996, the employment agreement with Ms. Abbott provides for a base salary of $325,000 per year, subject to such increases as may be approved by the Board.

The agreement also provides that Ms. Abbott is eligible to participate in all employee benefit programs provided to other transmission company executives and in all incentive compensation programs of the transmission companies appropriate for her status. The employment agreement further provides for severance benefits to be paid to Ms. Abbott in the event her employment is terminated without cause. The severance benefits would include payment of Ms. Abbott's annual base salary, incentive compensation and fringe benefits for a period of 24 months. If Ms. Abbott's employment is terminated due to a change in control of the Corporation (as defined in the agreement), the period of severance benefits is extended from 24 to 36 months, but the amount that may be paid to Ms. Abbott, which would constitute "parachute payments" under the IRC, will be limited to the extent necessary to avoid the imposition of an excise tax under the IRC.

On March 31, 1997, the Corporation entered into an employment agreement with Mr. Kaskel to secure his services as Senior Vice President of the Columbia Energy Group Corporation. The agreement provides for a base salary of $280,000 per year and a signing bonus of $75,000 payable at the end of the first year of employment. The agreement also provides that Mr. Kaskel is eligible to participate in benefits programs and all incentive compensation programs provided to other company executives. In addition, Mr. Kaskel will participate in a performance share award compensation feature under the Long-Term Incentive Plan. This offers the opportunity for Mr. Kaskel to earn an award of up to 20,000 shares of the Corporation's common stock, depending on the level of achievement at the end of the five-year performance period. The predetermined performance measures to be used will be Total Operating Income and Total Return on Invested Capital for all subsidiaries for which he has profit and loss responsibility. No award is to be paid for performance falling below the threshold level during the five-year performance period. An early payout of the entire 20,000 shares could occur if, as measured at the end of any fiscal year prior to the end of the five-year period, the stretch performance levels are achieved for both measures. Should Mr. Kaskel's employment be terminated for any reason prior to the end of the five-year performance period, an assessment will be made of his actual achievements to date in relationship to the financial measures governing the performance share feature, and he may receive pro-rate award.

OPTION/SAR GRANTS IN LAST FISCAL YEAR**

       Individual Grants                                                                         Potential Realizable Value at
                                                                                                 Assumed Annual Rates of Stock Price
                                                                                                 Appreciation for Option Term
                                ---------       ---------        ---------       ---------       ---------        ---------
           (a)                     (b)            (c)               (d)            (e)              (f)              (g)
                                ---------       ---------        ---------       ---------       ---------        ---------
          Name                  Number of      % of Total        Exercise or    Expiration         5% ($)          10% ($)
                                Securities     Options/SARs      Base Price        Date
                                Underlying     Granted to         ($/Sh)
                               Options/SARs   Employees in
                                Granted #      Fiscal Year
                                ---------       ---------        ---------       ---------       ---------        ---------
O. G. Richard III
Chairman, CEO & President          60,000             7.4%        76.15625         2/17/08       2,956,429*       7,800,113*
                                ---------       ---------        ---------       ---------       ---------        ---------
M. W. O'Donnell
Senior Vice President &
Chief Financial Officer            15,000             1.8         76.15625         2/17/08         739,107*       1,950,028*
                                ---------       ---------        ---------       ---------       ---------        ---------
P. M. Schwolsky
Senior Vice President &
Chief Legal Officer                15,000             1.8         76.15625         2/17/08         739,107*       1,950,028*
                                ---------       ---------        ---------       ---------       ---------        ---------
C. G. Abbott
CEO of Corporation's Gas
Transmission Segment               15,000             1.8         76.15625         2/17/08         739,107*       1,950,028*
                                ---------       ---------        ---------       ---------       ---------        ---------
R. R. Kaskel
Senior Vice President
Columbia Energy Group
Service Corporation                 7,000             0.9         76.15625         2/17/08         344,916*         910,013*
                                ---------       ---------        ---------       ---------       ---------        ---------

* Because dividend equivalents are associated with this award, the potential realizable value shall increase as dividends are paid on stock subject to options. In no event may dividend equivalents exceed the grant price less the par value of the underlying stock.

** Granted as of February 17, 1998, for 1997 performance, the options vest one-third upon the first anniversary of grant, one-third on the second anniversary of grant, and the final third on the third anniversary of grant.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

         (a)                            (b)                      (c)                    (d)                      (e)
                                  -----------------       -----------------       -----------------       -----------------
                                                                                 Number of Securities     Value of Unexercised
                                                                                Underlying Unexercised  In-the-Money Options/SARs
                                                                                   Options/SARs at           at Year-End ($)
                                                                                     Year-End
                                  -----------------       -----------------       -----------------       -----------------
                                     Number of              Value Realized          Exercisable/             Exercisable/
         Name                         Shares                    ($) *              Unexercisable           Unexercisable *
                                     Acquired
                                    on Exercise
                                  -----------------       -----------------       -----------------       -----------------
O. G. Richard III                               -0-       $               0          120,000/40,000       3,285,000/595,000
                                  -----------------       -----------------       -----------------       -----------------
M. W. O'Donnell                                 -0-       $               0           19,774/16,666         584,250/247,907
                                  -----------------       -----------------       -----------------       -----------------
P. M. Schwolsky                                 -0-       $               0           13,334/16,666         361,531/247,907
                                  -----------------       -----------------       -----------------       -----------------
C. G. Abbott                                    -0-       $               0            8,334/16,666         123,968/247,907
                                  -----------------       -----------------       -----------------       -----------------
R. R. Kaskel                                    -0-                     -0-                     0/0                     -0-
                                  -----------------       -----------------       -----------------       -----------------
All Other Officers (Part I)                     -0-                     -0-           28,145/33,335         481,020/234,015
                                  -----------------       -----------------       -----------------       -----------------

* Market value of underlying securities at exercise or FY-end, minus the exercise or base price.

             LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

     (a)                         (b)                                 (c)
    NAME                 NUMBER OF SHARES, UNITS      PERFORMANCE OR OTHER PERIOD UNTIL
                           OR OTHER RIGHTS #                 MATURATION OR PAYOUT
R. R. Kaskel                   20,000 (1)                          1997-2001

(1) Granted to Mr. Kaskel under the Long-Term Incentive Plan pursuant to his employment agreement. Mr. Kaskel may earn up to 20,000 shares of the Corporation's common stock, depending on achievement of Total Operating Income and Total Return on Invested Capital for all subsidiaries for which he has profit and loss responsibility. No award is paid for performance below the threshold level. Payment may be accelerated if stretch performance levels are achieved.

The compensation for services in all capacities payable to or earned by the executive officers of the Corporation and its subsidiaries during the year 1997 was as follows:

                                                                  Long-Term Compensation
                              ANNUAL COMPENSATION             ----------------------------          Payouts
                    --------------------------------------        Awards                           ---------
                                                                -----------
     (a)               (b)           (c)              (d)           (f)           (g)                 (h)           (i)
Name and                                                                       Securities
Principal                                                        Restricted    Underlying            LTIP        All Other
Position              Year         Salary            Bonus      Stock Awards    Options -           Payouts      Comp. (1)
                                                                                  SARs
                                     ($)              ($)           ($)           (#)                 ($)           ($)
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------
O.G. RICHARD,            1997       787,500          725,000           -0-        60,000(5)              -0-        26,770(13)
III
Chairman, CEO            1996       778,125          710,000     1,459,465(9)    160,000(6)(7)           -0-       746,596(8)(13)
& President              1995       528,125(2)       262,500       737,500(10)       -0-                 -0-        75,673(14)
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------
M. W. O'DONNELL
Senior Vice
President &              1997       325,000          230,000           -0-        15,000(5)              -0-        19,500
Chief
Financial                1996       322,575          210,000           -0-        25,000(6)              -0-        84,233(13)
Officer                  1995       310,150          247,000           -0-         5,000(3)              -0-        13,879
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------
P. M. SCHWOLSKY
Senior Vice              1997       325,000          241,000           -0-        15,000(5)              -0-        13,206
President &              1996       321,250          234,000           -0-        25,000(6)              -0-       130,804(13)
Chief Legal
Officer                  1995       164,091(2)       115,000        91,400(12)     5,000(4)              -0-        13,503
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------
C. G. ABBOTT             1997       325,000          275,000           -0-        15,000(5)              -0-        11,026
CEO of
Corporation's            1996       310,870(2)       234,000        73,219(11)    25,000(6)              -0-        88,689(13)
Gas
Transmission             1995           N/A
Segment
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------
R. R. KASKEL             1997       210,000(2)       155,000           -0-         7,000(5)              -0-        84,233(15)
Senior Vice
President,
Columbia
Energy Group             1996           N/A
Service
Corporation              1995           N/A
                    ---------     ---------        ---------     ---------     ---------           ---------     ---------

(1) Reflects employer contributions, if any, to the Employees' Thrift Plan of Columbia Energy Group, which is qualified under the Internal Revenue Code, and the Thrift Restoration Plan, a nonqualified plan. Mr. Kaskel was not eligible to participate in either plan as of December 31, 1997. The contributions to all officers, namely those listed in Part I, totaled $568,500. The compensation to all officers as a group, namely those listed in Part I, totaled $22,653,000.

(2)      Partial year salary.

(3) Options to purchase shares granted to top 31 executives on May 17, 1995, at a price of $28.99 per share, which vested 100% six months from the date of grant, on November 17, 1995.

(4) Options to purchase shares granted to Mr. Schwolsky upon his employment on June 5, 1995, at a price of $31.05 per share, which vested 100% six months from the date of grant, on December 5, 1995.

(5) Options to purchase shares granted to executive group on February 17, 1998 for 1997 performance at a price of $76.15625 per share, which options vest one-third upon the first anniversary of grant; one-third upon the second anniversary; and one-third upon the third anniversary.

(6) Options to purchase shares granted to executive group on February 18, 1997 for 1996 performance at a price of $63.6875 per share, which options vest one-third upon grant, exercisable in six months; one-third upon the first anniversary of grant; and one-third upon the second anniversary.

(7) Pursuant to Mr. Richard's employment agreement dated March 15, 1995, and amended January 17, 1996, on May 20, 1996, Mr. Richard was granted a nonqualified stock option for 100,000 shares of common stock, 50,000 of which were vested on November 28, 1996, and the remaining 50,000 which were vested on November 28, 1997.

(8) Pursuant to Mr. Richard's amended employment agreement, on May 21, 1996, Mr. Richard received a $481,250 cash payment, less taxes, representing the excess of the grant price of the options for 100,000 shares of common stock issued the previous date over the fair market value of the shares on the date the options would have been issued had the Corporation been able to issue the options following its discharge from bankruptcy. The common stock increased in value during this period from $43.875 to $48.6875 per share.

(9) Pursuant to Mr. Richard's amended employment agreement, on May 20, 1996, Mr. Richard was granted a restricted stock award for 29,785 shares of common stock at a value of $1,459,465, as based on the closing price of $49.00 per share on May 20, 1996. The shares vest annually in equal installments commencing January 2, 1997. Mr. Richard receives dividends on the restricted stock as dividends are declared on shares of common stock. At December 31, 1997, Mr. Richard held 23,828 shares of restricted stock, at an aggregate value of $1,871,987.

(10) Pursuant to Mr. Richard's employment agreement, Mr. Richard was granted a contingent stock award for 25,000 shares of common stock. The 25,000 shares vested as follows: 10,000 on May 1, 1995, and 5,000 per year on, and contingent upon his continued employment through, December 31, 1995, December 31, 1996, and December 31, 1997, respectively.

(11) Pursuant to Ms. Abbott's employment agreement dated January 17, 1996, on January 17, 1996, Ms. Abbott was granted a contingent stock award for 1,500 shares of common stock, which vested on May 17, 1996.

(12) On June 5, 1995, Mr. Schwolsky was granted a contingent stock award for 2,500 shares of common stock which vested on September 5, 1995.

(13) Includes transfer expenses associated with the move of the corporate office from Delaware to Northern Virginia totalling $235,738 for Mr. Richard, $66,090 for Mr. O'Donnell, $126,304 for Mr. Schwolsky, and $87,014 for Ms. Abbott.

(14) Reflects transfer expenses and compensation for benefits forfeited upon termination of prior employment.

(15)     Reflects transfer expenses.

RETIREMENT INCOME PLAN

A noncontributory defined benefit pension plan is maintained for all employees of the Corporation's participating subsidiaries who are at least 21 years of age. The annual benefit under the pension plan is based upon final average annual compensation and years of credited service. Final average annual compensation is calculated using base compensation (shown in the "Summary Compensation Table" as "Salary") paid to the employee for the highest 36 months of the last 60 months prior to retirement.

Estimated annual benefits payable upon retirement are as follows with respect to the specified remuneration and years of credited service.

ESTIMATED ANNUAL BENEFITS AS OF JANUARY 1, 1998, FROM RETIREMENT INCOME PLAN (1)

                                       Representative Years of Credited Service (2)
Final Average            15            20            25            30            35            40
Annual Compensation      $             $             $             $             $             $
        250,000        54,455        72,606        90,758       108,909       121,409       121,567
        300,000        65,705        87,606       109,508       131,409       138,909       146,409
        400,000        88,205       117,606       147,008       176,409       186,409       196,409
        500,000       110,705       147,606       184,508       221,409       233,909       246,409
        600,000       133,205       177,606       222,008       266,409       281,409       296,409
        800,000       178,205       237,606       297,008       356,409       376,409       396,409
      1,000,000       223,205       297,606       372,008       446,409       471,409       496,409
      1,200,000       268,205       357,606       447,008       536,409       566,409       596,409

(1) Estimates are based upon a straight-life annuity and the assumptions that (a) the Corporation's present retirement plan will be maintained and (b) retirement will not occur before age 65. These benefits are not subject to deduction for social security or other charges. Should an annual benefit exceed limitations imposed by federal law, the excess will be paid by the participating subsidiary as a supplemental pension under the Pension Restoration Plan. If the supplemental pension liability exceeds $100,000, then this liability may be funded through a trust arrangement at the option of the individual. The liabilities of Messrs. Richard, Schwolsky and O'Donnell have reached $100,000, but to date they have not elected to fund their accrued pension. The liabilities of Ms. Abbott and Mr. Kaskel had not yet reached $100,000, so no contributions were made in 1997 on their behalf. Such supplemental pensions are not available to these executives until retirement or termination of employment.

(2) As of January 1, 1998, the credited years of service for retirement benefits for the individuals named in the Summary Compensation Table were as follows: Mr. Richard, 6 years; Mr. O'Donnell, 27 years; Mr. Schwolsky, 6 years; Ms. Abbott, 1 year; and Mr. Kaskel, 0 years.

PERFORMANCE TABLE

The following tables demonstrates a five-year comparison of cumulative total returns for the Corporation, the S&P 500, and the S&P Natural Gas Utility Index. FIVE-YEAR COMPARISON OF CUMULATIVE TOTAL RETURN(A)

                               1992         1993         1994         1995         1996         1997
                                $            $            $            $            $            $
                              ------       ------       ------       ------       ------       ------
Columbia Energy
(formerly Columbia Gas)          100       116.99       122.88       229.41       336.52       421.23
                              ------       ------       ------       ------       ------       ------
S&P 500 Index                    100       110.08       111.53       153.45       188.68       251.63
                              ------       ------       ------       ------       ------       ------
S&P Natural Gas
Utility Index                    100       118.73       113.26       160.20       212.89       251.18
                              ------       ------       ------       ------       ------       ------

(A) Assumes $100 invested on December 31, 1992 and reinvestment of dividends.

                        STANDARD DIRECTORS' COMPENSATION

1997 Directors' Compensation for Board and Committee Meetings:

                                                Retainer     Meeting Fee  Chairman's Fee
                                                $            $            $
                                                ------       ------       ------
Board                                           27,250        1,250           --
                                                ------       ------       ------
Audit                                               --        1,000        3,000
                                                ------       ------       ------
Compensation                                        --        1,000        3,000
                                                ------       ------       ------
Executive                                        6,000          800           --
                                                ------       ------       ------
Finance                                             --        1,000        3,000
                                                ------       ------       ------
Corporate Governance                                --        1,000        3,000
                                                ------       ------       ------

The nonemployee Directors are also eligible to receive nonqualified stock options pursuant to the Corporation's Long-Term Incentive Plan. If the Corporation's Total Shareholder Return performance, compared with its peers, is at the third quartile, then nonemployee Directors receive options for 3,000 shares of common stock; at the fourth quartile, options for 6,000 shares. For 1997 performance, the Directors will receive options for 3,000 shares, granted and priced as of March 31, 1998. See the section entitled "1997 Executive Compensation Plan" for a discussion of the terms of the option grants.

No officer received any compensation for services as a Director while also serving as an officer of the Corporation.

The Corporation offers medical coverage to nonemployee Directors and pays the premium associated with their participation. The Corporation also reimburses them for the cost of Medicare Part B, if applicable. In addition, nonemployee Directors may elect to defer compensation for distribution at a later date. Deferred amounts will accrue interest at the prime rate and may be paid in a lump sum or in annual installments over ten years, or may be deferred into the Phantom Stock Plan for Outside Directors. Deferred amounts will be automatically paid in a lump sum following certain specified changes in control of the Corporation.

Following its approval by the stockholders at the 1996 Annual Meeting, the Phantom Stock Plan for Outside Directors was established. All of the Directors except two (one of whom has since retired) elected to participate in the plan in lieu of participating in the Retirement Plan for Outside Directors. Participating Directors received phantom shares of equivalent actuarial value under the Phantom Stock Plan for Outside Directors. The Retirement Plan for Outside Directors is not available for nonemployee Directors assuming office after April 1996; rather, they will participate in the Phantom Stock Plan for Outside Directors, under which they receive 3,000 phantom shares upon being elected to the Board. Payment of cash benefits will commence upon termination of Board service or upon specified changes in control of the Corporation.

For the Director(s) remaining in the Retirement Plan, each nonemployee Director with a minimum of five years' service on the Board who retires after attaining age 65 or becoming disabled could receive annual retirement payments equal to the amount of the annual retainer for Board service at the time of retirement. Payments under the Retirement Plan will cease at the death of the Director unless the Director elected an actuarial equivalent option or, if death occurs before retirement but after eligibility is established, at the death of the surviving spouse. In the event of certain specified changes in control of the Corporation, a Director (regardless of years of service on the Board) could elect a lump sum payment equal to the present value of the retainer at the time of the election times the number of years of Board service, with a minimum of ten years.

The director's compensation amounted to $695,000.

Part III(b). SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock by stockholders, if any, who own greater than 5 percent of the outstanding shares as of January 31, 1998, by Directors, by each of the executive officers whose compensation is disclosed in the Summary Compensation Table, and by all Directors and such executive officers as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

   (1)               (2)                        (3)                                                (4)
                                                =========================================================
Title of     Name and Address                   Amount and Nature of                              Percent
 Class                                          Beneficial Ownership **                             of
                                                                                                   Class
                                                =========================================================
                                                Shared   Sole     Shared      Sole
                                                Voting  Voting  Investment  Investment  Total
                                                Power   Power     Power       Power     Owned
----------   ---------------------------------  ------  ------  ----------  ----------  -----     --------
5% HOLDERS
N/A          N/A                                                                                    -0-
==========   =================================  =============================================     ========
DIRECTORS
Common       R. F. Albosta                                           3,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       R. H. Beeby                                             3,000(1)                         *
----------   ---------------------------------  ---------------------------------------------     --------
Common       W. K. Cadman                                            3,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       J. P. Heffernan                                         5,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       K. L. Hendricks                                           -0-                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       D. P. Hodel                                             3,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       M. T. Hopkins                                      7,525.4054                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       J. B. Johnston                                            -0-                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       M. Jozoff                                               3,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       W. E. Lavery                                            3,100                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       G. E. Mayo                                              4,000                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       D. E. Olesen                                       3,006.8159                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       O. G. Richard, III                                    164,650(2)                         *
----------   ---------------------------------  ---------------------------------------------     --------
Common       J. R. Thomas, II                                        3,500                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       W. R. Wilson                                            8,000                            *
==========   =================================  =============================================     ========
OFFICERS
Common       C. G. Abbott                                       10,394.552(3)                         *
----------   ---------------------------------  ---------------------------------------------     --------
Common       R. R. Kaskel                                              -0-                            *
----------   ---------------------------------  ---------------------------------------------     --------
Common       M. W. O'Donnell                                    23,902,356(4)                         *
----------   ---------------------------------  ---------------------------------------------     --------
Common       P. M. Schwolsky                                    15,938,926(5)                         *
----------   ---------------------------------  ---------------------------------------------     --------
             All Executive Officers &
Common       Directors (19 persons) as a Group                  264,018.05(6)                         *
==========   =================================  =============================================     ========

* Aggregate stock ownership (including exercisable options) as a percentage of class is less than 1 percent.

** Includes an allocation of shares held by the Trustee of the Employees' Thrift Plan of Columbia Energy Group for the executive officers. Also includes currently exercisable options. All holdings of the Directors, except Messrs. Johnston and Richard and Ms. Hendricks, include beneficial ownership of 2,000 shares which may be acquired pursuant to stock options awarded under Long-Term Incentive Plan (LTIP).

(1) Includes beneficial ownership of 1,000 shares with shared investment power.

(2) Includes beneficial ownership of 120,000 shares which may be acquired pursuant to stock options awarded under LTIP.

(3) Includes beneficial ownership of 200 shares with shared voting and investment power. Includes beneficial ownership of 8,334 shares which may be acquired pursuant to stock options awarded under LTIP.

(4) Includes beneficial ownership of 19,774 shares which may be acquired pursuant to stock options awarded under LTIP.

(5) Includes beneficial ownership of 13,334 shares which may be acquired pursuant to stock options awarded under LTIP.

(6) Includes beneficial ownership of 185,442 shares which may be acquired pursuant to stock options awarded under LTIP.

Part III(c). Contracts and transactions.

         None.

Part III(d). Indebtedness.

         None.

Part III(e). Participation in bonus and profit sharing arrangement.

         See Item 6 Part III(a) above.

Part III(f). Directors and officers rights to indemnity.

Provisions for indemnification of directors and officers are included in the Certificate of Incorporation or By-Laws in accordance with applicable laws.

DIRECTORS AND OFFICERS' LIABILITY INSURANCE - Insurance is purchased for all of the Registrant's directors and officers, plus the directors and officers of the subsidiary companies. This insurance also indemnifies the Registrant and its subsidiary companies against any amounts paid by them as allowed by Corporate law or By-Laws of the Registrant to covered directors and officers. The annual cost thereof to the Registrant and its subsidiary companies was $1,133,870.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS


Part I. Expenditures for any political party, candidate for public office or holder of such office, or any committee or agent therefor.

         None.

Part II. Expenditures for any citizens group or public relations counsel.

                               Calendar Year 1997

       Name of Company and Name
         or Number of Recipients
                 or Beneficiaries      Purpose        Accounts Charged           Amount
                                                                                  ($)
---------------------------------      -------        ----------------           ------
CKY
  2 Recipients                           B            Admin & General              2,870

COH
  43 Various Chambers of Commerce        B            Admin & General             15,920
  Ohio Chamber of Commerce               B            Admin & General             21,280
  Better Business Bureaus                B            Admin & General              1,760

CPA
  7 Recipients                           B            Admin & General              9,760

COS
  18  Recipients                         B            Admin & General             19,634

TCO
  6 Recipients                           A            Admin & General             12,316

CNR
  Keep Ohio Working                      A            Admin & General              5,000

CPC
  23 Recipients                          B            Admin & General              4,206

A - Information and Education

B - Economic Development

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Intercompany Contracts.

                               Calendar Year 1997


                        CONFIDENTIAL TREATMENT REQUESTED

Part II. System contracts to purchase goods or services from any affiliate (other than a System company) or a company in which any officer or director is a partner or owns 5% or more of any class of equity securities.


                        CONFIDENTIAL TREATMENT REQUESTED

Part III. System contracts with others on a continuing basis for management, supervisory, or financial advisory review.

           (a) Due to the Chapter 11 Filing, the Registrant and TCO have contracted with various firms to provide services for all parties involved in the bankruptcy proceedings. On November 28, 1995 the Registrant and TCO emerged from bankruptcy after filing separate petitions for protection under Chapter 11 of the Federal Bankruptcy Code on July 31, 1991.

             The table below details the relevant firms contracted:

                               Calendar Year 1997

                                                                                                           Date of
          Name                           Scope of Services                     Compensation              Court Approval
Lehman Brothers Inc.                 Financial Advisor and                       $148,509                 1/29/92
                                       Investment Banker to the
                                       Official Committee of
                                       Unsecured Creditors to TCO.

Salomon Brothers Inc.                Financial Advisor and                       $138,323                 10/22/91
                                       Investment Banker to TCO.

         (b) The Registrant's distribution companies contracted with the following organizations to provide various professional services.

          Name              Scope of Services                     Compensation
Ciuni & Panichi         Governmental Affairs                           $4,400
                        to COH

Farmer & Humble         Tax Consultant to                              $3,600
                        CKY

Hart & Assoc.           Communications                                $22,000
                        Consultant to COH

Kingwood Consulting     Communications                               $165,000
                        Consultant to COH

Thomas Green &          Governmental Affairs                         $116,649
Assoc.                  to COH

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

         None.

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

         Financial Statements included in Form U5S:
         CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries ....................    F-1
         Columbia Electric Corp. and Subsidiaries ..................    F-1A
         Tristar Capital Corporation and Subsidiary ................    F-1B
         Columbia LNG Corporation and Subsidiary ...................    F-1C
         Columbia Energy Services Corporation and Subsidiaries .....    F-1D
         Columbia Network Services Corporation and Subsidiary.......    F-1E
         Columbia Natural Resources, Inc. and Subsidiary............    F-1F
         Alamco, Inc. and Subsidiaries..............................    F-1G

         SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
           DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries.....................    F-2
         Columbia Electric Corp. and Subsidiaries ..................    F-2A
         Tristar Capital Corporation and Subsidiary ................    F-2B
         Columbia LNG Corporation and Subsidiary....................    F-2C
         Columbia Energy Services Corporation and Subsidiaries .....    F-2D
         Columbia Network Services Corporation and Subsidiary.......    F-2E
         Columbia Natural Resources, Inc. and Subsidiary............    F-2F
         Alamco, Inc. and Subsidiaries..............................    F-2G

         CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
           DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries.....................    F-3
         Columbia Electric Corp. and Subsidiaries...................    F-3A
         Tristar Capital Corporation and Subsidiary.................    F-3B
         Columbia LNG Corporation and Subsidiary ...................    F-3C
         Columbia Energy Services Corporation and Subsidiaries .....    F-3D
         Columbia Network Services Corporation and Subsidiary.......    F-3E
         Columbia Natural Resources, Inc. and Subsidiary............    F-3F
         Alamco, Inc. and Subsidiaries..............................    F-3G

         SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
           THE YEAR ENDED DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries.....................    F-4
         Columbia Electric Corp. and Subsidiaries...................    F-4A
         Tristar Capital Corporation and Subsidiary ................    F-4B
         Columbia LNG Corporation and Subsidiary....................    F-4C
         Columbia Energy Services Corporation and Subsidiaries......    F-4D

         Columbia Network Services Corporation and Subsidiary.......    F-4E
         Columbia Natural Resources, Inc. and Subsidiary............    F-4F
         Alamco, Inc. and Subsidiaries..............................    F-4G

         CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
           YEAR ENDED DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries ....................    F-5
         Columbia Electric Corp. and Subsidiaries...................    F-5A
         Tristar Capital Corporation and Subsidiary.................    F-5B
         Columbia LNG Corporation and Subsidiary ...................    F-5C
         Columbia Energy Services Corporation and Subsidiaries .....    F-5D
         Columbia Network Services Corporation and Subsidiary.......    F-5E
         Columbia Natural Resources, Inc. and Subsidiary............    F-5F
         Alamco, Inc. and Subsidiaries..............................    F-5G

         CONSOLIDATING STATEMENT OF CASH FLOWS
           FOR THE YEAR ENDED DECEMBER 31, 1997

         Columbia Energy Group and Subsidiaries.....................    F-6
         Columbia Electric Corp. and Subsidiaries...................    F-6A
         Tristar Capital Corporation and Subsidiary.................    F-6B
         Columbia LNG Corporation and Subsidiary....................    F-6C
         Columbia Energy Services Corporation and Subsidiaries .....    F-6D
         Columbia Network Services Corporation and Subsidiary.......    F-6E
         Columbia Natural Resources, Inc. and Subsidiary............    F-6F
         Alamco, Inc. and Subsidiaries..............................    F-6G

F-1 (1 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                   F-1          F-1         F-1       F-1                 Consolidating
                                                  Page 2       Page 3      Page 4    Page 5   Combined      Entries     Consolidated
                                                ----------   ----------   --------   ------   -----------   ----------   ----------
                  ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at
    original cost ............................                                                                            7,368,923
  Accumulated depreciation and depletion .....                                                                           (3,481,545)
                                                                                                                         ----------
  Net Gas Utility and Other Plant ............                                                                            3,887,378
                                                                                                                         ----------

  Gas and oil producing properties, full
  cost method ................................                                                                              660,264
  Accumulated depletion ......................                                                                             (195,995)
                                                                                                                         ----------
  Net Gas and Oil Producing Properties .......                                                                              464,269
                                                                                                                         ----------

Net Property, Plant, and Equipment ...........                                                                            4,351,647
                                                                                                                         ----------

Investments and Other Assets
  Accounts receivable - noncurrent ...........                                                                                1,624
  Unconsolidated affiliates ..................                                                                               74,092
  Assets held for sale .......................                                                                                1,540
  Other ......................................                                                                                7,955
                                                                                                                         ----------
Total Investments and Other Assets ...........                                                                               85,211
                                                                                                                         ----------

Investments in Subsidiaries
  Capital stock ..............................                                                                                 --
  Equity in undistributed earnings of
   subsidiaries ..............................                                                                                 --
  Notes receivable ...........................                                                                                 --
  Other investments ..........................                                                                                 --
                                                                                                                         ----------
Total Investments in Subsidiaries ............                                                                                 --
                                                                                                                         ----------

Current Assets
  Cash and temporary cash investments ........                                                                               28,738
  Accounts receivable, net
    Customers ................................                                                                              815,784
    Intercompany .............................                                                                                 --
    Other ....................................                                                                               52,725
  Income tax refunds .........................                                                                                 --
  Gas inventory ..............................                                                                              226,800
  Other inventories, at average cost .........                                                                               35,605
  Prepayments ................................                                                                              107,710
  Regulatory assets ..........................                                                                               64,540
  Underrecovered gas costs ...................                                                                               41,438
  Prepaid property tax .......................                                                                               80,831
  Exchange gas receivable ....................                                                                              189,036
  Other ......................................                                                                               64,463
                                                                                                                         ----------
Total Current Assets .........................                                                                            1,707,670
                                                                                                                         ----------

Deferred Charges .............................                                                                               66,938
Long-term regulatory assets ..................                                                                              400,873
                                                                                                                         ----------

TOTAL ASSETS .................................                                                                            6,612,339
                                                                                                                         ==========

                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (2 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-1 Page 2
                                                        CNR(a)         TCO            CGT         CLG(a)      CKY          Total
                                                       --------     ----------     ----------     ------    --------     ----------
                        ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....                 3,385,834      1,245,331                192,162
  Accumulated depreciation and depletion ...........                (1,383,679)    (1,041,601)               (76,967)
                                                                    ----------     ----------               --------
  Net Gas Utility and Other Plant ..................                 2,002,155        203,730                115,195
                                                                    ----------     ----------               --------

  Gas and oil producing properties, full cost method                      --             --                     --
  Accumulated depletion ............................                      --             --                     --
                                                                    ----------     ----------               --------
  Net Gas and Oil Producing Properties .............                      --             --                     --
                                                                    ----------     ----------               --------

Net Property, Plant, and Equipment .................                 2,002,155        203,730                115,195
                                                                    ----------     ----------               --------

Investments and Other Assets
  Accounts receivable - noncurrent .................                    22,731           --                     --
  Unconsolidated affiliates ........................                     6,476         24,705                   --
  Assets held for sale .............................                      --             --                     --
  Other ............................................                      --             --                     --
                                                                    ----------     ----------               --------
Total Investments and Other Assets .................                    29,207         24,705                   --
                                                                    ----------     ----------               --------

Investments in Subsidiaries
  Capital stock ....................................                      --             --                     --
  Equity in undistributed earnings of
   subsidiaries ....................................                      --             --                     --
  Notes receivable .................................                      --             --                     --
  Other investments ................................                      --             --                     --
                                                                    ----------     ----------               --------
Total Investments in Subsidiaries ..................                      --             --                     --
                                                                    ----------     ----------               --------

Current Assets
  Cash and temporary cash investments ..............                     1,384            142                    528
  Accounts receivable, net
    Customers ......................................                    44,584          8,093                 16,180
    Intercompany ...................................                    70,810          6,639                     98
    Other ..........................................                    20,590          3,627                    506
  Income tax refunds ...............................                      --             --                     --
  Gas inventory ....................................                      --             --                   19,556
  Other inventories, at average cost ...............                    15,732          5,422                     86
  Prepayments ......................................                     3,597          1,734                    241
  Regulatory assets ................................                    24,891          3,486                    530
  Underrecovered gas costs .........................                      --             --                     --
  Prepaid property tax .............................                      --             --                     --
  Exchange gas receivable ..........................                      --             --                     --
  Other ............................................                    94,094         24,706                 19,038
                                                                    ----------     ----------               --------
Total Current Assets ...............................                   275,682         53,849                 56,763
                                                                    ----------     ----------               --------

Deferred Charges ...................................                     6,548            606                    950
Long-term regulatory assets ........................                   180,544         10,521                  7,905
                                                                    ----------     ----------               --------

TOTAL ASSETS .......................................                 2,494,136        293,411                180,813
                                                                    ==========     ==========               ========

                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (3 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-1 Page 3
                                                          COH           CMD         CPA          COS          CC           Total
                                                       ----------     -------     --------     --------     --------     ----------
                 ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....    1,322,625      71,520      559,543      349,974
  Accumulated depreciation and depletion ...........     (566,699)    (28,067)    (178,022)     (75,782)
                                                       ----------     -------     --------     --------
  Net Gas Utility and Other Plant ..................      755,926      43,453      381,521      274,192
                                                       ----------     -------     --------     --------

  Gas and oil producing properties, full cost method         --          --           --           --
  Accumulated depletion ............................         --          --           --           --
                                                       ----------     -------     --------     --------
  Net Gas and Oil Producing Properties .............         --          --           --           --
                                                       ----------     -------     --------     --------

Net Property, Plant, and Equipment .................      755,926      43,453      381,521      274,192
                                                       ----------     -------     --------     --------

Investments and Other Assets
  Accounts receivable - noncurrent .................         --          --           --           --
  Unconsolidated affiliates ........................         --          --           --           --
  Assets held for sale .............................         --          --           --           --
  Other ............................................         --          --           --           --
                                                       ----------     -------     --------     --------
Total Investments and Other Assets .................         --          --           --           --
                                                       ----------     -------     --------     --------

Investments in Subsidiaries
  Capital stock ....................................         --          --            --          --
  Equity in undistributed earnings of
   subsidiaries ....................................         --          --            --          --
  Notes receivable .................................         --          --            --          --
  Other investments ................................         --          --            --          --
                                                       ----------     -------      --------    --------
Total Investments in Subsidiaries ..................         --          --            --          --
                                                       ----------     -------      --------    --------

Current Assets
  Cash and temporary cash investments ..............        3,685           1           778       2,190
  Accounts receivable, net
    Customers ......................................      189,820       5,121        73,668      35,763
    Intercompany ...................................       22,277         731         3,519      30,869
    Other ..........................................        4,968          66           873         313
  Income tax refunds ...............................         --           --            --          --
  Gas inventory ....................................      141,684       2,918        49,933      12,709
  Other inventories, at average cost ...............        6,181         274         2,200         520
  Prepayments ......................................       49,531       1,506         1,227       1,263
  Regulatory assets ................................       28,901         583         4,201       1,948
  Underrecovered gas costs .........................         --           --           --          --
  Prepaid property tax .............................         --           --           --          --
  Exchange gas receivable ..........................         --           --           --          --
  Other ............................................      176,916        3,132       47,316       5,786
                                                       ----------      -------     --------    --------
Total Current Assets ...............................      623,963       14,332      183,715      91,361
                                                       ----------      -------     --------    --------

Deferred Charges ...................................       12,652           29        1,119       1,720
Long-term regulatory assets ........................      116,865        3,327       71,748       9,963
                                                       ----------      -------     --------    --------

TOTAL ASSETS .......................................    1,509,406       61,141      638,103     377,236
                                                       ==========      =======      ========    ========


                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (4 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                     F-1 Page 4
                                                           CS          CIC        CES(a)         CPC        TVC(a)      Total
                                                         -------      ------     --------      -------      ------     --------
                       ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................


  Gas and oil producing properties, full cost method
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Underrecovered gas costs .........................
  Prepaid property tax .............................
  Exchange gas receivable ..........................
  Other ............................................

Total Current Assets ...............................


Deferred Charges ...................................
Long-term regulatory assets ........................


TOTAL ASSETS .......................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (5 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)




              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................


  Gas and oil producing properties, full cost method
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Underrecovered gas costs .........................
  Prepaid property tax .............................
  Exchange gas receivable ..........................
  Other ............................................

Total Current Assets ...............................


Deferred Charges ...................................
Long-term regulatory assets ........................


TOTAL ASSETS .......................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (6 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                    F-1         F-1         F-1       F-1                 Consolidating
      CAPITALIZATION AND LIABILITIES              Page 7       Page 8     Page 9     Page 10   Combined      Entries    Consolidated
                                                ----------   ----------   --------   ------   -----------   ----------   ----------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares
       outstanding)...........................                                                                              554,955
    Subsidiaries - common stock ..............                                                                                 --
    Additional paid in capital ...............                                                                              754,216
    Retained earnings ........................                                                                              482,715
    Unearned employee compensation ...........                                                                               (1,167)
                                                                                                                         ----------

  Total common stock equity ..................                                                                            1,790,719
                                                                                                                         ----------

  Preferred stock ............................                                                                                 --
  Long-term debt .............................                                                                            2,003,474
  Installment promissory notes payable .......                                                                                 --
  Other intercompany notes and loans .........                                                                                 --
                                                                                                                         ----------

Total Capitalization .........................                                                                            3,794,193
                                                                                                                         ----------

Current Liabilities
  Short-term debt ............................                                                                              328,121
  Debt obligations ...........................                                                                                  529
  Accounts and drafts payable ................                                                                              536,739
  Intercompany notes and loans
    - current maturities......................                                                                                 --
  Intercompany short-term loans ..............                                                                                 --
  Intercompany accounts payable ..............                                                                                 --
  Accrued taxes ..............................                                                                              140,876
  Accrued interest ...........................                                                                               29,418
  Estimated rate refunds .....................                                                                               68,443
  Estimated supplier obligations .............                                                                               73,877
  Overrecovered gas costs ....................                                                                               84,551
  Transportation and exchange gas payable ....                                                                               89,163
  Deferred income taxes ......................                                                                                 --
  Regulatory liabilities .....................                                                                                9,755
  Other ......................................                                                                              356,756
                                                                                                                         ----------
Total Current Liabilities ....................                                                                            1,718,228
                                                                                                                         ----------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ..........                                                                              618,362
  Investment tax credits .....................                                                                               35,609
  Postretirement benefits other than pensions                                                                               148,807
  Long-term regulatory liabilities ...........                                                                               41,350
  Other ......................................                                                                              255,790
                                                                                                                         ----------
Total Other Liabilities and Deferred Credits .                                                                            1,099,918
                                                                                                                         ----------

TOTAL CAPITALIZATION AND LIABILITIES .........                                                                            6,612,339
                                                                                                                          ==========


                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (7 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-1 Page 7
                                                       CNR(a)         TCO           CGT         CLG(a)        CKY          Total
                                                       -------     ----------      -------     --------      -------     ----------
       CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)                       --           --                        --
    Subsidiaries - common stock ...................                        49           20                    23,806
    Additional paid in capital ....................                 1,512,024       82,429                       174
    Retained earnings .............................                  (537,611)      21,404                    42,681
    Unearned employee compensation ................                      --           --                        --
                                                                   ----------      -------                   -------

  Total common stock equity .......................                   974,462      103,853                    66,661
                                                                   ----------      -------                   -------

  Preferred stock .................................                      --           --                        --
  Long-term debt ..................................                       555         --                         235
  Installment promissory notes payable ............                   643,000       68,414                    54,494
  Other intercompany notes and loans ..............                      --           --                        --
                                                                   ----------      -------                   -------

Total Capitalization ..............................                 1,618,017      172,267                   121,390
                                                                   ----------      -------                   -------

Current Liabilities
  Short-term debt .................................                      --           --                        --
  Debt obligations ................................                        33         --                          15
  Accounts and drafts payable .....................                    20,989        2,495                     9,374
  Intercompany notes and loans - current maturities                      --           --                        --
  Intercompany short-term loans ...................                      --           --                       8,975
  Intercompany accounts payable ...................                    34,024       15,724                     9,684
  Accrued taxes ...................................                    66,778        6,832                     1,882
  Accrued Interest ................................                     1,923           98                        39
  Estimated rate refunds ..........................                    47,764        8,172                     1,383
  Estimated supplier obligations ..................                    73,877         --                        --
  Overrecovered gas costs .........................                      --           --                        --
  Transportation and exchange gas payable .........                      --           --                        --
  Deferred income taxes ...........................                      --           --                       2,792
  Regulatory liabilities ..........................                     8,082        1,673                      --
  Other ...........................................                   179,913       41,934                     9,884
                                                                   ----------      -------                   -------
Total Current Liabilities .........................                   433,383       76,928                    44,028
                                                                   ----------      -------                   -------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................                   251,739       37,662                     4,337
  Investment tax credits ..........................                     1,031          263                     1,834
  Postretirement benefits other than pensions .....                    40,833        3,633                     4,066
  Long-term regulatory liabilities ................                    17,041          153                     3,856
  Other ...........................................                   132,092        2,505                     1,302
                                                                   ----------      -------                   -------
Total Other Liabilities and Deferred Credits ......                   442,736       44,216                    15,395
                                                                   ----------      -------                   -------

TOTAL CAPITALIZATION AND LIABILITIES ..............                 2,494,136      293,411                   180,813
                                                                   ==========      =======                   =======

                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (8 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                  F-1 Page 8
                                                       COH           CMD         CPA         COS        CG           Total
                                                     ---------     -------      -------     -------  --------     -----------
     CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)        --          --           --          --
    Subsidiaries - common stock ...................    119,240          72       85,128      65,305
    Additional paid in capital ....................       --        10,020         --         2,969
    Retained earnings .............................    303,247      12,307      130,987      73,521
    Unearned employee compensation ................       --          --           --          --
                                                     ---------     -------      -------     -------

  Total common stock equity .......................    422,487      22,399      216,115     141,795
                                                     ---------     -------      -------     -------

  Preferred stock .................................       --          --           --          --
  Long-term debt ..................................      1,012          40          396         700
  Installment promissory notes payable ............    319,959      17,819      148,451     116,677
  Other intercompany notes and loans ..............       --          --           --          --
                                                     ---------     -------      -------     -------

Total Capitalization ..............................    743,458      40,258      364,962     259,172
                                                     ---------     -------      -------     -------

Current Liabilities
  Short-term debt .................................       --          --           --          --
  Debt obligations ................................         97          17           33         200
  Accounts and drafts payable .....................    104,318       2,354       19,627      14,604
  Intercompany notes and loans - current maturities       --          --           --          --
  Intercompany short-term loans ...................    151,110       1,703       65,691        --
  Intercompany accounts payable ...................     61,997       3,546       25,770      49,982
  Accrued taxes ...................................     94,708        (394)       6,304       2,547
  Accrued Interest ................................        388          10           63         230
  Estimated rate refunds ..........................      1,441         533        6,376       2,774
  Estimated supplier obligations ..................       --          --           --          --
  Overrecovered gas costs .........................       --          --           --          --
  Transportation and exchange gas payable .........       --          --           --          --
  Deferred income taxes ...........................       --          --          6,297         820
  Regulatory liabilities ..........................       --          --           --          --
  Other ...........................................    178,491       5,730       34,231      15,290
                                                     ---------     -------      -------     -------
Total Current Liabilities .........................    592,550      13,499      164,392      86,447
                                                     ---------     -------      -------     -------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............     80,302       2,447       71,229      16,418
  Investment tax credits ..........................     19,298       1,010        9,359       2,814
  Postretirement benefits other than pensions .....     48,281       1,478       16,083       4,190
  Long-term regulatory liabilities ................     10,391       1,813        6,637       1,459
  Other ...........................................     15,126         636        5,441       6,736
                                                     ---------     -------      -------     -------
Total Other Liabilities and Deferred Credits ......    173,398       7,384      108,749      31,617
                                                     ---------     -------      -------     -------

TOTAL CAPITALIZATION AND LIABILITIES ..............  1,509,406      61,141      638,103     377,236
                                                     =========     =======      =======     =======


                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (9 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                     F-1 Page 9
                                                          CS          CIC        CES(a)        CPC       TVC (a)       Total
                                                        -------      ------     --------      ------     -------      --------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)         --
    Subsidiaries - common stock ...................         300
    Additional paid in capital ....................      12,700
    Retained earnings .............................         187
    Unearned employee compensation ................        --
                                                        -------

  Total common stock equity .......................      13,187
                                                        -------

  Preferred stock .................................        --
  Long-term debt ..................................        --
  Installment promissory notes payable ............      16,043
  Other intercompany notes and loans ..............        --
                                                        -------

Total Capitalization ..............................      29,230
                                                        -------

Current Liabilities
  Short-term debt .................................        --
  Debt obligations ................................        --
  Accounts and drafts payable .....................      16,023
  Intercompany notes and loans - current maturities        --
  Intercompany short-term loans ...................      20,030
  Intercompany accounts payable ...................       4,406
  Accrued taxes ...................................      (1,858)
  Accrued interest ................................        --
  Estimated rate refunds ..........................        --
  Estimated supplier obligations ..................        --
  Overrecovered gas costs .........................        --
  Transportation and exchange gas payable .........        --
  Deferred income taxes ...........................        --
  Regulatory liabilities ..........................        --
  Other ...........................................      12,890
                                                        -------
Total Current Liabilities .........................      51,491
                                                        -------

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............       1,826
  Investment tax credits ..........................        --
  Postretirement benefits other than pensions .....       7,195
  Long-term regulatory liabilities ................        --
  Other ...........................................       1,706
                                                        -------
Total Other Liabilities and Deferred Credits ......      10,727
                                                        -------

TOTAL CAPITALIZATION AND LIABILITIES ..............      91,448
                                                        =======


                        CONFIDENTIAL TREATMENT REQUESTED

F-1 (10 of 10)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

               Consolidating Balance Sheet as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                    F-1 Page 10
                                                               TCC (a)             CAT             CNS (a)             Total
                                                              -----------       -----------       -----------       -----------
        CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................


  Preferred stock .................................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Short-term debt .................................
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Overrecovered gas costs .........................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................

Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............



                        CONFIDENTIAL TREATMENT REQUESTED

F-1A (1 of 6)

                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)


                                                               F-1A           F-1A                     Consolidating       TVC
                                                              Page 2         Page 3       Combined        Entries      Consolidated
                                                             -------        -------        -------        -------         -------
                      ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost...........
  Accumulated depreciation and depletion..................


  Net Gas Utility and Other Plant.........................


  Gas and oil producing properties, full cost method......
  Accumulated depletion...................................


  Net Gas and Oil Producing Properties....................


Net Property, Plant, and Equipment........................


Investments and Other Assets
  Accounts receivable - noncurrent........................
  Unconsolidated affiliates...............................
  Assets held for sale....................................
  Other...................................................


Total Investments and Other Assets........................


Investments in Subsidiaries
  Capital stock...........................................
  Equity in undistributed earnings of
   subsidiaries...........................................
  Notes receivable........................................
  Other investments.......................................


Total Investments in Subsidiaries.........................


Current Assets
  Cash and temporary cash investments.....................
  Accounts receivable, net
    Customers.............................................
    Intercompany..........................................
    Other.................................................
  Income tax refunds......................................
  Gas inventory...........................................
  Other inventories, at average cost......................
  Prepayments.............................................
  Other...................................................


Total Current Assets......................................


Deferred Charges..........................................


TOTAL ASSETS..............................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-1A (2 of 6)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)


                                                                                                                        F-1A Page 2
                                                              BGC       BLC     GGC   GLC      PGC       PLC      TVC     Total
                                                             ------    ------   ---   ---    ------    ------    ------   ------
                       ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ..........
  Accumulated depreciation and depletion .................


  Net Gas Utility and Other Plant ........................


  Gas and oil producing properties, full cost method .....
  Accumulated depletion ..................................


  Net Gas and Oil Producing Properties ...................


Net Property, Plant, and Equipment .......................


Investments and Other Assets
  Accounts receivable - noncurrent .......................
  Unconsolidated affiliates ..............................
  Assets held for sale ...................................
  Other ..................................................


Total Investments and Other Assets .......................


Investments in Subsidiaries
  Capital stock ..........................................
  Equity in undistributed earnings of
   subsidiaries ..........................................
  Notes receivable .......................................
  Other investments ......................................


Total Investments in Subsidiaries ........................


Current Assets
  Cash and temporary cash investments ....................
  Accounts receivable, net ...............................
    Customers ............................................
    Intercompany .........................................
    Other ................................................
  Income tax refund ......................................
  Gas inventory ..........................................
  Other inventories, at average cost .....................
  Prepayments ............................................
  Other ..................................................


Total Current Assets .....................................


Deferred Charges .........................................


TOTAL ASSETS .............................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-1A (3 of 6)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)


                                                                                                                         F-1A Page 3
                                                          VGC         VLC          RL         FC      TVC9      TVC10       Total
                                                         ------      ------      ------       --      ----      -----      ------
ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ........
  Accumulated depreciation and depletion ...............


  Net Gas Utility and Other Plant ......................


  Gas and oil producing properties, full cost method ...
  Accumulated depletion ................................


  Net Gas and Oil Producing Properties .................


Net Property, Plant, and Equipment .....................


Investments and Other Assets
  Accounts receivable - noncurrent .....................
  Unconsolidated affiliates ............................
  Assets held for sale .................................
  Other ................................................


Total Investments and Other Assets .....................


Investments in Subsidiaries
  Capital stock ........................................
  Equity in undistributed earnings of
   subsidiaries ........................................
  Notes receivable .....................................
  Other investments ....................................


Total Investments in Subsidiaries ......................


Current Assets
  Cash and temporary cash investments ..................
  Accounts receivable, net
    Customers ..........................................
    Intercompany .......................................
    Other ..............................................
  Income tax refunds ...................................
  Gas inventory ........................................
  Other inventories, at average cost ...................
  Prepayments ..........................................
  Other ................................................


Total Current Assets ...................................


Deferred Charges .......................................


TOTAL ASSETS ...........................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-1A (4 of 6)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)


                                                                F-1A          F-1A                  Consolidating     TVC
                CAPITALIZATION AND LIABILITIES                 Page 5        Page 6     Combined       Entries    Consolidated
                                                              -------       -------      -------       -------       -------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding) .........
    Subsidiaries - common stock ............................
    Additional paid in capital .............................
    Retained earnings ......................................
    Unearned employee compensation .........................


  Total common stock equity ................................


  Long-term debt ...........................................
  Installment promissory notes payable .....................
  Other intercompany notes and loans .......................


Total Capitalization .......................................


Current Liabilities
  Debt obligations .........................................
  Accounts and drafts payable ..............................
  Intercompany notes and loans - current maturities ........
  Intercompany short-term loans ............................
  Intercompany accounts payable ............................
  Accrued taxes ............................................
  Accrued interest .........................................
  Estimated rate refunds ...................................
  Estimated supplier obligations ...........................
  Transportation and exchange gas payable ..................
  Deferred income taxes ....................................
  Other ....................................................

Total Current Liabilities ..................................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ........................
  Investment tax credits ...................................
  Postretirement benefits other than pensions ..............
  Other ....................................................

Total Other Liabilities and Deferred Credits ...............



TOTAL CAPITALIZATION AND LIABILITIES .......................



                        CONFIDENTIAL TREATMENT REQUESTED

F-1A (5 of 6)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                                         F-1A Page 5
CAPITALIZATION AND LIABILITIES                          BGC       BLC       GGC       GLC       PGC       PLC      TVC       Total
                                                      -------   -------   -------   -------   -------   -------   -------   -------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding) .
    Subsidiaries - common stock ....................
    Additional paid in capital .....................
    Retained earnings ..............................
    Unearned employee compensation .................


  Total common stock equity ........................

  Long-term debt ...................................
  Installment promissory notes payable .............
  Other intercompany notes and loans ...............


Total Capitalization ...............................


Current Liabilities
  Debt obligations .................................
  Accounts and drafts payable ......................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ....................
  Intercompany accounts payable ....................
  Accrued taxes ....................................
  Accrued interest .................................
  Estimated rate refunds ...........................
  Estimated supplier obligations ...................
  Transportation and exchange gas payable ..........
  Deferred income taxes ............................
  Other ............................................

Total Current Liabilities ..........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ................
  Investment tax credits ...........................
  Postretirement benefits other than pensions ......
  Other ............................................

Total Other Liabilities and Deferred Credits .......



TOTAL CAPITALIZATION AND LIABILITIES ...............

                                                  CONFIDENTIAL TREATMENT REQUESTED

F-1A (6 of 6)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Electric Corporation and Subsidiaries
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                                         F-1A Page 6
             CAPITALIZATION AND LIABILITIES           VGC          VLC           RL          FC       TVC9      TVC10       Total
                                                     ------       ------       ------      ------     ----      ------      ------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................

  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Other ...........................................

Total Other Liabilities and Deferred Credits ......



TOTAL CAPITALIZATION AND LIABILITIES ..............

                                                  CONFIDENTIAL TREATMENT REQUESTED

F-1B (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                   Consoli-
                                                                                                    dating             TCC
                         ASSETS                              TGT          TCC        Combined      Entries    Consolidated
                                                             ---          ---        --------      -------    ------------


Property, Plant and Equipment ......................
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................


  Gas and oil producing properties, full cost method
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Other ............................................

Total Current Assets ...............................


Deferred Charges ...................................
Long-term Regulatory Assets ........................


TOTAL ASSETS .......................................

                                                  CONFIDENTIAL TREATMENT REQUESTED

F-1B (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                  Consoli-
                                                                                                    dating              TCC
             CAPITALIZATION AND LIABILITIES                 TGT          TCC        Combined       Entries     Consolidated
                                                            ---          ---        --------       -------     ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,498,460 shares outstanding) ..
    Subsidiaries - common stock .....................
    Additional paid in capital ......................
    Retained earnings ...............................
    Unearned employee compensation ..................


  Total common stock equity .........................


  Long-term debt ....................................
  Installment promissory notes payable ..............
  Other intercompany notes and loans ................


Total Capitalization ................................


Current Liabilities
  Debt obligations ..................................
  Accounts and drafts payable .......................
  Intercompany notes and loans - current maturities .
  Intercompany short-term loans .....................
  Intercompany accounts payable .....................
  Accrued taxes .....................................
  Accrued interest ..................................
  Estimated rate refunds ............................
  Estimated supplier obligations ....................
  Transportation and exchange gas payable ...........
  Deferred income taxes .............................
  Regulatory liabilities ............................
  Other .............................................

Total Current Liabilities ...........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent .................
  Investment tax credits ............................
  Postretirement benefits other than pensions .......
  Long-term regulatory liabilities ..................
  Other .............................................

Total Other Liabilities and Deferred Credits ........



TOTAL CAPITALIZATION AND LIABILITIES ................

                                                  CONFIDENTIAL TREATMENT REQUESTED

F1C (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                 Consoli-
                                                                                                   dating              CLG
                            ASSETS                           CLNG         CLG        Combined     Entries     Consolidated
                                                             ----         ---        --------     -------     ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....
  Accumulated depreciation and depletion ............


  Net Gas Utility and Other Plant ...................


  Gas and oil producing properties, full cost method
  Accumulated depletion .............................


  Net Gas and Oil Producing Properties ..............


Net Property, Plant, and Equipment ..................


Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................


Total Investments and Other Assets ..................


Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................


Total Investments in Subsidiaries ...................


Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Other .............................................


Total Current Assets ................................


Deferred Charges ....................................
Long-term Regulatory Assets .........................


TOTAL ASSETS ........................................

                                                  CONFIDENTIAL TREATMENT REQUESTED

F-1C (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consoli-
                                                                                                          dating                CLG
             CAPITALIZATION AND LIABILITIES                 CLNG           CLG           Combined        Entries       Consolidated
                                                            ----           ---           --------        -------       ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................

  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................


Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................


Total Other Liabilities and Deferred Credits ......



TOTAL CAPITALIZATION AND LIABILITIES ..............

                                                  CONFIDENTIAL TREATMENT REQUESTED

 F-1D (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                       ASSETS                                   CEM            CPM             CSP             CES
                                                                ---            ---             ---             ---
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....
   Accumulated depreciation and depletion ............


   Net Gas Utility and Other Plant ...................


   Gas and oil producing properties, full cost method
   Accumulated depletion .............................


   Net Gas and Oil Producing Properties ..............


 Net Property, Plant, and Equipment ..................


 Investments and Other Assets
   Accounts receivable - noncurrent ..................
   Unconsolidated affiliates .........................
   Assets held for sale ..............................
   Other .............................................


 Total Investments and Other Assets ..................


 Investments in Subsidiaries
   Capital stock .....................................
   Equity in undistributed earnings of
    subsidiaries .....................................
   Notes receivable ..................................
   Other investments .................................


 Total Investments in Subsidiaries ...................


 Current Assets
   Cash and temporary cash investments ...............
   Accounts receivable, net
     Customers .......................................
     Intercompany ....................................
     Other ...........................................
   Income tax refunds ................................
   Gas inventory .....................................
   Other inventories, at average cost ................
   Prepayments .......................................
   Regulatory assets .................................
   Exchange gas receivable ...........................
   Other .............................................


 Total Current Assets ................................


 Deferred Charges ....................................
 Long-term Regulatory Assets .........................


 TOTAL ASSETS ........................................

                        CONFIDENTIAL TREATMENT REQUESTED



                                                                      Consoli-
                                                                        dating               CES
                       ASSETS                           Combined       Entries        Consolidated
                       ------                           --------       -------        ------------
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....
   Accumulated depreciation and depletion ............

   Net Gas Utility and Other Plant ...................


   Gas and oil producing properties, full cost method
   Accumulated depletion .............................

   Net Gas and Oil Producing Properties ..............


 Net Property, Plant, and Equipment ..................


 Investments and Other Assets
   Accounts receivable - noncurrent ..................
   Unconsolidated affiliates .........................
   Assets held for sale ..............................
   Other .............................................

 Total Investments and Other Assets ..................


 Investments in Subsidiaries
   Capital stock .....................................
   Equity in undistributed earnings of
    subsidiaries .....................................
   Notes receivable ..................................
   Other investments .................................

 Total Investments in Subsidiaries ...................


 Current Assets
   Cash and temporary cash investments ...............
   Accounts receivable, net
     Customers .......................................
     Intercompany ....................................
     Other ...........................................
   Income tax refunds ................................
   Gas inventory .....................................
   Other inventories, at average cost ................
   Prepayments .......................................
   Regulatory assets .................................
   Exchange gas receivable ...........................
   Other .............................................

 Total Current Assets ................................


 Deferred Charges ....................................
 Long-term Regulatory Assets .........................


 TOTAL ASSETS ........................................


                        CONFIDENTIAL TREATMENT REQUESTED

 F-1D (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


            CAPITALIZATION AND LIABILITIES                   CEM            CPM             CSP             CES           Combined
                                                             ---            ---             ---             ---           --------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460) shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............

Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................

Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED


                                                           Consoli-
                                                             dating               CES
            CAPITALIZATION AND LIABILITIES                  Entries      Consolidated
                                                            -------      ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460) shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............

Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................

Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............

                        CONFIDENTIAL TREATMENT REQUESTED

F-1E (1 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                  Consoli-
                                                                                                    dating               CNS
                          ASSETS                              CMC          CNS        Combined     Entries      Consolidated
                                                              ---          ---        --------     -------      ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost .....
  Accumulated depreciation and depletion ............

  Net Gas Utility and Other Plant ...................


  Gas and oil producing properties, full cost method
  Accumulated depletion .............................

  Net Gas and Oil Producing Properties ..............


Net Property, Plant, and Equipment ..................


Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................

Total Investments and Other Assets ..................


Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................

Total Investments in Subsidiaries ...................


Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
 Regulatory assets ..................................
  Other .............................................

Total Current Assets ................................


Deferred Charges ....................................
Long-term Regulatory Assets .........................


TOTAL ASSETS ........................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-1E (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                   Consoli-
                                                                                                     dating             CNS
          CAPITALIZATION AND LIABILITIES                    CMC           CNS        Combined       Entries    Consolidated
                                                            ---           ---        --------       -------    ------------

Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................


  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................


Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................


Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED

F-1F (1 of 2)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Natural Resources, Inc. and Subsidiary
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating         CNR
                   ASSETS                                        CNR           Alamco         Combined      Entries    Consolidated
                                                               --------       --------        --------      --------     --------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .......
  Accumulated depreciation and depletion ..............

  Net Gas Utility and Other Plant .....................


  Gas and oil producing properties, full cost method ..
  Accumulated depletion ...............................

  Net Gas and Oil Producing Properties ................


Net Property, Plant, and Equipment ....................


Investments and Other Assets
  Accounts receivable - noncurrent ....................
  Unconsolidated affiliates ...........................
  Assets held for sale ................................
  Other ...............................................

Total Investments and Other Assets ....................


Investments in Subsidiaries
  Capital stock .......................................
  Equity in undistributed earnings of
   subsidiaries .......................................
  Notes receivable ....................................
  Other investments ...................................

Total Investments in Subsidiaries .....................


Current Assets
  Cash and temporary cash investments .................
  Accounts receivable, net ............................
    Customers .........................................
    Intercompany ......................................
    Other .............................................
  Income tax refunds ..................................
  Gas inventory .......................................
  Other inventories, at average cost ..................
  Prepayments .........................................
  Regulatory assets ...................................
  Other ...............................................

Total Current Assets ..................................


Deferred Charges ......................................
Long-term Regulatory Assets ...........................


TOTAL ASSETS ..........................................


                        CONFIDENTIAL TREATMENT REQUESTED

    F-1F (2 of 2)
                                               COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                                           Columbia Natural Resources, Inc. and Subsidiary
                                         Consolidating Balance Sheet as of December 31, 1997
                                      (Not covered by Report of Independent Public Accountants)
                                                            ($ Thousands)
                                                                                                           Consoli-
                                                                                                            dating               CNR
            CAPITALIZATION AND LIABILITIES                      CNR           Alamco        Combined        Entries     Consolidated
                                                             --------        --------       --------        --------       --------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding) ...
    Subsidiaries - common stock ......................
    Additional paid in capital .......................
    Retained earnings ................................
    Unearned employee compensation ...................


  Total common stock equity ..........................

  Long-term debt .....................................
  Installment promissory notes payable ...............
  Other intercompany notes and loans .................


Total Capitalization .................................


Current Liabilities
  Debt obligations ...................................
  Debtor-in-possession financing .....................
  Accounts and drafts payable ........................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ......................
  Intercompany accounts payable ......................
  Accrued taxes ......................................
  Accrued interest ...................................
  Estimated rate refunds .............................
  Estimated supplier obligations .....................
  Transportation and exchange gas payable ............
  Deferred income taxes ..............................
  Regulatory liabilities .............................
  Other ..............................................

Total Current Liabilities ............................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ..................
  Investment tax credits .............................
  Postretirement benefits other than pensions ........
  Long-term regulatory liabilities ...................
  Other ..............................................


Total Other Liabilities and Deferred Credits .........



TOTAL CAPITALIZATION AND LIABILITIES .................


                        CONFIDENTIAL TREATMENT REQUESTED

F-1G (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                             Consoli-
                                                                                                              dating       Alamco
          ASSETS                                         Alamco   Hawg Hauling  Alamco - Delaware  Combined   Entries   Consolidated
          ------                                         ------   ------------  -----------------  --------   -------   ------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........


  Net Gas Utility and Other Plant ..................



  Gas and oil producing properties, full cost method
  Accumulated depletion ............................


  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................



Investments and Other Assets .......................
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other   ..........................................


Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................


Total Investments in Subsidiaries ..................


Current Assets .....................................
  Cash and temporary cash investments ..............
  Accounts receivable, net .........................
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Other ............................................


Total Current Assets ...............................


Deferred Charges ...................................
Long-term Regulatory Assets ........................


TOTAL ASSETS .......................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-1G (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                             Consoli-
                                                                                                               dating     Alamco
      CAPITALIZATION AND LIABILITIES                     Alamco  Hawg Hauling  Alamco - Delaware  Combined     Entries  Consolidated
                                                         ------  ------------  -----------------  --------     -------  ------------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Debtor-in-possession financing........ ..........
  Accounts and drafts payable .....................
  Intercompany notes and loans - current maturities
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................


Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................


Total Other Liabilities and Deferred Credits ......



TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED

    F-2 (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                            Entry No. 1     Entry No. 2
                                                                            Eliminate       Eliminate      Entry No. 3
                                                                            Intercompany    Subsidiary     Consolidating
                                                                Total       Transactions    Equity         Adjustments
                                                                -----       ------------    ------         -----------

                             ASSETS
    Property, Plant and Equipment

      Gas utility and other plant, at original cost ..
      Accumulated depreciation and depletion .........

      Net Gas Utility and Other Plant ................


      Gas and oil producing properties, full cost
        method .......................................
      Accumulated depletion ..........................

      Net Oil and Gas Producing Properties ...........


    Net Property, Plant, and Equipment ...............


    Investments and Other Assets
      Accounts receivable - noncurrent ...............
      Unconsolidated affiliates ......................
      Assets held for sale ...........................
      Other ..........................................

    Total Investments and Other Assets ...............


    Investments in Subsidiaries
      Capital stock ..................................
      Equity in undistributed earnings of
       subsidiaries ..................................
      Notes receivable ...............................
      Other investments ..............................

    Total Investments in Subsidiaries ................


    Current Assets
      Cash and temporary cash investments ............
      Accounts receivable, net
        Customers ....................................
        Intercompany .................................
        Other ........................................
      Income tax refunds .............................
      Gas inventory ..................................
      Other inventories, at average cost .............
      Prepayments ....................................
      Regulatory assets ..............................
      Underrecovered gas costs .......................
      Prepaid property tax ...........................
      Exchange gas receivable ........................
      Other ..........................................

    Total Current Assets .............................


    Deferred Charges .................................
    Long-term Regulatory Assets ......................


    TOTAL ASSETS .....................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-2 (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                      Entry No. 1         Entry No. 2
                                                                      Eliminate           Eliminate      Entry No. 3
                                                                      Intercompany        Subsidiary     Consolidating
                                                            Total     Transactions        Equity         Adjustments
                                                            -----     ------------        ------         -----------

           CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)...
    Subsidiaries - common stock .....................
    Additional paid in capital ......................
    Retained earnings ...............................
    Unearned employee compensation ..................


  Total common stock equity .........................


  Preferred stock ...................................
  Long-term debt ....................................
  Installment promissory notes payable ..............
  Other intercompany notes and loans ................


Total Capitalization ................................


Current Liabilities
  Short-term debt ...................................
  Debt obligations ..................................
  Accounts and drafts payable .......................
  Intercompany notes and loans - current maturities..
  Intercompany short-term loans .....................
  Intercompany accounts payable .....................
  Accrued taxes .....................................
  Accrued interest ..................................
  Estimated rate refunds ............................
  Estimated supplier obligations ....................
  Overrecovered gas costs ...........................
  Transportation and exchange gas payable ...........
  Deferred income taxes .............................
  Regulatory liabilities ............................
  Other .............................................

Total Current Liabilities ...........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent .................
  Investment tax credits ............................
  Postretirement benefits other than pensions .......
  Long-term regulatory liabilities ..................
  Other .............................................

Total Other Liabilities and Deferred Credits ........


TOTAL CAPITALIZATION AND LIABILITIES ................



                        CONFIDENTIAL TREATMENT REQUESTED

F-2A (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1997
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                          Entry No. 1   Entry No. 2
                                                                          Eliminate     Eliminate      Entry No. 3
                                                                          Intercompany  Subsidiary     Consolidating
                                                            Total         Transactions  Equity         Adjustments
                                                           -------        -------       -------        -------
ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................

  Gas and oil producing properties, full cost
    method .........................................
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............

Net Property, Plant, and Equipment .................

Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................

Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
  subsidiaries .....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................

Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
  Customers ........................................
  Intercompany .....................................
  Other ............................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Other ............................................

Total Current Assets ...............................

Deferred Charges ...................................

TOTAL ASSETS .......................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-2A (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1997
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                         Entry No. 1   Entry No. 2
                                                                         Eliminate     Eliminate      Entry No. 3
                                                                         Intercompany  Subsidiary     Consolidating
CAPITALIZATION AND LIABILITIES                             Total         Transactions  Equity         Adjustments
                                                          -------        -------       -------        -------
Capitalization
  Common Stock Equity
  Columbia Energy Group - common stock,
  $10 par value (55,495,460 shares outstanding) .....
  Subsidiaries - common stock .......................
  Additional paid in capital ........................
  Retained earnings .................................
  Unearned employee compensation ....................

  Total common stock equity .........................

  Long-term debt ....................................
  Installment promissory notes payable ..............
  Other intercompany notes and loans ................

Total Capitalization ................................

Current Liabilities
  Debt obligations ..................................
  Accounts and drafts payable .......................
  Intercompany notes and loans - current maturities..
  Intercompany short-term loans .....................
  Intercompany accounts payable .....................
  Accrued taxes .....................................
  Accrued interest ..................................
  Estimated rate refunds ............................
  Estimated supplier obligations ....................
  Transportation and exchange gas payable ...........
  Deferred income taxes .............................
  Other .............................................

Total Current Liabilities ...........................

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent .................
  Investment tax credits ............................
  Postretirement benefits other than pensions .......
  Other .............................................

Total Other Liabilities and Deferred Credits ........

TOTAL CAPITALIZATION AND LIABILITIES ................


                        CONFIDENTIAL TREATMENT REQUESTED

F-2B (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                             Entry No. 1    Entry No. 2
                                                                             Eliminate      Eliminate       Entry No. 3
                                                                             Intercompany   Subsidiary      Consolidating
                         ASSETS                               Total          Transactions   Equity          Adjustments
                                                             ------          ------         ------          ------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .......
  Accumulated depreciation and depletion ..............

  Net Gas Utility and Other Plant .....................

  Gas and oil producing properties, full cost method ..
  Accumulated depletion ...............................

  Net Gas and Oil Producing Properties ................

Net Property, Plant, and Equipment ....................

Investments and Other Assets
  Accounts receivable - noncurrent ....................
  Unconsolidated affiliates ...........................
  Assets held for sale ................................
  Other ...............................................

Total Investments and Other Assets ....................

Investments in Subsidiaries
  Capital stock .......................................
  Equity in undistributed earnings of
   subsidiaries .......................................
  Notes receivable ....................................
  Other investments ...................................

Total Investments in Subsidiaries .....................

Current Assets
  Cash and temporary cash investments .................
  Accounts receivable, net
    Customers .........................................
    Intercompany ......................................
    Other .............................................
  Income tax refunds ..................................
  Gas inventory .......................................
  Other inventories, at average cost ..................
  Prepayments .........................................
  Regulatory assets ...................................
  Other ...............................................

Total Current Assets ..................................

Deferred Charges ......................................
Long-term Regulatory Assets ...........................

TOTAL ASSETS ..........................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-2B (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                            Entry No. 1    Entry No. 2
                                                                            Eliminate      Eliminate       Entry No. 3
                                                                            Intercompany   Subsidiary      Consolidating
             CAPITALIZATION AND LIABILITIES                 Total           Transactions   Equity          Adjustments
                                                            ------          ------         ------          ------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding) ...
    Subsidiaries - common stock ......................
    Additional paid in capital .......................
    Retained earnings ................................
    Unearned employee compensation ...................

  Total common stock equity ..........................

  Long-term debt .....................................
  Installment promissory notes payable ...............
  Other intercompany notes and loans .................

Total Capitalization .................................

Current Liabilities
  Debt obligations ...................................
  Accounts and drafts payable ........................
  Intercompany notes and loans - current maturities ..
  Intercompany short-term loans ......................
  Intercompany accounts payable ......................
  Accrued taxes ......................................
  Accrued interest ...................................
  Estimated rate refunds .............................
  Estimated supplier obligations .....................
  Transportation and exchange gas payable ............
  Deferred income taxes ..............................
  Regulatory liabilities .............................
  Other ..............................................

Total Current Liabilities ............................

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ..................
  Investment tax credits .............................
  Postretirement benefits other than pensions ........
  Long-term regulatory liabilities ...................
  Other ..............................................

Total Other Liabilities and Deferred Credits .........

TOTAL CAPITALIZATION AND LIABILITIES .................


                        CONFIDENTIAL TREATMENT REQUESTED

F-2C (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                               Entry No. 1      Entry No. 2
                                                                               Eliminate        Eliminate       Entry No. 3
                                                                               Intercompany     Subsidiary      Consolidating
                       ASSETS                                  Total           Transactions     Equity          Adjustments
                                                              -------          -------          -------         -------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .......
  Accumulated depreciation and depletion ..............

  Net Gas Utility and Other Plant .....................

  Gas and oil producing properties, full cost method ..
  Accumulated depletion ...............................

  Net Gas and Oil Producing Properties ................

Net Property, Plant, and Equipment ....................

Investments and Other Assets
  Accounts receivable - noncurrent ....................
  Unconsolidated affiliates ...........................
  Assets held for sale ................................
  Other ...............................................

Total Investments and Other Assets ....................

Investments in Subsidiaries
  Capital stock .......................................
  Equity in undistributed earnings of
   subsidiaries .......................................
  Notes receivable ....................................
  Other investments ...................................

Total Investments in Subsidiaries .....................

Current Assets
  Cash and temporary cash investments .................
  Accounts receivable, net
    Customers .........................................
    Intercompany ......................................
    Other .............................................
  Income tax refunds ..................................
  Gas inventory .......................................
  Other inventories, at average cost ..................
  Prepayments .........................................
  Regulatory assets ...................................
  Other ...............................................

Total Current Assets ..................................

Deferred Charges ......................................
Long-term Regulatory Assets ...........................

TOTAL ASSETS ..........................................



                        CONFIDENTIAL TREATMENT REQUESTED

F-2C (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                           Entry No. 1   Entry No. 2
                                                                           Eliminate     Eliminate    Entry No. 3
                                                                           Intercompany  Subsidiary   Consolidating
           CAPITALIZATION AND LIABILITIES                    Total         Transactions  Equity       Adjustments
                                                             ----          ----          ----         ----
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding) ...
    Subsidiaries - common stock ......................
    Additional paid in capital .......................
    Retained earnings ................................
    Unearned employee compensation ...................

  Total common stock equity ..........................

  Long-term debt .....................................
  Installment promissory notes payable ...............
  Other intercompany notes and loans .................

Total Capitalization .................................

Current Liabilities
  Debt obligations ...................................
  Accounts and drafts payable ........................
  Intercompany notes and loans - current maturities ..
  Intercompany short-term loans ......................
  Intercompany accounts payable ......................
  Accrued taxes ......................................
  Accrued interest ...................................
  Estimated rate refunds .............................
  Estimated supplier obligations .....................
  Transportation and exchange gas payable ............
  Deferred income taxes ..............................
  Regulatory liabilities .............................
  Other ..............................................

Total Current Liabilities ............................

Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ..................
  Investment tax credits .............................
  Postretirement benefits other than pensions ........
  Long-term regulatory liabilities ...................
  Other ..............................................

Total Other Liabilities and Deferred Credits .........

TOTAL CAPITALIZATION AND LIABILITIES .................



                        CONFIDENTIAL TREATMENT REQUESTED

 F-1D (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
               Consolidating Balance Sheet as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                  Entry No. 1    Entry No. 2
                                                                  Eliminate      Eliminate      Entry No. 3
                                                                  Intercompany   Subsidiary     Consolidating
                                                           Total  Transactions   Equity         Adjustments
                                                           -----  ------------   ------         -----------

                          ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................


  Gas and oil producing properties, full cost
    method .........................................
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Exchange gas receivable ..........................
  Other ............................................

Total Current Assets ...............................


Deferred Charges ...................................
Long-term Regulatory Assets ........................


TOTAL ASSETS .......................................



                        CONFIDENTIAL TREATMENT REQUESTED

 F-2D (2 of 2)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                  Entry No. 1     Entry No. 2
                                                                  Eliminate       Eliminate      Entry No. 3
                                                                  Intercompany    Subsidiary     Consolidating
                                                          Total   Transactions    Equity         Adjustments
                                                          -----   ------------    ------         -----------
       CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................

  Total common stock equity .......................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............

Total Capitalization ..............................

Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current
    maturities.....................................
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................

Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED

F-2E (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
           Consolidated Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                               Entry No. 1   Entry No. 2
                                                               Eliminate     Eliminate     Entry No. 3
                                                               Intercompany  Subsidiary    Consolidating
                        ASSETS                          Total  Transactions  Equity        Adjustments
                                                        -----  ------------  ------        -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................


  Gas and oil producing properties, full cost
   method ..........................................
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............


Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................


Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................


Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Other ............................................


Total Current Assets ...............................


Deferred Charges ...................................
Long-term Regulatory Assets ........................


TOTAL ASSETS .......................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-2F (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                 Entry No. 1         Entry No. 2
                                                                                 Eliminate           Eliminate        Entry No. 3
                                                                                 Intercompany        Subsidiary       Consolidating
                                 ASSETS                          Total           Transactions        Equity           Adjustments
                                 ------                          -----           ------------        ------           -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....
  Accumulated depreciation and depletion ...........

  Net Gas Utility and Other Plant ..................

  Gas and oil producing properties, full cost
    method ..........................................
  Accumulated depletion ............................

  Net Gas and Oil Producing Properties .............

Net Property, Plant, and Equipment .................


Investments and Other Assets
  Accounts receivable - noncurrent .................
  Unconsolidated affiliates ........................
  Assets held for sale .............................
  Other ............................................

Total Investments and Other Assets .................


Investments in Subsidiaries
  Capital stock ....................................
  Equity in undistributed earnings of
   subsidiaries ....................................
  Notes receivable .................................
  Other investments ................................

Total Investments in Subsidiaries ..................


Current Assets
  Cash and temporary cash investments ..............
  Accounts receivable, net
    Customers ......................................
    Intercompany ...................................
    Other ..........................................
  Income tax refunds ...............................
  Gas inventory ....................................
  Other inventories, at average cost ...............
  Prepayments ......................................
  Regulatory assets ................................
  Other ............................................

Total Current Assets ...............................

Deferred Charges ...................................
Long-term Regulatory Assets ........................


TOTAL ASSETS .......................................

                        CONFIDENTIAL TREATMENT REQUESTED

F-2F (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                Entry No. 1        Entry No. 2
                                                                                Eliminate          Eliminate          Entry No. 3
                                                                                Intercompany       Subsidiary         Consolidating
                     CAPITALIZATION AND LIABILITIES              Total          Transactions       Equity             Adjustments
                     ------------------------------              -----          ------------       ------             -----------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares outstanding)
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................


  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current
    maturities ....................................
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................

Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Deferred income taxes, noncurrent ...............
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................

Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED

F-2G (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                           Entry No. 3
                                                                            Entry No. 1     Entry No. 2    Adjust to
                                                                            Eliminate       Eliminate      Consoli-     Entry No. 4
                                                                            Intercompany    Subsidiary     dated Full   Elimination/
                                ASSETS                         Total        Transactions    Equity         Cost Pool    Adjustments
                                                               -----        ------------    ------         ---------    -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....
  Accumulated depreciation and depletion ............

  Net Gas Utility and Other Plant ...................

  Gas and oil producing properties, full cost method
  Accumulated depletion .............................

  Net Gas and Oil Producing Properties ..............


Net Property, Plant, and Equipment ..................



Investments and Other Assets
  Accounts receivable - noncurrent ..................
  Unconsolidated affiliates .........................
  Assets held for sale ..............................
  Other .............................................


Total Investments and Other Assets ..................



Investments in Subsidiaries
  Capital stock .....................................
  Equity in undistributed earnings of
   subsidiaries .....................................
  Notes receivable ..................................
  Other investments .................................


Total Investments in Subsidiaries ...................



Current Assets
  Cash and temporary cash investments ...............
  Accounts receivable, net
    Customers .......................................
    Intercompany ....................................
    Other ...........................................
  Income tax refunds ................................
  Gas inventory .....................................
  Other inventories, at average cost ................
  Prepayments .......................................
  Regulatory assets .................................
  Other .............................................


Total Current Assets ................................


Deferred Charges ....................................
Long-term Regulatory Assets .........................


TOTAL ASSETS ........................................


                        CONFIDENTIAL TREATMENT REQUESTED

F-2G (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
           Consolidating Balance Sheet Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                       Entry No. 3
                                                                          Entry No. 1    Entry No. 2   Adjust to
                                                                          Eliminate      Eliminate     Consoli-         Entry No. 4
                                                                          Intercompany   Subsidiary    dated Full       Elimination/
                    CAPITALIZATION AND LIABILITIES           Total        Transactions   Equity        Cost Pool        Adjustments
                                                             -----        ------------   ------        ---------        -----------
Capitalization
  Common Stock Equity
    Columbia Energy Group - common stock,
     $10 par value (55,495,460 shares
       outstanding) ...............................
    Subsidiaries - common stock ...................
    Additional paid in capital ....................
    Retained earnings .............................
    Unearned employee compensation ................


  Total common stock equity .......................
  Long-term debt ..................................
  Installment promissory notes payable ............
  Other intercompany notes and loans ..............


Total Capitalization ..............................


Current Liabilities
  Debt obligations ................................
  Accounts and drafts payable .....................
  Intercompany notes and loans - current
    maturities ....................................
  Intercompany short-term loans ...................
  Intercompany accounts payable ...................
  Accrued taxes ...................................
  Accrued interest ................................
  Estimated rate refunds ..........................
  Estimated supplier obligations ..................
  Transportation and exchange gas payable .........
  Deferred income taxes ...........................
  Regulatory liabilities ..........................
  Other ...........................................


Total Current Liabilities .........................


Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................
  Investment tax credits ..........................
  Postretirement benefits other than pensions .....
  Long-term regulatory liabilities ................
  Other ...........................................


Total Other Liabilities and Deferred Credits ......


TOTAL CAPITALIZATION AND LIABILITIES ..............


                        CONFIDENTIAL TREATMENT REQUESTED

F-3  (1 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                           Consoli-
                                             F-3           F-3           F-3        F-3                     dating      Consoli-
                                           Page 2        Page 3        Page 4      Page 5    Combined       Entries      dated
                                         ----------    ----------    ----------    ------    ----------    --------    ----------
Operating Revenues
  Gas sales ..........................                                                                                  4,286,717
  Transportation .....................                                                                                    531,526
  Storage ............................                                                                                     90,593
  Other ..............................                                                                                    144,817
                                                                                                                       ----------
Total Operating Revenues .............                                                                                  5,053,653
                                                                                                                       ----------

Operating Expenses
  Products purchased .................                                                                                  3,138,072
  Operation ..........................                                                                                    862,076
  Maintenance ........................                                                                                    100,203
  Depreciation and depletion .........                                                                                    221,313
  Other taxes ........................                                                                                    222,561
                                                                                                                       ----------
Total Operating Expenses .............                                                                                  4,544,225
                                                                                                                       ----------

Operating Income (Loss) ..............                                                                                    509,428
                                                                                                                       ----------

Other Income (Deductions)
  Interest income and other, net .....                                                                                     40,398
  Interest expense and related
   charges ...........................                                                                                   (157,560)
                                                                                                                       ----------
Total Other Income (Deductions) ......                                                                                   (117,162)
                                                                                                                       ----------

Income (Loss) before Income Taxes ....                                                                                    392,266

Income Taxes .........................                                                                                    118,930
                                                                                                                       ----------

Net Income (Loss) ....................                                                                                    273,336
                                                                                                                       ==========

                        CONFIDENTIAL TREATMENT REQUESTED

F-3  (2 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                      F-3 Page 2
                                             CNR (a)         TCO            CGT          CLG (a)         CKY            Total
                                            --------       --------       --------       -------       --------       ----------
Operating Revenues
  Gas sales ..........................                        3,235             --                      147,490
  Transportation .....................                      489,140        133,135                        8,381
  Storage ............................                      179,850             --                           --
  Other ..............................                       26,175          8,397                          386
                                                           --------       --------                     --------
Total Operating Revenues .............                      698,400        141,532                      156,257
                                                           --------       --------                     --------
Operating Expenses
  Products purchased .................                        2,119             --                       93,413
  Operation ..........................                      302,593         65,633                       27,948
  Maintenance ........................                       38,078         16,122                        2,885
  Depreciation and depletion .........                       81,192         23,133                        6,704
  Other taxes ........................                       44,878          7,881                        2,184
                                                           --------       --------                     --------
Total Operating Expenses .............                      468,860        112,769                      133,134
                                                           --------       --------                     --------
Operating Income (Loss) ..............                      229,540         28,763                       23,123
                                                           --------       --------                     --------
Other Income (Deductions)
  Interest income and other, net .....                       25,109            635                          150
  Interest expense and related
    charges ..........................                      (46,061)        (5,370)                      (4,617)
                                                           --------       --------                     --------
Total Other Income (Deductions) ......                      (20,952)        (4,735)                      (4,467)
                                                           --------       --------                     --------

Income (Loss) before Income Taxes ....                      208,588         24,028                       18,656

Income Taxes .........................                       64,495          8,700                        7,017
                                                           --------       --------                     --------

Net Income (Loss) ....................                      144,093         15,328                       11,639
                                                           ========       ========                     ========

                        CONFIDENTIAL TREATMENT REQUESTED

F-3  (3 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-3 Page 3
                                                COH            CMD           CPA            COS             CG            Total
                                            ----------       -------       --------       --------       --------       ----------
Operating Revenues
  Gas sales ..........................       1,340,113        49,981        426,185        183,761
  Transportation .....................          83,323         2,978         36,358         12,136
  Storage ............................              --            --             --             --
  Other ..............................           2,302           153            661          2,103
                                            ----------       -------       --------       --------
Total Operating Revenues .............       1,425,738        53,112        463,204        198,000
                                            ----------       -------       --------       --------
Operating Expenses
  Products purchased .................         901,298        32,690        263,441        107,354
  Operation ..........................         233,711         8,698         91,655         38,654
  Maintenance ........................          19,674         1,263          8,419          8,068
  Depreciation and depletion .........          44,918         2,700         14,714          9,206
  Other taxes ........................         116,164         1,911         25,685          8,744
                                            ----------       -------       --------       --------
Total Operating Expenses .............       1,315,765        47,262        403,914        172,026
                                            ----------       -------       --------       --------
Operating Income (Loss) ..............         109,973         5,850         59,290         25,974
                                            ----------       -------       --------       --------
Other Income (Deductions)
  Interest income and other, net .....             759            41            (15)           379
  Interest expense and related
    charges ..........................         (29,039)       (1,438)       (13,455)        (8,889)
                                            ----------       -------       --------       --------
Total Other Income (Deductions) ......         (28,280)       (1,397)       (13,470)        (8,510)
                                            ----------       -------       --------       --------

Income (Loss) before Income Taxes ....          81,693         4,453         45,820         17,464

Income Taxes .........................          29,267         1,400         15,265          5,337
                                            ----------       -------       --------       --------

Net Income (Loss) ....................          52,426         3,053         30,555         12,127
                                            ==========       =======       ========       ========


                        CONFIDENTIAL TREATMENT REQUESTED

F-3  (4 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                  F-3 Page 4
                                               CS          CIC         CES (a)          CPC         TVC (a)         Total
                                            -------       -----      ----------       -------       -------       ----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related
    charges ..........................

Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....

Income Taxes .........................


Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

F-3  (5 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                    F-3 Page 5
                                                 TCC (a)           CAT             CNS (a)            Total
                                                 ------            ---             ------             ------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............

Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............

Operating Income (Loss) ..............

Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related
    charges ..........................

Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....

Income Taxes .........................


Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

F-3A (1 of 3)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)




                                               F-3A           F-3A                      Consolidating       TVC
                                              Page 2         Page 3       Combined         Entries     Consolidated
                                              ------         ------       --------         -------     ------------
Operating Revenues
  Gas sales ............................
  Transportation .......................
  Storage ..............................
  Other ................................


Total Operating Revenues ...............


Operating Expenses
  Products purchased ...................
  Operation ............................
  Maintenance ..........................
  Depreciation and depletion ...........
  Other taxes ..........................


Total Operating Expenses ...............



Operating Income (Loss) ................


Other Income (Deductions)
  Interest income and other, net .......
  Interest expense and related charges..


Total Other Income (Deductions) ........



Income (Loss) before Income Taxes ......
Income Taxes ...........................



Net Income (Loss) ......................




                        CONFIDENTIAL TREATMENT REQUESTED

F-3A (2 of 3)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                                        F-3A Page 2
                                                BGC          BLC      GGC    GLC        PGC         PLC        TVC        Total
                                                ---          ---      ---    ---        ---         ---        ---        -----
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................



Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-3A (3 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                           F-3A Page 3
                                               VGC          VLC          RL         FC      TVC9   TVC10      Total
                                               ---          ---          --         --      ----   -----      -----
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................



Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-3B (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                             Consoli-
                                                                               dating            TCC
                                             TGT        TCC       Combined    Entries   Consolidated
                                             ---        ---       --------    -------   ------------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-3C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                        Consoli-
                                                                                          dating          CLG
                                              CLNG           CLG          Combined       Entries     Consolidated
                                              ----           ---          --------       -------     ------------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

 F-3D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries Consolidating Income Statement as of December 31, 1997

            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                 CEM              CPM                CSP               CES              Combined
                                                 ---              ---                ---               ---              --------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges

Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................

                        CONFIDENTIAL TREATMENT REQUESTED




                                          Consoli-
                                            dating                 CES
                                           Entries        Consolidated
                                           -------        ------------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges

Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-3E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                   Consoli-
                                                                                     dating            CNS
                                              CMC           CNS         Combined    Entries   Consolidated
                                              ---           ---         --------    -------   ------------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

F-3F (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                      Consoli-
                                                                                        dating               CNR
                                               CNR          Alamco      Combined       Entries      Consolidated
                                               ---          ------      --------       -------      ------------
Operating Revenues
  Gas sales ..........................                                                                 99,469
  Transportation .....................                                                                   --
  Storage ............................                                                                   --
  Other ..............................                                                                 13,824
                                                                                                      -------
Total Operating Revenues .............                                                                113,293
                                                                                                      -------

Operating Expenses
  Products purchased .................                                                                   --
  Operation ..........................                                                                 45,181
  Maintenance ........................                                                                    568
  Depreciation and depletion .........                                                                 27,564
  Other taxes ........................                                                                  9,068
                                                                                                      -------
Total Operating Expenses .............                                                                 82,381
                                                                                                      -------

Operating Income (Loss) ..............                                                                 30,912
                                                                                                      -------

Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-3G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
                        Consolidating Statement of Income
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                          Consoli-
                                                                                                            dating           Alamco
                                             Alamco   Hawg Hauling    Alamco - Deleware    Combined        Entries     Consolidated
                                             ------   ------------    -----------------    --------        -------     ------------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................




                        CONFIDENTIAL TREATMENT REQUESTED

F-4 (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                           Entry No. 1      Entry No. 2
                                                            Eliminate        Eliminate      Entry No. 3
                                                           Intercompany     Subsidiary     Consolidating
                                               Total       Transactions       Equity        Adjustments
                                               -----       ------------       ------        -----------
Operating Revenues
  Gas sales ............................
  Transportation .......................
  Storage ..............................
  Other ................................

Total Operating Revenues ...............


Operating Expenses
  Products purchased ...................
  Operation ............................
  Maintenance ..........................
  Depreciation and depletion ...........
  Other taxes ..........................

Total Operating Expenses ...............


Operating Income (Loss) ................


Other Income (Deductions)
  Interest income and other, net .......
  Interest expense and related charges..

Total Other Income (Deductions) ........


Income (Loss) before Income Taxes ......

Income Taxes ...........................


Net Income (Loss) ......................



                        CONFIDENTIAL TREATMENT REQUESTED

F-4A (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                            Entry No. 1        Entry No. 2
                                                             Eliminate          Eliminate     Entry No. 3
                                                            Intercompany       Subsidiary    Consolidating
                                              Total         Transactions         Equity       Adjustments
                                              -----         ------------         ------       -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................



Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

F-4B (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                            Entry No. 1         Entry No. 2
                                                            Eliminate           Eliminate          Entry No. 3
                                                            Intercompany        Subsidiary         Consolidating
                                            Total           Transactions        Equity             Adjustments
                                            -----           ------------        ------             -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues ...........


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses ...........


Operating Income (Loss) ............


  Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


  Total Other Income (Deductions) ....


  Income (Loss) before Income Taxes ..
  Income Taxes .......................


  Net Income (Loss) ..................



                        CONFIDENTIAL TREATMENT REQUESTED

F-4C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                       Entry No. 1       Entry No. 2
                                                        Eliminate         Eliminate    Entry No. 3
                                                       Intercompany      Subsidiary    Consolidating
                                           Total       Transactions        Equity      Adjustments
                                           -----       ------------        ------      -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

 F-4D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
         Consolidating Income Statement Entries as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                         Entry No. 1     Entry No. 2
                                                         Eliminate       Eliminate       Entry No. 3
                                                         Intercompany    Subsidiary      Consolidating
                                              Total      Transactions    Equity          Adjustments
                                              -----      ------------    -----------     -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges

Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................



                        CONFIDENTIAL TREATMENT REQUESTED

F-4E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                           Entry No. 1         Entry No. 2
                                                           Eliminate           Eliminate            Entry No. 3
                                                           Intercompany        Subsidiary           Consolidating
                                              Total        Transactions        Equity               Adjustments
                                              -----        ------------        ------               -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................




                        CONFIDENTIAL TREATMENT REQUESTED

F-4F (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                           Entry No. 1    Entry No. 2
                                                           Eliminate       Eliminate     Entry No. 3
                                                           Intercompany   Subsidiary     Consolidating
                                              Total        Transactions     Equity       Adjustments
                                              -----        ------------     ------       -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................

Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................

Total Operating Expenses .............


Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......


Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................


                        CONFIDENTIAL TREATMENT REQUESTED

F-4G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
                    Consolidating Statement of Income Entries
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                            Entry No. 3
                                                        Entry No. 1         Entry No. 2     Adjust to
                                                        Eliminate           Eliminate       Consoli-        Entry No. 4
                                                        Intercompany        Subsidiary      dated Full      Elimination/
                                           Total        Transactions        Equity          Cost Pool       Adjustments
                                           -----        ------------        ----------      ---------       -----------
Operating Revenues
  Gas sales ..........................
  Transportation .....................
  Storage ............................
  Other ..............................


Total Operating Revenues .............


Operating Expenses
  Products purchased .................
  Operation ..........................
  Maintenance ........................
  Depreciation and depletion .........
  Other taxes ........................


Total Operating Expenses .............



Operating Income (Loss) ..............


Other Income (Deductions)
  Interest income and other, net .....
  Interest expense and related charges


Total Other Income (Deductions) ......



Income (Loss) before Income Taxes ....
Income Taxes .........................


Net Income (Loss) ....................




                        CONFIDENTIAL TREATMENT REQUESTED

    F-5 (1 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                        F-5           F-5          F-5           F-5                    Consolidating
                                       Page 2        Page 3       Page 4        Page 5     Combined        Entries      Consolidated
                                       ------        ------       ------        ------     --------        -------      ------------
Common Stock
 Balance at beginning of year                                                                                               567,855
  Common stock issued -
    Subsidiaries .............                                                                                                   --
    Dividend reinvestment plan                                                                                                   --
    Long-term incentive plan .                                                                                                2,318
    Public offering ..........                                                                                                   --
  Recapitalization -
    Reduction in par value ...                                                                                              (15,218)

                                                                                                                         ----------
 Balance at end of year ......                                                                                              554,955
                                                                                                                         ----------

Additional Paid in Capital
 Balance at beginning of year                                                                                               727,823
  Common stock issued -
    Subsidiaries .............                                                                                                  177
    Dividend reinvestment plan                                                                                                   --
    Long-term incentive plan .                                                                                               10,998
    Public offering ..........                                                                                                   --
    Other ....................                                                                                                   --
  Recapitalization -
    Debt issuance ............                                                                                                   --
    Dividends paid ...........                                                                                                   --
    Capital contributions ....                                                                                                   --
    Reduction in par value ...                                                                                               15,218

                                                                                                                         ----------
 Balance at end of year ......                                                                                              754,216

                                                                                                                         ----------

Retained Earnings
 Balance at beginning of year                                                                                               259,258
  Net income .................                                                                                              273,336
  Common stock dividends -
    CG .......................                                                                                               49,879
    Subsidiaries (to CG) .....                                                                                                   --
  Other ......................                                                                                                   --

                                                                                                                         ----------
 Balance at end of year ......                                                                                              482,715

                                                                                                                         ----------
Reacquired Capital Stock .....                                                                                                   --

Unearned Employee Compensation
 Balance at beginning of year                                                                                                (1,459)
  Adjustment .................                                                                                                  292

                                                                                                                         ----------
 Balance at end of year ......                                                                                               (1,167)

                                                                                                                         ----------

TOTAL COMMON STOCK EQUITY ....                                                                                            1,790,719
                                                                                                                         ==========


                        CONFIDENTIAL TREATMENT REQUESTED

    F-5 (2 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                    F-5 Page 2
                                      CNR (a)          TCO              CGT            CLG (a)         CKY            Total
                                      -------          ---              ---            -------         ---            -----
Common Stock
 Balance at beginning of year                         241,784          59,780                          23,806
  Common stock issued -
    Subsidiaries .............                       (241,735)        (59,760)                             --
    Dividend reinvestment plan                             --              --                              --
    Long-term incentive plan .                             --              --                              --
    Public offering ..........                             --              --                              --
  Recapitalization -
    Reduction in par value ...                             --              --                              --

                                                   ----------      ----------                      ----------
 Balance at end of year ......                             49              20                          23,806

                                                   ----------      ----------                      ----------

Additional Paid in Capital
 Balance at beginning of year                       1,270,289          22,669                             174
  Common stock issued -
    Subsidiaries .............                        241,735          59,760                              --
    Dividend reinvestment plan                             --              --                              --
    Long-term incentive plan .                             --              --                              --
    Public offering ..........                             --              --                              --
    Other ....................                             --              --                              --
  Recapitalization -
    Debt issuance ............                             --              --                              --
    Dividends paid ...........                             --              --                              --
    Capital contributions ....                             --              --                              --
    Reduction in par value ...                             --              --                              --

                                                   ----------      ----------                      ----------
 Balance at end of year ......                      1,512,024          82,429                             174

                                                   ----------      ----------                      ----------

Retained Earnings
 Balance at beginning of year                        (609,704)         21,276                          40,326
  Net income .................                        144,093          15,328                          11,639
  Common stock dividends -
    CG .......................                             --              --                              --
    Subsidiaries (to CG) .....                         72,000          15,200                           9,284
  Other ......................                             --              --                              --

                                                   ----------      ----------                      ----------
 Balance at end of year ......                       (537,611)         21,404                          42,681

                                                   ----------      ----------                      ----------
Reacquired Capital Stock .....                             --              --                              --

Unearned Employee Compensation
 Balance at beginning of year                              --              --                              --
  Adjustment .................                             --              --                              --

                                                   ----------      ----------                      ----------
 Balance at end of year ......                             --              --                              --

                                                   ----------      ----------                      ----------

TOTAL COMMON STOCK EQUITY ....                        974,462         103,853                          66,661
                                                   ==========      ==========                      ==========


                        CONFIDENTIAL TREATMENT REQUESTED

F-5 (3 of 5)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                 F-5 Page 3
                                        CMD            CPA           COS             COH            CG             Total
                                        ---            ---           ---             ---            --             -----
Common Stock
 Balance at beginning of year          10,092          85,128         50,305        119,240
  Common stock issued -
    Subsidiaries .............        (10,020)             --         15,000             --
    Dividend reinvestment plan             --              --             --             --
    Long-term incentive plan .             --              --             --             --
    Public offering ..........             --              --             --             --
  Recapitalization -
    Reduction in par value ...             --              --             --             --

                                   ----------      ----------     ----------     ----------
 Balance at end of year ......             72          85,128         65,305        119,240

                                   ----------      ----------     ----------     ----------

Additional Paid in Capital
 Balance at beginning of year              --              --          2,969             --
  Common stock issued -
    Subsidiaries .............         10,020              --             --             --
    Dividend reinvestment plan             --              --             --             --
    Long-term incentive plan .             --              --             --             --
    Public offering ..........             --              --             --             --
    Other ....................             --              --             --             --
  Recapitalization -
    Debt issuance ............             --              --             --             --
    Dividends paid ...........             --              --             --             --
    Capital contributions ....             --              --             --             --
    Reduction in par value ...             --              --             --             --

                                   ----------      ----------     ----------     ----------
 Balance at end of year ......         10,020              --          2,969             --
                                   ----------      ----------     ----------     ----------

Retained Earnings
 Balance at beginning of year          11,807         124,438         61,394        271,330
  Net income .................          3,053          30,555         12,127         52,426
  Common stock dividends -
    CG .......................             --              --             --             --
    Subsidiaries (to CG) .....          2,553          24,006             --         20,509
  Other ......................             --              --             --             --

                                   ----------      ----------     ----------     ----------
 Balance at end of year ......         12,307         130,987         73,521        303,247

                                   ----------      ----------     ----------     ----------
Reacquired Capital Stock .....             --              --             --             --

Unearned Employee Compensation
 Balance at beginning of year              --              --             --             --
  Adjustment .................             --              --             --             --

                                   ----------      ----------     ----------     ----------
 Balance at end of year ......             --              --             --             --

                                   ----------      ----------     ----------     ----------

TOTAL COMMON STOCK EQUITY ....         22,399         216,115        141,795        422,487
                                   ==========      ==========     ==========     ==========

                        CONFIDENTIAL TREATMENT REQUESTED

    F-5 (4 of 5)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                       F-5 Page 4
                                        CS           CIC       CES (a)        CPC         TVC (a)        Total
                                        --           ---       -------        ---         -------        -----
Common Stock
 Balance at beginning of year            --
  Common stock issued -
    Subsidiaries .............          300
    Dividend reinvestment plan           --
    Long-term incentive plan .           --
    Public offering ..........           --
  Recapitalization -
    Reduction in par value ...           --

                                   --------
 Balance at end of year ......          300

                                   --------

Additional Paid in Capital
 Balance at beginning of year            --
  Common stock issued -
    Subsidiaries .............       12,700
    Dividend reinvestment plan           --
    Long-term incentive plan .           --
    Public offering ..........           --
    Other ....................           --
  Recapitalization -
    Debt issuance ............           --
    Dividends paid ...........           --
    Capital contributions ....           --
    Reduction in par value ...           --


                                   --------
 Balance at end of year ......       12,700

                                   --------

Retained Earnings
 Balance at beginning of year         3,641
  Net income .................        2,236
  Common stock dividends -
    CG .......................           --
    Subsidiaries (to CG) .....        2,223
  Other ......................           --

                                   --------
 Balance at end of year ......        3,654

                                   --------
Reacquired Capital Stock .....           --

Unearned Employee Compensation
 Balance at beginning of year            --
  Adjustment .................           --

                                   --------
 Balance at end of year ......           --

                                   --------

TOTAL COMMON STOCK EQUITY ....       16,654
                                   ========


                        CONFIDENTIAL TREATMENT REQUESTED

F-5 (5 of 5)


                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                      F-5 Page 5
                                    TCC (a)       CAT      CNS (a)      Total
                                    -------       ---      -------      -----
Common Stock
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...


 Balance at end of year ......



Additional Paid in Capital
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...


 Balance at end of year ......



Retained Earnings
 Balance at beginning of year
  Net income .................
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................


 Balance at end of year ......


Reacquired Capital Stock .....

Unearned Employee Compensation
 Balance at beginning of year
  Adjustment .................


 Balance at end of year ......



TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5A (1 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                   F-5A           F-5A                  Consolidating     TVC
                                   Page 2        Page 3      Combined      Entries     Consolidated
                                   ------        ------      --------      -------     ------------


Common Stock
 Balance at beginning of year
  Common stock issued - ......
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

 Balance at end of year ......


Additional Paid in Capital
 Balance at beginning of year
  Common stock issued - ......
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

 Balance at end of year ......


Retained Earnings
 Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................


 Balance at end of year ......


Reacquired Capital Stock .....

Unearned Employee Compensation
 Balance at beginning of year
  Adjustment .................

 Balance at end of year ......


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5A (2 of 3)
                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                           F-5A Page 2
                                     BGC        BLC        GGC        GLC        PGC       PLC      TVC       Total
                                     ---        ---        ---        ---        ---       ---      ---       -----
Common Stock
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

 Balance at end of year ......


Additional Paid in Capital
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

 Balance at end of year ......


Retained Earnings
 Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends - ...
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

 Balance at end of year ......


Reacquired Capital Stock .....

Unearned Employee Compensation
 Balance at beginning of year
  Adjustment .................

 Balance at end of year ......


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5A (3 of 3)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                            F-5A Page 3
                                      VGC         VLC          RL        FC    TVC9  TVC10     Total
                                      ---         ---          --        --    ----  -----     -----
Common Stock
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

 Balance at end of year ......


Additional Paid in Capital
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

 Balance at end of year ......


Retained Earnings
 Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

 Balance at end of year ......


Reacquired Capital Stock .....

Unearned Employee Compensation
 Balance at beginning of year
  Adjustment .................

 Balance at end of year ......


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5B (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        Consoli-
                                                                                                       dating              TCC
                                            TGT                  TCC              Combined            Entries          Consolidated
                                            ---                  ---              --------            -------          ------------
Common Stock
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization - .........
    Reduction in par value ...

  Balance at end of year .....


Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

  Balance at end of year .....

Retained Earnings
  Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

  Balance at end of year .....

Reacquired Capital Stock .....

Unearned Employee Compensation
  Balance at beginning of year
  Adjustment .................

  Balance at end of year .....


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5C (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                    Consoli-
                                                                                                     dating                CLG
                                           CLNG              CLG                 Combined            Entries           Consolidated
                                           ----              ---                 --------            -------           ------------
Common Stock
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

  Balance at end of year .....

Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

  Balance at end of year .....


Retained Earnings
  Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

  Balance at end of year .....


Reacquired Capital Stock .....

Unearned Employee Compensation
  Balance at beginning of year
  Adjustment .................

  Balance at end of year .....


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5D (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries Consolidating Statement of Common Stock Equity as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating         CES
                                      CEM           CPM            CSP          CES          Combined       Entries    Consolidated
                                      ---           ---            ---          ---          --------       -------    ------------
Common Stock
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization - .........
    Reduction in par value ...

 Balance at end of year ......


Additional Paid in Capital
 Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

 Balance at end of year ......


Retained Earnings
 Balance at beginning of year
 Net income (loss) ...........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

 Balance at end of year ......


Reacquired Capital Stock .....

Unearned Employee Compensation
 Balance at beginning of year
  Adjustment .................

 Balance at end of year ......


TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5E (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                   Consoli-
                                                                                                    dating                   CNS
                                           CMC                 CNS             Combined             Entries         Consolidated
                                           ---                 ---             --------             -------         ------------
Common Stock
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

  Balance at end of year .....


Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

  Balance at end of year .....


Retained Earnings
  Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

  Balance at end of year .....


Reacquired Capital Stock .....

Unearned Employee Compensation
  Balance at beginning of year
  Adjustment .................


  Balance at end of year .....

TOTAL COMMON STOCK EQUITY ....


                        CONFIDENTIAL TREATMENT REQUESTED

F-5F (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                    Consoli-
                                                                                                    dating               CNR
                                           CNR                Alamco           Combined             Entries         Consolidated
                                           ---                ------           --------             -------         ------------
Common Stock
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization -
    Reduction in par value ...

  Balance at end of year .....


Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization -
    Debt issuance ............
    Dividends paid ...........
    Capital contributions ....
    Reduction in par value ...

  Balance at end of year .....


Retained Earnings
  Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

  Balance at end of year .....

Reacquired Capital Stock .....

Unearned Employee Compensation
  Balance at beginning of year
  Adjustment .................


  Balance at end of year .....

TOTAL COMMON STOCK EQUITY ....



                        CONFIDENTIAL TREATMENT REQUESTED

F-5G (1 of 1)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                         Consoli-
                                                                                                         dating           Alamco
                                        Alamco       Hawg Hauling  Alamco - Deleware   Combined          Entries       Consolidated
                                        ------       ------------  -----------------   --------          -------       ------------
Common Stock
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
  Recapitalization - .........
    Reduction in par value ...

  Balance at end of year .....


Additional Paid in Capital
  Balance at beginning of year
  Common stock issued -
    Subsidiaries .............
    Dividend reinvestment plan
    Long-term incentive plan .
    Public offering ..........
    Other ....................
  Recapitalization - .........
    Capital contributions ....
    Reduction in par value ...

  Balance at end of year .....


Retained Earnings
  Balance at beginning of year
  Net income (loss) ..........
  Common stock dividends -
    CG .......................
    Subsidiaries (to CG) .....
  Other ......................

  Balance at end of year .....


Reacquired Capital Stock .....

Unearned Employee Compensation
  Balance at beginning of year
  Adjustment .................


  Balance at end of year .....

TOTAL COMMON STOCK EQUITY ....



                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (1 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                               Consoli-
                                                          F-6        F-6         F-6       F-6                 dating     Consoli-
                                                        Page 2      Page 3      Page 4    Page 5    Combined   Entries     dated
                                                       --------    --------    -------    ------    --------   --------   --------
Net Cash From Operations (See F-6 Page 6 for detail)                                                                       468,189
                                                                                                                          --------
Investment Activities
  Capital expenditures .............................                                                                      (420,491)
  Contribution - partnerships ......................                                                                        (7,476)
  Purchase of investment assets ....................                                                                       (99,425)
  Other investments - net ..........................                                                                        (1,622)
                                                                                                                          --------
Net Investment Activities ..........................                                                                      (529,014)
                                                                                                                          --------

Financing Activities
  Dividends paid ...................................                                                                       (49,878)
  Capital contributions ............................                                                                            --
  Retirement of long-term debt .....................                                                                          (973)
  Issuance of common stock -
    Issued by Registrant ...........................                                                                        11,691
    Issued by Subsidiary to Registrant .............                                                                            --
  Issuance of long-term debt -
    Issued by Registrant ...........................                                                                            --
    Issued by Subsidiary to Registrant .............                                                                            --
  Issuance (Repayment) of short-term debt ..........                                                                        77,136
  Other financing activities .......................                                                                         1,753
                                                                                                                          --------
Net Financing Activities ...........................                                                                        39,729
                                                                                                                          --------

Increase in cash and temporary cash investments ....                                                                       (21,096)
Cash and temporary cash investments at
 beginning of year .................................                                                                        49,836
                                                                                                                          --------
Cash and temporary cash investments at
 end of year (a) ...................................                                                                        28,740
                                                                                                                          --------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ...........................                                                                       145,424
  Cash paid for income taxes (net of refunds) ......                                                                        90,672


(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (2 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6 Page 2
                                                          CNR (b)         TCO          CGT       CLG (b)      CKY         Total
                                                          -------         ---          ---       -------      ---         -----
Net Cash From Operations (See F-6 Page 7 for detail)                    270,188       46,517                 17,777
                                                                       --------      -------                -------

Investment Activities
  Capital expenditures .............................                   (201,534)     (23,952)               (11,291)
  Contribution - partnerships ......................                     (6,476)          --                     --
  Purchase of investment assets ....................                         --           --                     --
  Other investments - net ..........................                         --           --                     --
                                                                       --------      -------                -------
Net Investment Activities ..........................                   (208,010)     (23,952)               (11,291)
                                                                       --------      -------                -------

Financing Activities
  Dividends paid ...................................                    (72,000)     (15,200)                (9,285)
  Capital contributions ............................                         --           --                     --
  Retirement of long-term debt .....................                        (16)          --                    (33)
  Issuance of common stock -
    Issued by Registrant ...........................                         --           --                     --
    Issued by Subsidiary to Registrant .............                         --           --                     --
  Issuance of long-term debt -
    Issued by Registrant ...........................                         --           --                  4,969
    Issued by Subsidiary to Registrant .............                         --           --                     --
  Issuance (Repayment) of short-term debt ..........                         --           --                 (3,137)
  Other financing activities .......................                       (692)      (5,679)                   650
                                                                       --------      -------                -------
Net Financing Activities ...........................                    (72,708)     (20,879)                (6,836)
                                                                       --------      -------                -------

Increase in cash and temporary cash investments ....                    (10,530)       1,686                   (350)
Cash and temporary cash investments at
 beginning of year .................................                     39,758        1,236                    878
                                                                       --------      -------                -------
Cash and temporary cash investments at
 end of year (a) ...................................                     29,228        2,922                    528
                                                                       --------      -------                -------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ...........................                     43,892        5,172                  4,337
  Cash paid for income taxes (net of refunds) ......                    (22,725)      11,420                  8,273

(a) The Corporation considers all highly liquid short-term investments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (3 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 3
                                                           COH           CMD         CPA          COS          CG            Total
                                                         --------      ------      -------      -------      --------      --------
Net Cash From Operations (See F-6 Page 8 for detail)      134,603       7,560       41,717       34,976
                                                         --------      ------      -------      -------
Investment Activities
  Capital expenditures .............................      (63,300)     (3,989)     (28,652)     (43,490)
  Contribution - partnerships ......................           --          --           --           --
  Purchase of investment assets ....................           --          --           --           --
  Other investments - net ..........................           --          --           --           --
                                                         --------      ------      -------      -------
Net Investment Activities ..........................      (63,300)     (3,989)     (28,652)     (43,490)
                                                         --------      ------      -------      -------
Financing Activities
  Dividends paid ...................................      (20,509)     (2,553)     (24,006)          --
  Capital contributions ............................           --          --           --           --
  Retirement of long-term debt .....................          (78)        (13)         (29)        (620)
  Issuance of common stock -
    Issued by Registrant ...........................           --          --           --           --
    Issued by Subsidiary to Registrant .............           --          --           --       15,000
  Issuance of long-term debt -
    Issued by Registrant ...........................           --          --           --       15,000
    Issued by Subsidiary to Registrant .............           --          --           --           --
  Issuance (Repayment) of short-term debt ..........      (53,727)       (948)      13,035       11,217
  Other financing activities .......................          890         (93)      (2,642)         191
                                                         --------      ------      -------      -------
Net Financing Activities ...........................      (73,424)     (3,607)     (13,642)      40,788
                                                         --------      ------      -------      -------
Increase in cash and temporary cash investments ....       (2,121)        (36)        (577)      32,274
Cash and temporary cash investments at
 beginning of year .................................        5,806          37        1,355          649
                                                         --------      ------      -------      -------
Cash and temporary cash investments at
 end of year (a) ...................................        3,685           1          778       32,923
                                                         --------      ------      -------      -------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ...........................       28,197       1,454       12,999        8,783
  Cash paid for income taxes (net of refunds) ......       37,863         975       14,045        2,252

(a) The Corporation considers all highly liquid short-term investments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (4 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 4
                                                          CS           CIC         CES (b)        CPC          TVC (b)      Total
                                                        -------       ------       -------       -------       ------      -------
Net Cash From Operations (See F-6 Page 9 for detail)    (32,082)
                                                        -------
Investment Activities
  Capital expenditures .............................     (5,221)
  Contribution - partnerships ......................         --
  Purchase of investment assets ....................         --
  Other investments - net ..........................         --
                                                        -------
Net Investment Activities ..........................     (5,221)
                                                        -------

Financing Activities
  Dividends paid ...................................     (2,223)
  Capital contributions ............................         --
  Retirement of long-term debt .....................         --
  Issuance of common stock -
    Issued by Registrant ...........................         --
    Issued by Subsidiary to Registrant .............         --
  Issuance of long-term debt -
    Issued by Registrant ...........................         --
    Issued by Subsidiary to Registrant .............         --
  Issuance (Repayment) of short-term debt ..........     20,030
  Other financing activities .......................      1,025
                                                        -------
Net Financing Activities ...........................     18,832
                                                        -------

Increase in cash and temporary cash investments ....    (18,471)
Cash and temporary cash investments at
 beginning of year .................................     18,500
                                                        -------
Cash and temporary cash investments at
 end of year (a) ...................................         29
                                                        -------
Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ...........................      1,873
  Cash paid for income taxes (net of refunds) ......      2,113

(a) The Corporation considers all highly liquid short-term investments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (5 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                       F-6 Page 5
                                                                 TCC (b)            CAT               CNS (b)             Total
                                                                 -------            ---               -------             -----
Net Cash From Operations (See F-6 Page 10 for detail)


Investment Activities
  Capital expenditures ..............................
  Contribution - partnerships .......................
  Purchase of investment assets .....................
  Other investments - net ...........................

Net Investment Activities ...........................


Financing Activities
  Dividends paid ....................................
  Capital contributions .............................
  Retirement of long-term debt ......................
  Issuance of common stock -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant ..............
  Issuance of long-term debt -
    Issued by Registrant ............................
    Issued by Subsidiary to Registrant ..............
  Issuance (Repayment) of short-term debt ...........
  Other financing activities ........................

Net Financing Activities ............................


Increase in cash and temporary cash investments .....
Cash and temporary cash investments at
 beginning of year ..................................

Cash and temporary cash investments at
 end of year (a) ....................................

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ............................
  Cash paid for income taxes (net of refunds) .......

(a) The Corporation considers all highly short-term investments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (6 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                             Consoli-
                                                          F-6       F-6       F-6        F-6                  dating     Consoli-
                                                        Page 7     Page 8    Page 9     Page 10  Combined     Entries     dated
                                                       --------   --------   --------   ------    --------    --------   --------
Net Income Reconciliation
  Net income (loss) ................................                                                                      273,336
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries                                                                           --
    Depreciation and depletion .....................                                                                      221,273
    Deferred income taxes ..........................                                                                       29,283
    Earnings from equity inv., net of distributions                                                                         2,371
    Other - net ....................................                                                                       31,860

  Changes in Components of working capital:
    Accounts receivable ............................                                                                     (199,143)
    Gas inventory ..................................                                                                       11,038
    Prepayments ....................................                                                                      (33,620)
    Accounts payable ...............................                                                                      186,806
    Accrued taxes ..................................                                                                      (30,415)
    Accrued interest ...............................                                                                       (1,188)
    Estimated rate refunds .........................                                                                      (45,515)
    Estimated supplier obligations .................                                                                      (41,199)
    Under/Overrecovered gas costs ..................                                                                      147,838
    Exchange gas payable ...........................                                                                      (11,608)
    Other working capital ..........................                                                                      (72,928)
                                                                                                                         --------
Net Cash From Operations ...........................                                                                      468,189
                                                                                                                         ========


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (7 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 7
                                                         CNR (a)         TCO         CGT         CLG (a)      CKY          Total
                                                         -------      --------      -------      ------      -------      --------
Net Income Reconciliation
  Net income .......................................                   144,093       15,328                   11,639
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries                        --           --                       --
    Depreciation and depletion .....................                    81,192       23,133                    6,704
    Deferred income taxes ..........................                    49,050       (6,347)                  (2,743)
    Earnings from equity inv., net of distributions                         --         (440)                      --
    Other - net ....................................                     4,618       (2,980)                  (1,420)

  Changes in Components of working capital:
    Accounts receivable ............................                    83,629       12,067                    1,568
    Gas inventory ..................................                        --           --                      499
    Prepayments ....................................                     1,188          716                       (4)
    Accounts payable ...............................                    24,211         (683)                  (4,790)
    Accrued taxes ..................................                     1,955       (1,902)                   2,058
    Accrued interest ...............................                       305            9                     (565)
    Estimated rate refunds .........................                   (43,101)       3,505                    1,012
    Estimated supplier obligations .................                   (41,199)          --                       --
    Under/Overrecovered gas costs ..................                        --           --                    9,911
    Exchange gas payable ...........................                    (9,201)       2,734                   (1,637)
    Other working capital ..........................                   (26,552)       1,377                   (4,455)
                                                                      --------      -------                  -------
Net Cash From Operations ...........................                   270,188       46,517                   17,777
                                                                      ========      =======                  =======

                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (8 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                         F-6 Page 8
                                                           COH          CMD         CPA           COS          CG           Total
                                                         --------      ------      -------      -------      --------      --------
Net Income Reconciliation
  Net income (loss) ................................       52,426       3,053       30,555       12,127
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           --          --           --           --
    Depreciation and depletion .....................       44,918       2,700       14,714        9,206
    Deferred income taxes ..........................      (31,182)       (366)         680       (1,945)
    Earnings from equity inv., net of distributions            --          --           --           --
    Other - net ....................................       (4,629)        (59)      (1,715)        (330)

  Changes in Components of working capital:
    Accounts receivable ............................        9,041         427        1,844       (2,777)
    Gas inventory ..................................      (11,296)      1,379       17,235        3,221
    Prepayments ....................................       (5,676)       (386)        (414)        (207)
    Accounts payable ...............................       23,907      (1,553)     (16,407)           7
    Accrued taxes ..................................       21,547         515         (924)       4,633
    Accrued interest ...............................       (2,058)         (1)        (992)         (18)
    Estimated rate refunds .........................      (11,340)        153        2,100        2,156
    Estimated supplier obligations .................           --          --           --           --
    Under/Overrecovered gas costs ..................      129,918       2,771          146        5,092
    Exchange gas payable ...........................      (10,968)       (139)      (3,865)       2,278
    Other working capital ..........................      (70,005)       (934)      (1,240)       1,533
                                                         --------      ------      -------      -------
Net Cash From Operations ...........................      134,603       7,560       41,717       34,976
                                                         ========      ======      =======      =======


                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (9 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6 Page 9
                                                           CS          CIC         CES (a)       CPC       TVC (a)       Total
                                                         -------      ------      --------      ------     ------      --------
Net Income Reconciliation
  Net income (loss) ................................      (1,231)
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries          --
    Depreciation and depletion .....................       5,476
    Deferred income taxes ..........................      (1,918)
    Earnings from equity inv., net of distributions           --
    Other - net ....................................       5,685

  Changes in Components of working capital:
    Accounts receivable ............................     (42,095)
    Gas inventory ..................................          --
    Prepayments ....................................         (75)
    Accounts payable ...............................       4,805
    Accrued taxes ..................................      (1,899)
    Accrued interest ...............................         (69)
    Estimated rate refunds .........................          --
    Estimated supplier obligations .................          --
    Under/Overrecovered gas costs ..................          --
    Exchange gas payable ...........................          --
    Other working capital ..........................        (761)
                                                         -------
Net Cash From Operations ...........................     (32,082)
                                                         =======

                        CONFIDENTIAL TREATMENT REQUESTED

F-6 (10 of 10)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES

                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                      F-6 Page 10
                                                                TCC (a)            CAT              CNS (a)             Total
                                                                -------            ---              -------             -----
Net Income Reconciliation
  Net income (loss) ...................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries...
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv., net of distributions....
    Other - net .......................................

  Changes in Components of working capital:
    Accounts receivable ...............................
    Gas inventory .....................................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas payable ..............................
    Other working capital .............................

Net Cash From Operations ..............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (1 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                              F-6A          F-6A                      Consolidating       TVC
                                                             Page 2        Page 3         Combined        Entries      Consolidated
                                                             ------        ------         --------        -------      ------------
Net Cash From Operations (See F-6A Page 4 for detail)..

Investment Activities
  Capital expenditures ................................
  Contribution - partnerships .........................
  Purchase of investment assets .......................
  Other investments - net .............................


Net Investment Activities .............................


Financing Activities
  Dividends paid ......................................
  Capital contributions ...............................
  Retirement of long-term debt ........................
  Issuance of common stock -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance of long-term debt -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance (Repayment) of short-term debt .............
  Other financing activities ..........................

Net Financing Activities ..............................

Increase in cash and temporary cash investments .......
Cash and temporary cash investments at
 beginning of year ....................................

Cash and temporary cash investments at
 end of year (a) ......................................


Supplemental Disclosures of Cash Flow Information
   Cash paid for interest .............................
   Cash paid for income tax (net of refunds) ..........

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (2 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                    F-6A Page 2
                                                             BGC     BLC      GGC    GLC      PGC      PLC       TVC     Total
                                                             ---     ---      ---    ---      ---      ---       ---     -----
Net Cash From Operations (See F-6A Page 5 for detail)..

Investment Activities
  Capital expenditures ................................
  Contribution - partnerships .........................
  Purchase of investment assets .......................
  Other investments - net .............................


Net Investment Activities .............................


Financing Activities
  Dividends paid ......................................
  Capital contributions ...............................
  Retirement of long-term debt ........................
  Issuance of common stock -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance of long-term debt -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance (Repayment) of short-term debt .............
  Other financing activities ..........................


Net Financing Activities ..............................

Increase in cash and temporary cash investments .......
Cash and temporary cash investments at
 beginning of year ....................................

Cash and temporary cash investments at
 end of year (a) ......................................


Supplemental Disclosures of Cash Flow Information
   Cash paid for interest .............................
   Cash paid for income tax (net of refunds) ..........

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (3 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6A Page 3
                                                           VGC         VLC           RL           FC       TVC9  TVC10   Total
                                                           ---         ---           --           --       ----  -----   -----
Net Cash From Operations (See F-6A Page 6 for detail)..

Investment Activities
  Capital expenditures ................................
  Contribution - partnerships .........................
  Purchase of investment assets .......................
  Other investments - net .............................

Net Investment Activities .............................


Financing Activities
  Dividends paid ......................................
  Capital contributions ...............................
  Retirement of long-term debt ........................
  Issuance of common stock -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance of long-term debt -
    Issued by Registrant ..............................
    Issued by Subsidiary to Registrant ................
  Issuance (Repayment) of short-term debt .............
  Other financing activities ..........................

Net Financing Activities ..............................

Increase in cash and temporary cash investments .......
Cash and temporary cash investments at
 beginning of year ....................................

Cash and temporary cash investments at
 end of year (a) ......................................


Supplemental Disclosures of Cash Flow Information
   Cash paid for interest .............................
   Cash paid for income tax (net of refunds) ..........

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (4 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                             F-6A           F-6A                     Consolidating       TVC
                                                            Page 5         Page 6        Combined       Entries       Consolidated
                                                            ------         ------        --------       -------       ------------
Net Income Reconciliation
  Net income (loss) ...................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries...
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv., net of distributions....
    Other - net .......................................
  Changes in Components of working capital:
    Accounts receivable ...............................
    Gas inventory .....................................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas payable ..............................
    Other working capital .............................

Net Cash From Operations ..............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (5 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6A Page 5
                                                          BGC       BLC       GGC    GLC    PGC       PLC        TVC       Total
                                                          ---       ---       ---    ---    ---       ---        ---       -----
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions...
    Other - net ......................................
  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................

Net Cash From Operations .............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6A (6 of 6)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Electric Corporation and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                                        F-6A Page 6
                                                          VGC         VLC           RL         FC      TVC9     TVC10     Total
                                                          ---         ---           --         --      ----     -----     -----
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions...
    Other - net ......................................
  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................

Net Cash From Operations .............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6B (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                  Consoli-
                                                                                                  dating          TCC
                                                          TGT           TCC       Combined        Entries    Consolidated
                                                          ---           ---       --------        -------    ------------
Net Cash From Operations (refer to F-6B (2 of 2))..

Investment Activities
  Capital expenditures ............................
  Contribution - partnerships .....................
  Purchase of investment assets ...................
  Other investments - net .........................

Net Investment Activities .........................

Financing Activities
  Dividends paid ..................................
  Capital contributions ...........................
  Retirement of long-term debt ....................
  Issuance of common stock -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance of long-term debt -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance (Repayment) of short-term debt .........
  Other financing activities ......................

Net Financing Activities ..........................

Increase in cash and temporary cash investments ...
Cash and temporary cash investments at
 beginning of year ................................

Cash and temporary cash investments at
 end of year (a) ..................................


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ..........................
  Cash paid for income taxes (net of refunds) .....

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

F-6B (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                        Consoli-
                                                                                                         dating           TCC
                                                              TGT            TCC         Combined        Entries       Consolidated
                                                              ---            ---         --------        -------       ------------
Net Income Reconciliation
  Net income (loss) ...................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries...
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv., net of distributions....
    Other - net .......................................
  Changes in Components of working capital:
    Accounts receivable ...............................
    Gas inventory .....................................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas payable ..............................
    Other working capital .............................

Net Cash From Operations ..............................


                        CONFIDENTIAL TREATMENT REQUESTED

    F-6C (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                         Consoli-
                                                                                          dating            CLG
                                                        CLNG        CLG     Combined     Entries   Consolidated
                                                        ----        ---     --------     -------   ------------



Net Cash From Operations (refer to F-6C (2 of 2))

Investment Activities
  Capital expenditures
  Contribution - partnerships
  Purchase of investment assets
  Other investments - net


Net Investment Activities



Financing Activities
  Dividends paid
  Capital contributions
  Retirement of long-term debt
  Issuance of common stock -
    Issued by Registrant
    Issued by Subsidiary to Registrant
  Issuance of long-term debt -
    Issued by Registrant
    Issued by Subsidiary to Registrant
  Issuance (Repayment) of short-term debt
  Other financing activities


Net Financing Activities



Increase in cash and temporary cash investments
Cash and temporary cash investments at
 beginning of year


Cash and temporary cash investments at
 end of year (a)


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest
  Cash paid for income taxes (net of refunds)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet


                        CONFIDENTIAL TREATMENT REQUESTED

    F-6C (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                     Columbia LNG Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                            Consoli-
                                                                                              dating             CLG
                                                            CLNG         CLG   Combined      Entries    Consolidated
                                                            ----         ---   --------      -------    ------------


Net Income Reconciliation
  Net income (loss) ...................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries...
    Depreciation and depletion ........................
    Deferred income taxes .............................
    Earnings from equity inv, net of distributions ....
    Other - net .......................................

  Changes in Components of working capital:
    Accounts receivable ...............................
    Gas inventory .....................................
    Prepayments .......................................
    Accounts payable ..................................
    Accrued taxes .....................................
    Accrued interest ..................................
    Estimated rate refunds ............................
    Estimated supplier obligations ....................
    Under/Overrecovered gas costs .....................
    Exchange gas payable ..............................
    Other working capital .............................


Net Cash From Operations ..............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6D (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
          Consolidating Statement of Cash Flows as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                            Consoli-
                                                                                                              dating      CES
                                                         CEM       CPM      CSP        CES      Combined     Entries    Consolidated
                                                         ---       ---      ---        ---      --------     -------    ------------
Net Cash From Operations (refer to F-6D (2 of 2))..



Investment Activities
  Capital expenditures ............................
  Contribution - partnerships .....................
  Purchase of investment assets ...................
  Other investments - net .........................

Net Investment Activities .........................



Financing Activities
  Dividends paid ..................................
  Capital contributions ...........................
  Retirement of long-term debt ....................
  Issuance of common stock -
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance of long-term debt - ....................
    Issued by Registrant ..........................
    Issued by Subsidiary to Registrant ............
  Issuance (Repayment) of short-term debt .........
  Other financing activities ......................

Net Financing Activities ..........................



Increase in cash and temporary cash investments....
Cash and temporary cash investments at
 beginning of year ................................

Cash and temporary cash investments at
 end of year  (a) .................................


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ..........................
  Cash paid for income taxes (net of refunds) .....


(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6D (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Energy Services Corporation and Subsidiaries
          Consolidating Statement of Cash Flows as of December 31, 1997
            (Not covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                               CEM         CPM            CSP          CES
                                                               ---         ---            ---          ---
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions...
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................


Net Cash From Operations .............................


                        CONFIDENTIAL TREATMENT REQUESTED


                                                                        Consoli-
                                                                          dating       CES
                                                         Combined        Entries   Consolidated
                                                         --------        -------   ------------

  Net income (loss) ..................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv., net of distributions...
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................


Net Cash From Operations .............................


                        CONFIDENTIAL TREATMENT REQUESTED

F-6E (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)




                                                                                 CMC         CNS      Combined
                                                                                 ---         ---      --------
Net Cash From Operations (refer to F-6E (2 of 2)) .......................



Investment Activities
  Capital expenditures ..................................................
  Contribution - partnerships ...........................................
  Purchase of investment assets .........................................
  Other investments - net ...............................................


Net Investment Activities ...............................................



Financing Activities
  Dividends paid ........................................................
  Capital contributions .................................................
  Retirement of long-term debt ..........................................
  Issuance of common stock -
    Issued by Registrant ................................................
    Issued by Subsidiary to Registrant ..................................
  Issuance of long-term debt -
    Issued by Registrant ................................................
    Issued by Subsidiary to Registrant ..................................
  Issuance (Repayment) of short-term debt ...............................
  Other financing activities ............................................


Net Financing Activities ................................................



Increase in cash and temporary cash investments .........................
Cash and temporary cash investments at
 beginning of year ......................................................


Cash and temporary cash investments at
 end of year  (a) .......................................................



Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ................................................
  Cash paid for income taxes (net of refunds) ...........................

                        CONFIDENTIAL TREATMENT REQUESTED


                                                                          Consoli-
                                                                           dating           CNS
                                                                          Entries  Consolidated
                                                                          -------  ------------
Net Cash From Operations (refer to F-6E (2 of 2)) .......................
Investment Activities
  Capital expenditures ..................................................
  Contribution - partnerships ...........................................
  Purchase of investment assets .........................................
  Other investments - net ...............................................


Net Investment Activities ...............................................



Financing Activities
  Dividends paid ........................................................
  Capital contributions .................................................
  Retirement of long-term debt ..........................................
  Issuance of common stock -
    Issued by Registrant ................................................
    Issued by Subsidiary to Registrant ..................................
  Issuance of long-term debt -
    Issued by Registrant ................................................
    Issued by Subsidiary to Registrant ..................................
  Issuance (Repayment) of short-term debt ...............................
  Other financing activities ............................................


Net Financing Activities ................................................



Increase in cash and temporary cash investments .........................
Cash and temporary cash investments at
 beginning of year ......................................................


Cash and temporary cash investments at
 end of year  (a) .......................................................



Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ................................................
  Cash paid for income taxes (net of refunds) ...........................


(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.


                        CONFIDENTIAL TREATMENT REQUESTED

F-6E (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                      Consoli-
                                                                                       dating      CNS
                                                         CMC        CNS     Combined  Entries  Consolidated
                                                         ---        ---     --------  -------  ------------
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Earnings from equity inv, net of distributions....
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable ..............................
    Gas inventory ....................................
    Prepayments ......................................
    Accounts payable .................................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................


Net Cash From Operations .............................



                        CONFIDENTIAL TREATMENT REQUESTED

    F-6F (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)


                                                                                                   Consoli-
                                                                                                     dating             CNR
                                                                  CNR       Alamco    Combined      Entries    Consolidated
                                                                  ---       ------    --------      -------    ------------



Net Cash From Operations (refer to F-6C (2 of 2)) ........




Investment Activities
  Capital expenditures ...................................
  Contribution - partnerships ............................
  Purchase of investment assets ..........................
  Other investments - net ................................


Net Investment Activities ................................



Financing Activities
  Dividends paid .........................................
  Capital contributions ..................................
  Retirement of long-term debt ...........................
  Issuance of common stock -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance of long-term debt -
    Issued by Registrant .................................
    Issued by Subsidiary to Registrant ...................
  Issuance (Repayment) of short-term debt ................
  Other financing activities .............................


Net Financing Activities .................................



Increase (Decrease) in cash and temporary cash investments
Cash and temporary cash investments at
 beginning of year .......................................


Cash and temporary cash investments at
 end of year (a) .........................................


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest .................................
  Cash paid for income taxes (net of refunds) ............


(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

    F-6F (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                 Columbia Natural Resources, Inc. and Subsidiary
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                                                                      Consoli-
                                                                                                        dating            CNR
                                                                  CNR        Alamco     Combined       Entries   Consolidated
                                                                  ---        ------     --------       -------   ------------


Net Income Reconciliation
  Net income (loss) .......................................
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ......
    Depreciation and depletion ............................
    Deferred income taxes .................................
    Earnings from equity inv., net of distributions .......
    Other - net ...........................................

  Changes in Components of working capital:
    Accounts receivable ...................................
    Prepayments ...........................................
    Accounts payable ......................................
    Accrued taxes .........................................
    Accrued interest ......................................
    Estimated rate refunds ................................
    Estimated supplier obligations ........................
    Under/Overrecovered gas costs .........................
    Exchange gas payable ..................................
    Other working capital .................................


Net Cash From Operations ..................................

                        CONFIDENTIAL TREATMENT REQUESTED

    F-6G (1 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)



                                                                  Alamco    Hawg Hauling     Alamco - Deleware
                                                                  ------    ------------     -----------------



Net Cash From Operations (refer to F-6C (2 of 2)) ............




Investment Activities
  Capital expenditures .......................................
  Contribution - partnerships ................................
  Purchase of investment assets ..............................
  Other investments - net ....................................


Net Investment Activities ....................................



Financing Activities
  Intercompany dividends paid ................................
  Capital contributions ......................................
  Retirement of long-term debt ...............................
  Issuance of common stock - .................................
    Issued by Registrant .....................................
    Issued by Subsidiary to Registrant .......................
  Issuance of long-term debt - ...............................
    Issued by Registrant .....................................
    Issued by Subsidiary to Registrant .......................
  Issuance (Repayment) of short-term debt ....................
  Other financing activities .................................


Net financing activities .....................................



Increase  (Decrease) in cash and temporary cash investments ..
Cash and temporary cash investments at
 beginning of year ...........................................


Cash and temporary cash investments at
 end of year (a) .............................................


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest .....................................
  Cash paid for income taxes (net of refunds) ................

                        CONFIDENTIAL TREATMENT REQUESTED


                                                                             Consoli-
                                                                               dating      Alamco
                                                                Combined      Entries   Consolidated
                                                                --------      -------   ------------
Net Cash From Operations (refer to F-6C (2 of 2)) ............



Investment Activities
  Capital expenditures .......................................
  Contribution - partnerships ................................
  Purchase of investment assets ..............................
  Other investments - net ....................................



Net Investment Activities ....................................





Financing Activities
  Intercompany dividends paid ................................
  Capital contributions ......................................
  Retirement of long-term debt ...............................
  Issuance of common stock - .................................
    Issued by Registrant .....................................
    Issued by Subsidiary to Registrant .......................
  Issuance of long-term debt - ...............................
    Issued by Registrant .....................................
    Issued by Subsidiary to Registrant .......................
  Issuance (Repayment) of short-term debt ....................
  Other financing activities .................................



Net financing activities .....................................





Increase  (Decrease) in cash and temporary cash investments ..
Cash and temporary cash investments at
 beginning of year ...........................................



Cash and temporary cash investments at
 end of year (a) .............................................



Supplemental Disclosures of Cash Flow Information
  Cash paid for interest .....................................
  Cash paid for income taxes (net of refunds) ................

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

                        CONFIDENTIAL TREATMENT REQUESTED

    F-6G (2 of 2)

                     COLUMBIA ENERGY GROUP AND SUBSIDIARIES
                          Alamco, Inc. and Subsidiaries
                      Consolidating Statement of Cash Flows
                          Year Ended December 31, 1997
            (Not Covered by Report of Independent Public Accountants)
                                  ($ Thousands)

                                                        Alamco     Hawg Hauling  Alamco - Deleware
                                                        ------     ------------  -----------------
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash: ..............
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Loss (Gain) on Sale of facilities ................
    Earnings from equity inv., net of distributions...
    Other - net ......................................

  Changes in Components of working capital:
    Accounts receivable, net - Customers .............
    Accounts receivable, net - Intercompany ..........
    Accounts receivable, net - Other .................
    Other inventories at average cost ................
    Prepayments ......................................
    Accounts payable .................................
    Accounts payable - intercompany...................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................


Net Cash From Operations .............................



                        CONFIDENTIAL TREATMENT REQUESTED






                                                                Consoli-
                                                                  dating    Alamco
                                                     Combined    Entries    Consolidated
                                                     --------    --------   ------------
Net Income Reconciliation
  Net income (loss) ..................................
  Items not requiring (providing) cash: ..............
    Equity in undistributed earnings of subsidiaries..
    Depreciation and depletion .......................
    Deferred income taxes ............................
    Loss (Gain) on Sale of facilities ................
    Earnings from equity inv., net of distributions...
    Other - net ......................................


  Changes in Components of working capital:
    Accounts receivable, net - Customers .............
    Accounts receivable, net - Intercompany ..........
    Accounts receivable, net - Other .................
    Other inventories at average cost ................
    Prepayments ......................................
    Accounts payable .................................
    Accounts payable - intercompany...................
    Accrued taxes ....................................
    Accrued interest .................................
    Estimated rate refunds ...........................
    Estimated supplier obligations ...................
    Under/Overrecovered gas costs ....................
    Exchange gas payable .............................
    Other working capital ............................



Net Cash From Operations .............................



                        CONFIDENTIAL TREATMENT REQUESTED

                                    SIGNATURE

         The registrant has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935, such company being a registered holding company.

                                    COLUMBIA ENERGY GROUP

                                    By: /s/ J.W. GROSSMAN
                                        ----------------------------------------
                                        J. W. Grossman
                                        Vice President and Controller

Date:  April 30, 1998

Item 10.Continued

         Exhibits filed as a part of this Report:

         A - Securities Exchange Act of 1934 Reports incorporated by reference

         B - Index to Corporate Organization & By-Laws Exhibits in the Report filed herewith and/or filed under cover of Form SE

         C - Indentures or Contracts incorporated by reference

         D - Tax Allocation Agreement for 1997 filed herewith

         E - Other Documents Prescribed by Rule or Order

         F - Report of Independent Public Accountants filed herewith

         G - Financial Data Tables

         H - Organizational Chart of Exempt Wholesale Generators or Foreign
             Utility Holding Companies

         I - Audited Financial Statements and Analytical Reviews and Conclusions
             Regarding Exempt Wholesale Generators or Foreign Utility Holding Companies

EXHIBIT A

         The financial statements listed below included in Columbia Energy Group's 1997 Form 10-K filed with the Commission on March 18, 1998 (File No. 1-1098) are incorporated herein by reference. The report of Arthur Andersen LLP, independent public accountants, dated January 23, 1998 regarding such financial statements is included on Exhibit F filed herewith. The Corporation's 1997 Annual Report to Shareholders is filed under cover of Form SE.

         Financial Statements:

                                                                                         Annual
                                                                                         Report
                                                                                          Page
                                                                                           No.
                                                                                         ------
Statement of Consolidated Income for the year ended  December 31, 1997..............         39
Consolidated Balance Sheet as of December 31, 1997 .................................      40-41
Consolidated Statement of Cash Flows for the year ended December 31, 1997...........         42
Statement of Consolidated Common Stock Equity for the year ended December 31, 1997..         43
Notes to Consolidated Financial Statements .........................................      44-63

EXHIBIT B

Exhibit B. Index to corporate organization and by-laws exhibits filed pursuant to the Public Utility Holding Company Act of 1935.

                                                                                          Exhibit B Notes
                                                                                 ----------------------------------
                                                                                  Articles of            By-Laws or
                                                                                 Incorporation          Regulations
Columbia Energy Group...........................................                       1-A (1)                   (2)
Atlantic Energy, Inc............................................                           (3)                   (4)
Columbia Atlantic Trading Corporation ..........................                       2-A (5)                   (6)
Columbia Coal Gasification Corporation..........................                           (7)                   (8)
Columbia Energy Services Corporation. ..........................                           (9)                  (10)
   Columbia Energy Marketing Corporation .......................                          (11)                  (12)
   Columbia Energy Power Marketing Corporation..................                 3-A, 4-A (13)              1-B (14)
    Columbia Service Partners, Inc..............................                          (15)                  (16)
Columbia Gas Development Corporation............................                          (17)                  (18)
Columbia Gas of Kentucky, Inc...................................                          (19)              2-B (20)
Columbia Gas of Maryland, Inc...................................                          (21)         3-B, 4-B (22)
Columbia Gas of Ohio, Inc. .....................................                          (23)              5-B (24)
Columbia Gas of Pennsylvania, Inc. .............................                         (25)               6-B (26)
Columbia Energy Group Service Corporation ......................                      5-A (27)              7-B (28)
Columbia Gas Transmission Corporation...........................                 6-A, 7-A (29)                  (30)
  Columbia Transmission Investment Corporation .................                          (31)                  (32)
Columbia Gulf Transmission Company .............................                      8-A (33)                  (34)
Columbia Insurance Corporation, Ltd.............................                          (35)                  (36)
Columbia LNG Corporation .......................................                      9-A (37)                  (38)
  CLNG Corporation..............................................                          (39)                  (40)
Columbia Natural Resources, Inc.................................                          (41)                  (42)
  Alamco, Inc...................................................                     10-A (43)              8-B (44)
Alamco-Delaware, Inc............................................                   11-A   (45)              9-B (46)
Hawg Hauling & Disposal, Inc....................................                     12-A (47)             10-B (48)
Columbia Networks Services Corporation..........................                          (49)                  (50)
   CNS Microwave, Inc...........................................                          (51)                  (52)
   Energy Net L.L.C.............................................                      13-A(53)              11-B(54)
Columbia Propane Corporation....................................               14-A, 15-A (55)             12-B (56)
Columbia Gas of Virginia, Inc...................................                     16-A (57)             13-B (58)
Commonwealth Propane, Inc. .....................................                          (59)                  (60)
Inland Gas Company, Inc., The ..................................                          (61)                  (62)
TriStar Capital Corporation ....................................                     17-A (63)                  (64)
  TriStar Gas Technologies, Inc. ...............................                          (65)                  (66)
TriStar Trading Inc. ...........................................                          (67)                  (68)
Columbia Electric Corporation...................................               18-A, 19-A (69)                  (70)
  TriStar Pedrick General Corporation...........................                          (71)                  (72)
  TriStar Pedrick Limited Corporation ..........................                          (73)                  (74)
  TriStar Fuel Cells Corporation ...............................                          (75)                  (76)
  TriStar Binghamton General Corporation .......................                          (77)                  (78)
  TriStar Binghamton Limited Corporation .......................                          (79)                  (80)
  TriStar Georgetown General Corporation .......................                          (81)                  (82)
  TriStar Georgetown Limited Corporation .......................                          (83)                  (84)
  TriStar Vineland General Corporation..........................                          (85)                  (86)


  TriStar Vineland Limited Corporation..........................                          (87)                  (88)
  TriStar Rumford Limited Corporation...........................                          (89)                  (90)
  TVC Nine Corporation .........................................                          (91)                  (92)
  TVC Ten Corporation ..........................................                          (93)                  (94)

NOTES:

         (1) Restated Certificate of Incorporation as adopted by action of the Board of Directors on October 19, 1988, filed as Exhibit 1-A to Form U5S (1988); corrected copy as of July 15, 1991, filed as Exhibit 1-A to Form U5S (1991); restated copy as of November 28, 1995, filed pursuant to Item 14 of Form 10-K
                  (1995); Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group, dated January 16, 1998, filed herewith as Exhibit 1-A to Form U5S (1997).

         (2)      By-Laws as of May 28, 1986, filed as Exhibit 1-B to Form U5S
                  (1986); amendments dated May 13, 1987 and November 18, 1987, filed as Exhibit B, pages 13-15, to Form U5S (1987).

         (3) Certificate of Incorporation of Atlantic Energy, Inc. as amended through April 28, 1972, filed as Exhibit 1-A to Form U5S (1981).

         (4) By-Laws of Atlantic Energy, Inc. as amended through January 20, 1982, filed as Exhibit 1-B to Form U5S (1981); amendment dated April 17, 1995, filed herewith as Exhibit 1-B to form U5S (1996).

         (5) CAT Restated Certificate of Incorporation as filed on February 27, 1989, filed as Exhibit 2-A to Form U5S (1988); amendment dated August 18, 1997, filed herewith as Exhibit 2-A to Form U5S (1997).

         (6)      CAT By-Laws as amended effective February 27, 1989, filed as
                  Exhibit 1-B to Form U5S (1988).

         (7) Certificate of Incorporation, as amended through July 2, 1991, filed as Exhibit 2-A to Form U5S (1991).

         (8) By-Laws, as amended to November 6, 1970, filed as Exhibit 2-B to Form U5S (1970).

         (9) Certificate of Incorporation of Columbia Energy Services Corporation (formerly The Inland Gas Company, Inc.) dated June 25, 1993, filed under cover of Form SE as Exhibit 1-B to Form U5S (1993).

         (10) By-Laws of Columbia Energy Services Corporation dated May 28, 1993, filed as Exhibit 2-B to Form U5S (1993).

         (11) Certificate of Incorporation of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-A to Form U5S (1995).

         (12) By-Laws of Columbia Energy Marketing Corporation dated August 3, 1995, filed as Exhibit 1-B to Form U5S (1995).

         (13) Certificate of Incorporation of Columbia Power Marketing Corporation dated June 19, 1997 filed herewith as Exhibit 3-A and amendment changing name to Columbia Energy Power Marketing Corporation dated March 2, 1998, filed herewith as Exhibit 4-A to Form U5S (1997).

         (14) By laws of Columbia Power Marketing Corporation as adopted June 23, 1997 filed herewith as Exhibit 1-B to Form U5S
                  (1997).

         (15) Certificate of Incorporation of Columbia Service Partners, Inc. dated March 21, 1996 file herewith as Exhibit 1-A to Form U5S (1996).

         (16) By laws of Columbia Service Partners, Inc. as adopted April 17, 1996 file herewith as Exhibit 2-B to Form U5S (1996).

         (17) Certificate of Incorporation as amended, filed as Exhibit 2-A to Form U5S (1970). Certificate of Merger of The Preston Oil Company into Columbia Gas Development Corporation dated January 13, 1970, filed as Exhibit 3-A to Form U5S (1970); amendment dated May 18, 1972, filed as Exhibit 1-A to Form U5S
                  (1972); amendment dated June 26, 1972, filed as Exhibit 2-A to Form U5S (1972); amendment dated October 11, 1972, filed as
                  Exhibit 3-A to Form U5S (1972); amendment dated January 16, 1973, filed as Exhibit 1-A to Form U5S (1973); amendment dated February 20, 1974, filed as Exhibit 4-A to Form U5S (1974); amendment dated May 20, 1975, filed as Exhibit 1-A to Form U5S
                  (1975). Certificate of Merger of Commonwealth Energy Company into Columbia Gas Development Corporation dated November 19, 1981, filed as Exhibit 2-A to Form U5S (1981); amendment dated October 24, 1983, filed as Exhibit 2-A to Form U5S (1983).

         (18) By-Laws, as amended to January 13, 1970, filed as Exhibit 3-B to Form U5S (1970); amendment dated August 14, 1973, filed as
                  Exhibit 1-B to Form U5S (1973); amendment dated September 13, 1983, filed as Exhibit 1-B to Form U5S (1983); amendment dated May 16, 1986, filed as Exhibit 2-B to Form U5S (1986); amendment dated December 1, 1988, filed as Exhibit 2-B to Form U5S (1988).

         (19) Articles of Incorporation, as amended to January 1, 1958, filed as Exhibit 2-A to Form U5S (1957); amendment dated December 21, 1981, filed as Exhibit 3-A to Form U5S (1981); amendment dated November 15, 1988, filed as Exhibit 2-A to Form U5S (1988); amendment dated March 13, 1995, filed as
                  Exhibit 2-A to Form U5S (1995); amendment dated February 15, 1995, filed as Exhibit 3-A to Form U5S (1995); amendment dated January 12, 1996, filed as Exhibit 4-A to Form U5S (1995).

         (20) By-Laws, as amended to September 1, 1968, filed as Exhibit 4-B to Form U5S (1968); amendment dated June 16, 1970, filed as
                  Exhibit 4-B to Form U5S (1970); amendment dated September 24, 1975, filed as Exhibit 1-B to Form U5S (1975); amendment dated May 4, 1977, filed as Exhibit 3-B to Form U5S (1977); amendment dated May 1, 1985, filed as Exhibit 2-B to Form U5S
                  (1985); amendment dated December 8, 1988, filed as Exhibit 3-B to Form U5S (1988); amendment dated June 15, 1989, filed as
                  Exhibit 1-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 2-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 2-B to Form U5S
                  (1997).

         (21)     Certificate of Incorporation as adopted July 1, 1958, filed as
                  Exhibit 1-A to Form U5S (1961); amendment dated January 17, 1980, filed as Exhibit 1-A to Form U5S (1979); amendment dated February 15, 1995 filed as Exhibit 5A to Form U5S (1995).

         (22) By-Laws, as amended to May 2, 1972, filed as Exhibit 4-B to Form U5S (1972); amendment dated May 1, 1985, filed as Exhibit 3-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 4-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 2-B to Form U5S (1989); amendment dated January 9, 1996 filed as Exhibit 3-B to Form U5S (1995); amendment dated June 30, 1997, to be filed later electronically as Exhibit 3-B and amendment dated November 1, 1997, filed herewith as Exhibit 4-B to Form U5S (1997).

         (23)     Articles of Incorporation as adopted October 6, 1961, filed as
                  Exhibit 1-A to Form U5S (1964); amendment dated December 27, 1963, filed as Exhibit 2-A to Form U5S (1964); amendment dated February 21, 1964, filed as Exhibit 3-A to Form U5S (1964); Certificate of Merger of Columbia Gas of Ohio, Inc. and The Ohio Valley Gas Company effective December 31, 1974, filed as
                  Exhibit 5-A to Form U5S (1974); amendment dated January 8, 1982, filed as Exhibit 2-A to Form U5S (1982); amendment dated February 16, 1995, filed as exhibit 6-A to Form U5S (1995).

         (24) Regulations as adopted October 16, 1961, filed as Exhibit 2-B to Form U5S (1964); amendment dated August 19, 1968, filed as
                  Exhibit 5-B to Form U5S (1968); amendment dated May 1, 1985, filed as Exhibit 5-B to Form U5S (1985); amendment dated December 9, 1985, filed as Exhibit 6-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 6-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 4-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 4-B to Form U5S (1995); amendment dated November 1, 1997, filed herewith as Exhibit 5-B to Form U5S (1997).

         (25) Articles of Incorporation as adopted during the year 1960, filed as Exhibit 1-A to Form U5S (1962); amendment dated December 21, 1981, filed as Exhibit 4-A to Form U5S (1981); amendment dated February 15, 1995, filed as Exhibit 7-A to Form U5S (1995).

         (26) By-Laws, as amended to May 2, 1972, filed as Exhibit 6-B to Form U5S (1972); amendment dated May 1, 1985, filed as Exhibit 7-B to Form U5S (1985); amendment dated December 8, 1988, filed as Exhibit 7-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 5-B to Form U5S (1989); amendment dated January 9, 1996, filed as Exhibit 5-B to Form U5S
                  (1995); amendment dated November 1, 1997, filed herewith as
                  Exhibit 6-B to Form U5S (1997).

         (27) Certificate of Incorporation, as amended through May 17, 1991, filed as Exhibit 3-A to Form U5S (1991); amendment dated June 30, 1997, filed herewith to be filed later electronically as Exhibit 5-A to Form U5S (1997).

         (28) By-Laws, as amended February 10, 1988, filed as Exhibit 8-B to Form U5S (1988); amendment dated December 29, 1997, filed herewith as Exhibit 7-B to Form U5S (1997).

         (29) Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated March 3, 1982, filed as Exhibit 3-A to Form U5S (1982); amendment dated October 22, 1984, filed as Exhibit 3-A to Form U5S (1984); Certificate of Merger of Commonwealth Gas Pipeline Corp. into Columbia Gas Transmission Corp. dated October 26, 1990, filed as Exhibit 1-A to Form U5S (1990); amendment dated November 28, 1995, to be filed later electronically as Exhibit 6-A and amendment dated June 30, 1997, filed herewith as Exhibit 7-A to Form U5S (1997).

         (30) By-Laws of Columbia Gas Transmission Corporation as amended through May 9, 1991, filed as Exhibit 1-B to Form U5S (1991); amendment dated January 17, 1996, file herewith as Exhibit 3-B to Form U5S (1996).

         (31) Certificate of Incorporation as adopted March 18, 1992, filed as Exhibit 4-A to Form U5S (1991).

         (32)     By-Laws as of March 18, 1992, filed as Exhibit 4-B to Form U5S
                  (1991).

         (33)     Certificate of Incorporation as adopted May 26, 1958, filed as
                  Exhibit 3-A to Form U5S (1958); amendment dated November 10, 1981, filed as Exhibit 6-A to Form U5S (1981); amendment dated December 23, 1994, filed as Exhibit 2-A to Form U5S (1994); amendment dated June 30,

                  1997, to be filed later electronically
                  as Exhibit 8-A to Form U5S (1997).

         (34) By-Laws of Columbia Gulf Transmission Company as amended through May 9, 1991, filed as Exhibit 2-B to Form U5S
                  (1991);amendment dated January 17, 1996, file herewith as
                  Exhibit 4B to Form U5S (1996).

         (35) Certificate of Incorporation of Columbia Insurance Corporation, Ltd. dated November 1, 1996, filed herewith as
                  Exhibit 2-A to Form U5S (1996).

         (36) By-laws of Columbia Insurance Corporation, Ltd. as adopted November 4, 1996, file herewith as Exhibit 5-B to Form U5S
                  (1996).

         (37) Restated Certificate of Incorporation of Columbia LNG Corporation as amended to December 18, 1989, filed as Exhibit 18-A to Form U5S (1989); amendments dated January 31, 1992, November 2, 1992, June 13, 1994 and April 13, 1995 filed as Exhibits 3-A-1, 3-A-2, 3-A-3 and 3-A-4, respectively to Form U5S; amendment dated January 15, 1997, to be filed later electronically as
                  Exhibit 9-A to Form U5S (1997).

         (38) By-Laws of Columbia LNG Corporation as amended through October 10, 1990, filed as Exhibit 1-B to Form U5S (1990); amendment dated July 27, 1992, filed as Exhibit 3-B to Form U5S (1992); amendment dated December 21, 1994 filed as Exhibit 1-B to Form U5S (1994); amendment dated October 17, 1995 and amendment dated June 1, 1996, filed herewith as Exhibits 6B and 7B to Form U5S (1996).

         (39) Certificate of Incorporation of CLNG Corporation as adopted January 21, 1994, filed as Exhibit 4-A to Form U5S (1994).

         (40) By-Laws of CLNG Corporation as amended through December 21, 1994 filed as Exhibit -B to Form U5S (1994).

         (41) Certificate of Incorporation of Columbia Natural Resources, Inc. adopted on November 21, 1984, filed as Exhibit 4-A to Form U5S (1984).

         (42) By-Laws as of November 26, 1984, filed as Exhibit 2-B to Form U5S (1984).

         (43) Amended and Restated Certificate of Incorporation of Alamco, Inc. dated August 7, 1997, to be filed later electronically as exhibit 10-A to
                  Form U5S (1997).

         (44) Amended and Restated Bylaws of Alamco, Inc. as adopted August 7, 1997, to be filed later electronically as Exhibit 8-B to Form U5S (1997).

         (45) Certificate of Incorporation of Alamco-Delaware dated July 21, 1994, filed herewith as Exhibit 11-A to Form USS (1997), to be filed later electronically.


         (46)     By-Laws of Alamco-Delaware (to be filed).

         (47) Certificate of Incorporation of Hawg Hauling & Disposal, Inc. dated March 17, 1993, filed herewith as Exhibit 12-A to Form U5S (1997), to be filed later electronically.

         (48) By-Laws of Hawg Hauling & Disposal, Inc. dated March 17, 1993, to be filed later electronically as Exhibit 10-B to Form USS (1997).

         (49) Certificate of Incorporation of Columbia Network Services Corporation dated June 7, 1996, filed herewith as Exhibit 3-A Form U5S (1996).

         (50) By-Laws of Columbia Network Services Corporation as adopted August 29, 1996, filed herewith as Exhibit 8-B to Form U5S
                  (1996).

         (51) Certificate of Incorporation of CNS Microwave Inc., dated October 15, 1996, filed herewith as Exhibit -A to Form U5S
                  (1996).

         (52) By-Laws of CNS Microwave, Inc. as adopted October 25, 1996, filed herewith as Exhibit 9-B to Form U5S (1996).

         (53) Certificate Formation of EnergyNet, L.L.C., dated June 13, 1997, to be filed later electronically as Exhibit 13-A to Form U5S (1997).

         (54) By-Laws of EnergyNet, L.L.C., dated June 13, 1997, filed herewith as Exhibit 9-B to Form U5S (1997).

         (55) Certificate of Incorporation as adopted August 19, 1957, filed as Exhibit 3-A to Form U5S (1959); amendment dated December 18, 1989, filed as Exhibit 1-A to Form U5S (1989); Certificate of Merger of CPI with and into CPC dated October 1, 1997, filed herewith as Exhibit 14-A and amendment dated October 1, 1997, filed herewith as Exhibit 15-A to Form U5S (1997).

         (56) By-Laws, as amended to December 4, 1957, filed as Exhibit 4-B to Form U5S (1959); amendment dated May 31, 1966, filed as
                  Exhibit 2-B to Form U5S (1966); amendment dated August 3, 1967, filed as Exhibit 4-B to Form U5S (1967); amendment dated October 3, 1968, filed as Exhibit 6-B to Form U5S (1968); amendment dated February 4, 1971, filed as Exhibit 4-B to Form U5S (1971); amendment dated March 11, 1981, filed as Exhibit 2-B to Form U5S (1981); amendment dated June 14, 1989, filed as Exhibit 8-B to Form U5S (1989); amendment dated October 1, 1997, filed as Exhibit 12-B to Form U5S (1997).

         (57) Certificate of Incorporation of Commonwealth Gas Services, Inc. as amended through December 19, 1958, and including the Certificate of Merger dated December 18, 1979, filed as
                  Exhibit 8-A to Form U5S (1981); amendment dated December 30, 1987, filed as Exhibit B, page 17, to Form U5S (1987); amendment dated February 15, 1995, filed as Exhibit 8-A to Form U5S (1995); amendment dated January 16, 1998, to be filed later electronically as
                  Exhibit 16-A to Form U5S (1997).

         (58) By-Laws of Commonwealth Gas Services, Inc. as amended through March 5, 1985, filed as Exhibit 9-B to Form U5S (1985); amendment dated April 21, 1986, filed as Exhibit 6-B to Form U5S (1986); amendment dated April 20, 1987, filed as Exhibit B, page 18, to Form U5S (1987); amendment dated January 1, 1989, filed as Exhibit 9-B to Form U5S (1988); amendment dated June 15, 1989, filed as Exhibit 9-B to Form U5S (1989); amendment dated May 6, 1991, filed as Exhibit 3-B to Form U5S
                  (1991); amendment dated December 7, 1992, filed as Exhibit 2-B to Form U5S (1992);amendment dated November 1, 1997, filed herewith as Exhibit 13-B to Form U5S (1997).

         (59) Certificate of Incorporation of Commonwealth Propane, Inc. as amended through October 3, 1981, and including the Certificate of Merger dated December 31, 1980, filed as Exhibit 9-A to Form U5S (1981); amendments dated July 1, 1988, filed as Exhibits 5-A and 6-A to Form U5S (1988); amendment dated January 6, 1989, filed as Exhibit 7-A to Form U5S

                  (1988).

         (60) By-Laws of Commonwealth Propane, Inc. as amended through July 16, 1990, filed as Exhibit 2-B to Form U5S (1990).

         (61)     Articles of Incorporation as adopted June 3, 1960, filed as
                  Exhibit 3-A to Form U5S (1965).

         (62) By-Laws of Inland Gas Company, Inc. as amended through May 8, 1990, filed as Exhibit 3-B to Form U5S (1990).

         (63) Certificate of Incorporation of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 2-A to Form U5S (1990); amendment dated June 30, 1997, filed herewith as Exhibit 17-A to Form U5S (1997).

         (64) By-Laws of TriStar Capital Corporation dated August 2, 1990, filed as Exhibit 4-B to Form U5S (1990).

         (65) Certificate of Incorporation of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 3-A to Form U5S (1990).

         (66) By-Laws of TriStar Gas Technologies, Inc. dated August 2, 1990, filed as Exhibit 5-B to Form U5S (1990).

         (67) Certificate of Incorporation of TriStar Trading Inc. dated April 27, 1990, filed as Exhibit 4-A to Form U5S (1990).

         (68)     By-Laws of TriStar Trading Inc. dated April 27, 1990, filed as
                  Exhibit 6-B to Form U5S (1990).

         (69) Restated Certificate of Incorporation of TriStar Ventures Corporation as of July 22, 1986, filed as Exhibit 2-A to Form U5S (1986); amendment dated June 1, 1997, to be filed later electronically dated January 16, 1998, filed herewith as Exhibit 19-A to form U5S (1997).

         (70)     By-Laws as of March 22, 1984, filed as Exhibit 1-B to Form U5S
                  (1984); amended to change the name from Columbia Gas Brokerage Corporation to TriStar Ventures Corporation by the Consent to Action in Lieu of a Special Meeting of the Board of Directors dated July 11, 1986, filed as Exhibit 10-B to Form U5S (1986).

         (71) Certificate of Incorporation of TriStar CPA Corporation dated April 29, 1988, filed as Exhibit 2-A to Form U5S (1989); amendment changing name to TriStar Pedrick General Corporation, dated August 2, 1989, filed as Exhibit 3-A to Form U5S (1989).

         (72) By-Laws of TriStar CPA Corporation (name later changed to TriStar Pedrick General Corporation) dated April 29, 1988, filed as Exhibit 14-B to Form U5S (1989).

         (73) Certificate of Incorporation of TriStar Rumford Corporation dated April 29, 1988, filed as Exhibit 4-A to Form U5S (1989); amendment changing name to TriStar Pedrick Limited Corporation, dated August 2, 1989, filed as Exhibit 5-A to Form U5S (1989).

         (74) By-Laws of TriStar Rumford Corporation (name later changed to TriStar Pedrick Limited Corporation) dated April 29, 1988, filed as Exhibit 15-B to Form U5S (1989).

         (75) Certificate of Incorporation of TVC One Corporation dated December 28, 1989, filed as Exhibit 6-A to Form U5S (1989); amendment changing name to TriStar Fuel Cells Corporation, dated May 8, 1990, filed as Exhibit 5-A to Form U5S (1990).

         (76) By-Laws of TVC One Corporation (name later changed to TriStar Fuel Cells Corporation) dated December 28, 1989, filed as
                  Exhibit 16-B to Form U5S (1989).

         (77) Certificate of Incorporation of TVC Two Corporation dated December 28, 1989, filed as Exhibit 7-A to Form U5S (1989); amendment changing name to TriStar Binghamton General Corporation, dated May 8, 1990, filed as Exhibit 6-A to Form U5S (1990).

         (78) By-Laws of TVC Two Corporation (name later changed to TriStar Binghamton General Corporation) dated December 28, 1989, filed as Exhibit 17-B to Form U5S (1989).

         (79) Certificate of Incorporation of TVC Three Corporation dated December 28, 1989, filed as Exhibit 8-A to Form U5S (1989); amendment changing name to TriStar Binghamton Limited Corporation, dated May 8, 1990, filed as Exhibit 7-A to Form U5S (1990).

         (80) By-Laws of TVC Three Corporation (name later changed to TriStar Binghamton Limited Corporation) dated December 28, 1989, filed as Exhibit 18-B to Form U5S (1989).

         (81) Certificate of Incorporation of TVC Four Corporation dated December 28, 1989, filed as Exhibit 9-A to Form U5S (1989); amendment changing name to TriStar Georgetown General Corporation, dated May 8, 1990, filed as Exhibit 8-A to Form U5S (1990).

         (82) By-Laws of TVC Four Corporation (name later changed to TriStar Georgetown General Corporation) dated December 28, 1989, filed as Exhibit 19-B to Form U5S (1989).

         (83) Certificate of Incorporation of TVC Five Corporation dated December 28, 1989, filed as Exhibit 10-A to Form U5S (1989); amendment changing name to TriStar Georgetown Limited Corporation, dated May 1990, filed as Exhibit 9-A to Form U5S
                  (1990).

         (84) By-Laws of TVC Five Corporation (name later changed to TriStar Georgetown Limited Corporation) dated December 28, 1989, filed as Exhibit 20-B to Form U5S (1989).

         (85) Certificate of Incorporation of TVC Six Corporation dated December 28, 1989, filed as Exhibit 11-A to Form U5S (1989); amendment changing name to TriStar Vineland General Corporation, dated May 8, 1990, filed as Exhibit 10-A to Form U5S (1990).

         (86) By-Laws of TVC Six Corporation (name later changed to TriStar Vineland General Corporation) dated December 28, 1989, filed as Exhibit 21-B to Form U5S (1989).

         (87) Certificate of Incorporation of TVC Seven Corporation dated December 28, 1989, filed as Exhibit 12-A to Form U5S (1989); amendment changing name to TriStar Vineland Limited Corporation, dated May 8, 1990, filed as Exhibit 11-A to Form U5S (1990).

         (88) By-Laws of TVC Seven Corporation (name later changed to TriStar Vineland Limited Corporation) dated December 28, 1989, filed as Exhibit 22-B to Form U5S (1989).

         (89) Certificate of Incorporation of TVC Eight Corporation dated December 28, 1989, filed as Exhibit 13-A to Form U5S (1989); amendment changing name to TriStar Rumford Limited Corporation, dated September 26, 1990, filed as Exhibit 12-A to Form U5S (1990).

         (90) By-Laws of TVC Eight Corporation (name later changed to TriStar Rumford Limited Corporation) dated December 28, 1989, filed as Exhibit 23-B to Form U5S (1989).

         (91) Certificate of Incorporation of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 14-A to Form U5S (1989).

         (92) By-Laws of TVC Nine Corporation dated December 28, 1989, filed as Exhibit 24-B to Form U5S (1989).

         (93) Certificate of Incorporation of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 15-A to Form U5S (1989).

         (94) By-Laws of TVC Ten Corporation dated December 28, 1989, filed as Exhibit 25-B to Form U5S (1989).

         EXHIBIT C

(a) *Reference is made to Columbia Energy Group's 1997 Form 10- K, pages 73 through 75, filed with the Commission on March 18, 1998 (File No. 1-1098), for the indentures and other fundamental documents defining the rights of security holders.

         *Incorporated herein by reference.

EXHIBIT D

         A copy of the System Tax Allocation Agreement (Agreement) is filed herewith as Exhibit D to Form U5S (1997).

EXHIBIT E

         Copies of other documents prescribed by rule or order.

         The Registrant's Chart of Accounts was filed on November 24, 1975, as Amendment No. 1 to Form U5S (1974), modified by Amendment No. 1 to Form U5S (1980), filed on July 10, 1981, and by Amendment No. 1 to Form U5S
         (1981), filed on September 24, 1982. No changes, other than those required by the Federal Energy Regulatory Commission, occurred during the year 1996.

         Columbia's personnel policy of general application, permitting retirees to secure subsidiary contingent tax liabilities relating to Pension Restoration Plan distributions, effective as of December 1, 1993, filed as Exhibit E to Form U5S (1993), is incorporated herein by reference.

EXHIBIT F

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO COLUMBIA ENERGY GROUP:

We have audited the accompanying consolidated balance sheets of Columbia Energy Group (a Delaware corporation, the "Corporation") and subsidiaries as of December 31, 1997 and 1996, and the related statements of consolidated income, cash flows and common stock equity for each of the three years in period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

Our audits were made for the purposes of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in the Index to Item 8, Financial Statements and Supplementary Data, is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

ARTHUR ANDERSEN LLP.

New York, New York
January 23, 1998

EXHIBIT G

         Financial Data Tables are filed herewith as Exhibit 27.

                                    EXHIBIT H

                                 Not Applicable

                                    EXHIBIT I

                                 Not Applicable

                              COLUMBIA ENERGY GROUP
                             FORM U5S ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                    EXHIBITS


Exhibit 1-A: Certificate of Amendment of Certificate of Incorporation of Columbia Energy Group dated January 16, 1998.

Exhibit 2-A: Certificate of Amendment of Certificate of Incorporation of Columbia Atlantic Trading Corporation dated August 18, 1997.

Exhibit 3-A: Certificate of Incorporation of Columbia Power Marketing Corporation dated June 19, 1997.

Exhibit 4-A: Certificate of Amendment of Certificate of Incorporation of Columbia Power Marketing Corporation dated March 2, 1998.

Exhibit 1-B:      By-Laws of Columbia Power Marketing Corporation dated June
                  23, 1997.

Exhibit 2-B: Amendment of the By-Laws of Columbia Gas of Kentucky adopted November 1, 1997.

Exhibit 3-B: Amendment of the By-Laws of Columbia Gas of Maryland, Inc. as adopted June 30, 1997.

Exhibit 4-B: Amendment of the By-Laws of Columbia Gas of Maryland, Inc. as adopted November 1, 1997.

Exhibit 5-B: Amendment of the By-Laws of Columbia Gas of Ohio, Inc. as adopted November 1, 1997.

Exhibit 6-B: Amendment of the By-Laws of Columbia Gas of Pennsylvania, Inc. as adopted November 1, 1997.

Exhibit 5-A: Certificate of Amendment of Restated Certificate of Incorporation of Columbia Gas System Service Corporation dated June 30, 1997.

Exhibit 7-B: Amendment of the By-Laws of Columbia Energy Group Service Corporation as adopted December 29, 1997.

Exhibit 6-A:      Amended and Restated Certificate of Incorporation of
                  Columbia Gas Transmission Corporation dated November 28, 1995.

Exhibit 7-A: Certificate of Amendment of Restated Certificate of Incorporation of Columbia Gas Transmission Corporation dated June 30, 1997.

Exhibit 8-A: Certificate of Amendment of Certificate of Incorporation of Columbia Gulf Transmission Company dated June 30, 1997.

Exhibit 9-A: Certificate of Amendment of Certificate of Incorporation CLNG Corporation dated January 15, 1997.

Exhibit 10-A: Amended and Restated Certificate of Incorporation of ALAMCO, Inc. dated August 7, 1997.

Exhibit 8-B: Amended and Restated By-Laws of ALAMCO, Inc. as adopted August 7, 1997.

Exhibit 11-A:     Certificate of Incorporation of Alamco-Delaware dated July
                  21, 1994.

Exhibit 9-B:      By-Laws of Alamco-Delaware to be filed at a later date.

Exhibit 12-A: Certificate of Incorporation of Hawg-Hauling & Disposal, Inc. dated March 17, 1993.

Exhibit 10-B:     By-Laws of Hawg-Hauling & Disposal, Inc. dated March 12,
                  1993.

Exhibit 13-A:     Certificate of Formation of EnergyNet, L.L.C. dated June
                  13, 1997.

Exhibit 11-B:     By-Laws of EnergyNet, L.C.C. dated June 13, 1997.

Exhibit 14-A: Certificate of Merger of Commonwealth Propane, Inc., a Virginia Corporation, with and into Columbia Propane Corporation, A Delaware Corporation dated October 1, 1997.

Exhibit 15-A Restated Certificate of Incorporation of Columbia Propane Corporation dated October 1, 1997.

Exhibit 12-B: Restated By-Laws of Columbia Propane Corporation as adopted October 1, 1997.

Exhibit 16-A Amendment of the By-Laws of Commonwealth Gas Services, Inc. as adopted January 16, 1998.

Exhibit 13-B Amendment of the By-Laws of Commonwealth Gas Services, Inc. dated November 1, 1997.

Exhibit 17-A: Certificate of Amendment of Certificate of Incorporation of Tristar Capital Corporation dated June 30, 1997.

Exhibit 18-A: Certificate of Amendment of Restated Certificate of Incorporation of Tristar Ventures Corporation dated June 1, 1997.

Exhibit 19-A: Certificate of Amendment of Restated Certificate of Incorporation of Tristar Ventures Corporation dated January 16, 1998.

Exhibit D:        Tax Allocation dated 1997.

Exhibit 27:       Financial Data Tables